      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1997

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SCHEID VINEYARDS INC.

                 (Name of small business issuer in its charter)

           DELAWARE                          0172                  95-2766024
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                         ------------------------------

                       13470 WASHINGTON BLVD., SUITE 300
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 301-1555
(Address and telephone number of principal executive offices and principal place of business)
                         ------------------------------

                                ALFRED G. SCHEID
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             SCHEID VINEYARDS INC.
                       13470 WASHINGTON BLVD., SUITE 300
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 301-1555

           (Name, address and telephone number of agent for service)
                         ------------------------------

                                   COPIES TO:

        V. JOSEPH STUBBS, ESQ.                    BRIAN W. COPPLE, ESQ.
        THOMAS B. YOUTH, ESQ.                      MONTE M. BREM, ESQ.
   BROBECK, PHLEGER & HARRISON LLP             GIBSON, DUNN & CRUTCHER LLP
        550 SOUTH HOPE STREET                        JAMBOREE CENTER
    LOS ANGELES, CALIFORNIA 90071                      4 PARK PLAZA
            (213) 489-4060                    IRVINE, CALIFORNIA 92614-8557
                                                      (714) 451-3800

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM
            TITLE OF EACH                     AMOUNT             OFFERING        PROPOSED MAXIMUM         AMOUNT
         CLASS OF SECURITIES                  TO BE          PRICE PER SHARE        AGGREGATE        OF REGISTRATION
           TO BE REGISTERED                 REGISTERED             (2)          OFFERING PRICE (2)       FEE (2)
Class A Common Stock, par value $.001       2,300,000
  per share...........................      Shares(1)             $10.00           $23,000,000            $6,970
Underwriters' Warrants................    200,000 Shares          $12.00            $2,400,000             $728
Class A Common Stock, par value $.001
  per share, underlying Underwriters'
  Warrants............................    200,000 Shares          $12.00            $2,400,000              --

(1) Includes up to 300,000 shares of Class A Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SCHEID VINEYARDS INC.

                   CROSS REFERENCE SHEET SHOWING LOCATION IN

                       PROSPECTUS OF PART I OF FORM SB-2

ITEM NO.                          HEADING                                   CAPTION OR LOCATION IN PROSPECTUS
---------  -----------------------------------------------------  -----------------------------------------------------

       1.  Front of Registration Statement and Outside Front
            Cover Page of Prospectus............................  Outside Front Cover Page

       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Outside Back Cover Page

       3.  Summary Information and Risk Factors.................  Prospectus Summary; The Company; Risk Factors

       4.  Use of Proceeds......................................  Prospectus Summary; Risk Factors; Use of Proceeds

       5.  Determination of Offering Price......................  Outside Front Cover Page; Risk Factors; Underwriting

       6.  Dilution.............................................  Risk Factors; Dilution

       7.  Selling Security Holders.............................  Not Applicable

       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting

       9.  Legal Proceedings....................................  Legal Matters

      10.  Directors, Executive Officers, Promoters and Control
            Persons.............................................  Management; Principal Stockholders

      11.  Security Ownership of Certain Beneficial Owners and
            Management..........................................  Principal Stockholders

      12.  Description of Securities............................  Outside Front Cover Page; Risk Factors; Prospectus
                                                                   Summary; Description of Capital Stock

      13.  Interests of Named Experts and Counsel...............  Not Applicable

      14.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Management

      15.  Organization Within Last Five Years..................  Management; Certain Transactions

      16.  Description of Business..............................  Prospectus Summary; Risk Factors; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business

      17.  Management's Discussion and Analysis or Plan of
            Operation...........................................  Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business

      18.  Description of Property..............................  Business

      19.  Certain Relationships and Related Transactions.......  Certain Transactions

      20.  Market for Common Equity and Related Stockholder
            Matters.............................................  Management; Description of Capital Stock; Shares
                                                                   Eligible for Future Sale

ITEM NO.                          HEADING                                   CAPTION OR LOCATION IN PROSPECTUS
---------  -----------------------------------------------------  -----------------------------------------------------

      21.  Executive Compensation...............................  Management

      22.  Financial Statements.................................  Combined Financial Statements

      23.  Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure.................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS      SUBJECT TO COMPLETION, DATED MAY 28, 1997  [LOGO]

                                2,000,000 SHARES

                             SCHEID VINEYARDS INC.

                              CLASS A COMMON STOCK

                                  ------------

    All of the 2,000,000 shares (the "Shares") of Class A common stock (the "Class A Common Stock") offered hereby are being offered for sale by Scheid Vineyards Inc. ("SVI" or the "Company"). It is currently estimated that the initial public offering price per share of Class A Common Stock will be between $9.00 and $10.00.

    The Company has two classes of Common Stock, Class A Common Stock, which is offered hereby, and Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to five votes per share. Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain permitted transferees but is convertible into Class A Common Stock. Immediately after the completion of this offering, the holders of Class A Common Stock will be entitled to elect 25% of the Company's authorized directors, and the holders of Class B Common Stock will be entitled to elect 75% of the Company's authorized directors.

    Prior to this offering, there has been no public market for the Class A Common Stock of the Company. See "Underwriting" for a discussion of factors considered in determining the initial public offering price. Application has been made for inclusion of the Class A Common Stock for quotation on the Nasdaq National Market under the symbol "SVIN."
                               ------------------

 SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISKS THAT
  SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK.
                                ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                        PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                         PUBLIC             COMMISSIONS (1)          COMPANY (2)
Per Share.......................................            $                      $                      $
Total (3).......................................            $                      $                      $

(1) Excludes a non-accountable expense allowance payable by the Company to the Representatives of the Underwriters and issuance by the Company to the Representatives for nominal consideration of five-year warrants to purchase up to 200,000 shares of Class A Common Stock at a price per share equal to 120% of the Price to Public. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at
    $             , including the Representative's nonaccountable expense
    allowance.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 300,000 additional shares of Class A Common Stock on the same terms per share solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to Company will be $             , $             and
    $             , respectively. See "Underwriting."

                             ---------------------

    The shares of Class A Common Stock are being offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to other conditions. It is expected that delivery of the certificates representing the shares of Class A Common Stock will be made against payment therefor at the offices of Cruttenden
Roth Incorporated, Irvine, California, on or about              , 1997.

                               ------------------
CRUTTENDEN ROTH
       I N C O R P O R A T E D
                                                LAIDLAW EQUITIES, INC.
                                                          RODMAN & RENSHAW, INC.

               THE DATE OF THIS PROSPECTUS IS             , 1997

[GRAPHIC OF MAP SHOWING CALIFORNIA'S 17 GRAPE GROWING DISTRICTS AND LOCATIONS OF
                           THE COMPANY'S OPERATIONS]

 [PHOTO #1 OF THE COMPANY'S VINEYARD WORKERS HARVESTING GRAPES; PHOTO #2 OF THE
    COMPANY'S VINEYARD WORKERS PLACING STAKES IN A NEW VINEYARD; PHOTO #3 OF
               PANORAMIC VIEW OF ONE OF THE COMPANY'S VINEYARDS]

[PHOTO #1 OF ONE OF THE COMPANY'S HARVESTING MACHINES IN OPERATION; PHOTO #2 OF
 FIVE BOTTLES OF THE COMPANY'S WINES; PHOTO #3 OF PANORAMIC VIEW OF ONE OF THE
                              COMPANY'S VINEYARDS]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE COMPANY'S COMBINED FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS (I) GIVES EFFECT TO THE COMPANY'S REINCORPORATION IN DELAWARE,
(II) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, AND (III) ASSUMES NO EXERCISE OF OPTIONS GRANTED UNDER THE COMPANY'S 1997 STOCK OPTION/STOCK INCENTIVE PLAN.

                                  THE COMPANY

    Scheid Vineyards Inc. ("SVI" or the "Company") is a leading independent (I.E., not winery controlled) producer of premium varietal wine grapes. The Company currently operates approximately 4,550 acres of wine grape vineyards. Of this total, approximately 2,900 acres are operated for the Company's own account, of which approximately 88% are subject to long-term grape purchase agreements, and 1,650 acres are operated under management contracts for others. All of the properties currently operated by the Company are located in Monterey and San Benito Counties in California, both of which are generally recognized as excellent regions for growing high quality wine grape varieties.

    Over the past 17 years, the market for California wines has grown at a compound annual rate of 18%, according to Gomberg, Frederickson & Associates, a wine industry consulting firm in San Francisco. The same source indicates that in 1996, approximately 90% of all wine made in the United States was produced in California and total California wine sales reached approximately $4.3 billion, of which $2.9 billion, or 67%, represented the premium wine segment. The Company believes that nearly all of the grapes it produces are used to make wines for the premium segment of the California wine market.

    The Company currently produces 12 varieties of premium wine grapes, primarily Chardonnay, Merlot, Cabernet Sauvignon, Chenin Blanc, Gewurztraminer and Sauvignon Blanc. The Company believes that its customers contract with SVI to assure a consistent, reliable source of high-quality premium grapes for their wines. The Company's two largest winery customers are Canandaigua Wine Company, Inc. ("Canandaigua") and Heublein, Inc., a subsidiary of Grand Metropolitan, plc ("Heublein"), the second and sixth largest U.S. wineries in terms of 1996 case shipments, respectively. These customers' labels include GLEN ELLEN, BEAULIEU VINEYARD, BLOSSOM HILL, CHRISTIAN BROS., INGLENOOK, PAUL MASSON, ALMADEN, DEER VALLEY, DUNNEWOOD, and TAYLOR CALIFORNIA CELLARS. Grape purchase contracts with Heublein cover 77% of the Company's acreage and accounted for approximately 85% of the Company's 1996 total revenues.

    The Company also has long-term grape purchase agreements with other well-known producers of ultra premium wines, including The Chalone Wine Group, Ltd., The Hess Collection Winery, Joseph Phelps Vineyards, and Independence Wine Company. The terms of the Company's long-term grape purchase contracts extend to between 2001 and 2013, and have "evergreen" provisions requiring two or three years prior written notice of termination. These contracts generally require the customers to purchase substantially all of the Company's production from specified vineyards at a formula price based upon the previous harvest year's sales prices in California's leading coastal regions, including Napa, Sonoma, Mendocino and Monterey Counties.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    The Company believes that selling its production through long-term contracts allows it to attain reliable sources of revenues and profits not available through sales on the yearly spot market or short-term contracts with wineries. This, in turn, has allowed the Company to implement long-term programs for upgrading vineyard productivity, increasing product quality and mechanizing its field operations. Because increased yields per acre do not significantly increase the Company's costs of operating vineyards, productivity improvements contribute substantially to gross profits. The Company has increased its yields of higher value and better quality wine grapes in recent years through a continuing redevelopment and improvement program begun in 1993, and anticipates continued increases in average yields until its redeveloped vineyards reach full maturity.

    The Company's strategic objective is to become the leading independent producer of premium varietal wine grapes in California. In furtherance of this strategy, the Company recently leased, for a term of up to 50 years, 207 acres of open land which is currently being planted into premium varietal wine grape vineyards, and executed an option to lease, for up to 50 years, approximately 450 additional acres which it intends to plant in 1998. Due to the significant capital required to own and operate vineyards and what the Company believes to be the demographic structure of wine grape vineyard ownership in California, SVI believes there are significant opportunities for growth of its business through additional acquisitions. The Company plans to utilize a portion of the net proceeds of this offering to purchase existing vineyards and purchase or lease land that is suitable for vineyards in Monterey County and other regions of California.

    The Company's executive offices are located at 13470 Washington Blvd., Suite 300, Marina del Rey, California 90292, telephone number (310) 301-1555, and its vineyard headquarters' compound is located at 1972 Hobson Avenue, Greenfield, California 93927.

                                  THE OFFERING

Class A Common Stock Offered by the
  Company...................................  2,000,000 shares
Common Stock Outstanding after the offering:
  Class A Common Stock......................  2,000,000 shares (1)
  Class B Common Stock......................  4,400,000 shares
    Total...................................  6,400,000 shares (1)
Voting Rights (2):
  Class A Common Stock......................  One vote per share; entitled to elect 25% of the authorized directors rounded up to the
                                              nearest whole number.
  Class B Common Stock......................  Five votes per share;entitled to elect the remainder of the authorized directors.
Use of Proceeds.............................  Repayment of indebtedness, planting and development of new vineyards, potential
                                              acquisitions and working capital. See "Use of
                                              Proceeds."
Proposed Nasdaq National Market Symbol for
  Class A Common Stock......................  SVIN

------------------------

(1) Excludes (i) 200,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option/Stock Issuance Plan, (ii) 200,000 shares of Class A Common Stock issuable upon exercise of the Representatives' Warrants and (iii) 300,000 shares of Class A Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

(2) Except with respect to voting rights and convertibility, the Class A Common Stock and the Class B Common Stock have identical rights. See "Description of Capital Stock."

                     SUMMARY COMBINED FINANCIAL INFORMATION

                                                                 YEAR ENDED                THREE MONTHS ENDED
                                                                DECEMBER 31,                   MARCH 31,
                                                        -----------------------------  --------------------------
                                                            1995            1996           1996          1997
                                                        -------------  --------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:
  Revenues............................................  $   7,639,847  $   11,691,163  $    210,609  $    347,273
  Gross profit........................................      3,970,658       7,147,516       210,609       347,273
  Operating income (loss).............................      1,387,082       4,542,978      (467,979)     (281,315)
  Income (loss) before income taxes...................        480,793       3,889,233      (561,588)     (466,078)
  Net income (loss)...................................        479,993       3,845,232      (561,588)     (466,078)

PRO FORMA AMOUNTS (1)(2):
  Income (loss) before income taxes as reported.......        480,793       3,889,233      (561,588)     (466,078)
  Pro Forma income tax benefit (provision)............       (192,317)     (1,555,693)      224,635       186,431
  Pro Forma net income (loss).........................  $     288,476  $    2,333,540  $   (336,953) $   (279,647)
  Pro Forma net income (loss) per share...............  $        0.07  $         0.53  $      (0.08) $      (0.06)

                                                                                  MARCH 31, 1997
                                                                  ----------------------------------------------
                                                                                                    PRO FORMA
                                                   DECEMBER 31,                                    AS ADJUSTED
                                                       1996           ACTUAL      PRO FORMA (2)        (3)
                                                  --------------  --------------  --------------  --------------
BALANCE SHEET DATA:
  Working capital...............................  $    2,254,625  $    3,112,434  $     (392,978)  $ 16,207,022
  Current assets................................       5,220,262       5,008,683       2,847,271     19,447,271
  Total assets..................................      24,069,009      25,582,547      23,421,135     40,021,135
  Current liabilities...........................       2,965,637       1,896,249       3,240,249      3,240,249
  Long-term liabilities (4).....................      12,042,198      15,091,202      16,391,202     16,391,202
  Total liabilities.............................      15,007,835      16,987,451      19,631,451     19,631,451
  Equity........................................       9,061,174       8,595,096       3,789,684     20,389,684

------------------------------

(1) The offering will result in termination of the Company's S Corporation status. The Pro Forma statement of operations data reflect provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C Corporation at an assumed 40% combined federal and state income tax rate during the periods presented. See "S Corporation Conversion." In addition, Pro Forma net income (loss) per share is based upon 4,400,000 shares of Class B Common Stock which will be outstanding immediately prior to the offering. See "Principal Stockholders."

(2) Pro Forma Balance Sheet Data reflect the assumed conversion to C Corporation status, the establishment of $1,300,000 of related deferred income taxes, certain distributions of approximately $3,475,000 to the Company's principal stockholder and certain partners, and the issuance of 4,400,000 shares of Class B Common Stock to be outstanding prior to the offering, resulting from a 30.2691 for one stock split and an exchange of limited partnership units and limited liability company interests. See "S Corporation Conversion" and "Certain Transactions--Exchange of Partnership Units and Limited Liability Company Interests for Class B Common Stock."

(3) Adjusted to reflect the sale of 2,000,000 shares of Class A Common Stock offered by the Company hereby at an assumed offering price of $9.50 per share and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(4) Long-term liabilities include borrowings of $2,233,400 at December 31, 1996 and $2,800,212 at March 31, 1997 used for costs incurred for the development of certain vineyards owned by Heublein. Heublein is obligated to reimburse the Company for these costs and has provided a letter of credit to secure repayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS PROSPECTS BEFORE PURCHASING SHARES OFFERED BY THIS PROSPECTUS.

AGRICULTURAL RISKS

    Wine grape production is subject to many risks common to agriculture that can materially and adversely affect the quality and quantity of grapes produced. These hazards include, among other things, adverse weather such as drought, frost, excessive rain, excessive heat or prolonged periods of cold weather. These weather conditions can materially and adversely affect the quality and quantity of grapes produced by the Company and its profitability. For example, in 1995 and 1996, poor weather (combined with a planned reduction in producing acreage for redevelopment during this period) contributed to a significant decline in the tonnage of grapes produced by the Company. To the extent a grape producer's properties are geographically concentrated, the effects of local weather can be material. The vineyards owned by SVI are spread over a distance of approximately 50 miles, north to south, close to Highway 101 in Monterey County. There can be no assurance that adverse weather in the future could not affect a substantial portion of the Company's vineyards in any year and have a material adverse effect on the Company's business, financial condition and results of operations.

    Vineyards are also susceptible to certain diseases, insects and pests, which can increase operating expenses, reduce yields or kill vines. In recent years phylloxera, a louse that feeds on the roots of grape vines, has infested many vineyards in the wine grape producing regions of California and caused grape yields to decrease. Within a few years of the initial infestation, phylloxera can leave a vine entirely unproductive. Phylloxera infestation has been widespread in California, particularly in Napa, Sonoma, Mendocino and Monterey Counties, and most of the other wine grape producing areas of the state are affected to some degree. Phylloxera infestation can be reduced through use of the chemical pesticides Furadan-TM- and Enzone-TM-. While Furadan-TM- is still approved for use in Monterey County, its use is no longer legal in certain other viticultural regions of California, including Napa, Sonoma and Mendocino Counties. There can be no assurance that Furadan-TM- will continue to be a viable method of controlling phylloxera for the Company. If Furadan-TM- use is restricted in Monterey County, the Company will rely more on the use of Enzone-TM-. If the use of Enzone-TM- is prohibited in Monterey County, however, there can be no assurance that the Company will be able to find a safe, cost-effective alternative.

    As a result of this widespread problem, thousands of vineyard acres throughout the State of California have been replanted with phylloxera-resistant rootstock or, in some cases, taken out of production completely. It takes approximately four to five years for a replanted vineyard to bear grapes in quantities sufficient for profitable operations. The Company estimates that it currently costs approximately $15,000 per acre to replant vineyards. Of the Company's approximately 2,669 net vine acres (I.E., excluding acreage devoted to roads, storage areas, equipment yards or uses other than vineyards) of wine grapes, approximately 2,238 net vine acres, or 84%, are planted or interplanted with phylloxera-resistant rootstock. The remaining approximately 431 acres are planted on non-resistant rootstock and are, therefore, potentially susceptible to phylloxera infestation. The Company is managing the non-resistant acres through application of Furadan-TM- and a program of selective replantings. See "Business--The Company's Grape Production Operations--Property Development and Capital Investment." There can be no assurance that the Company's vineyards will not have serious phylloxera infestations in the future, causing reduced yields and requiring significant investments in replanting.

    Other pests that may infest vineyards include leafhoppers, thrips, nematodes, mites, insects, orange tortrix, twigbore, microflora and various grapevine diseases. Pesticides and the selection of resistant rootstocks reduce losses from these pests, but do not eliminate the risk of such loss. Gophers, rabbits, deer, wild hogs and birds can also pose a problem for vineyards, and wine grape vines are also susceptible to certain virus infections which may cause reduction of yields. None of these currently poses a major threat to the Company's vineyards, although they could do so in the future and, at that time, will have the potential to subject the vineyards to severe damage.

    The Company currently maintains multi-peril crop insurance coverage protection against reduced harvests on 1,907 of the Company's acreage of vines more than four years of age. Insurance coverage under this policy is available under certain limited circumstances, and there can be no assurance that coverage, if available, will be sufficient. In the event of a major crop failure, for example, this insurance would not cover lost revenue. Therefore, any crop failure would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON MAJOR CUSTOMERS; RENEWAL OF GRAPE PURCHASE AGREEMENTS

    Substantially all of SVI's current grape production is contracted for sale to two winery customers, Heublein, Inc., a subsidiary of Grand Metropolitan plc ("Heublein"), which accounted for approximately 92% of the Company's grape sales revenues and approximately 85% of its total revenues in 1996, and Canandaigua Wine Company, Inc. ("Canandaigua"), which accounted for approximately 7% of both the Company's grape sales revenues and its total revenues in 1996. The terms of the long-term grape purchase contracts with these customers extend to between 2001 and 2013. The majority of the contracts extend to 2006 and have an "evergreen" provision whereby the contract continues unless either party gives a three-year advance written notice of termination. Although these contracts do not specifically provide for termination prior to expiration of their stated terms, they could nevertheless be terminated under various circumstances, including material breach. If these contracts are terminated, there can be no assurance that the Company will be able to replace Heublein or Canandaigua as significant purchasers of its grape production or that the Company will be able to enter into agreements with other purchasers on similar terms. Termination of these contracts with Heublein or Canandaigua could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the original terms of the Heublein and Canandaigua contracts were for longer terms than typical purchase contracts currently being entered into for Monterey County premium wine grapes and utilize pricing based in part upon prices for Napa, Sonoma and Mendocino County grapes, which tend to be higher than prices for Monterey County premium wine grapes. Renewal or replacement of the Heublein and Canandaigua agreements and agreements covering new vineyards will have different terms than the original contracts and pricing that may be based more heavily on Monterey County harvests.

UNCERTAINTY OF REVENUE GROWTH

    Approximately 63% of the Company's net vine acres are at or near full production, and a certain portion of the Company's vineyards will always be out of production or below maximum production due to replanting, regrafting and various other factors. See "Business--The Company's Grape Production Operations--Maturity Levels of SVI's Net Vine Acres." While some productivity increases may be expected from further development of vineyard acreage not yet in full production or from enhancements of fully productive vineyards, the growth potential of the Company's existing properties is limited and the Company's ability to increase revenue depends ultimately upon its ability to acquire more vineyard properties. To the extent that market prices for wine grapes decline, vineyard acquisitions become even more essential to revenue growth. There can be no assurance that suitable properties will be available to the Company at prices that would make the Company's growth plans viable.

FIXED COSTS AND REVENUE FLUCTUATIONS; UNCERTAINTY OF PROFITABILITY

    The Company incurs annual farming costs averaging approximately $1,500 to $2,500 per acre in production, depending upon the specific characteristics of the vineyards, including vine spacing and the viticultural characteristics of specific varieties, among other factors. These costs are incurred throughout the year preceding harvest and are relatively fixed. Revenues from grape sales are not realized until harvest and vary depending upon yields and prices. Vineyard productivity varies from year to year depending upon a number of factors, and significant variations in annual yields should be expected from time to time. Furthermore, grape prices have fluctuated significantly in the past and should be expected to continue to fluctuate from year to year and to decrease at times in the future. Because production costs are not significantly adjustable in light of productivity or revenue levels, weak harvests or lower grape prices cannot be mitigated by cost reductions and should be expected to have significant adverse effects upon profitability.

CAPITAL REQUIREMENTS

    The farming of vineyards in production requires substantial amounts of working capital. The Company's annual production costs range from approximately $1,500 to $2,500 per acre, which the Company must finance until harvest is completed each year. The Company relies heavily on short-term credit to finance its working capital requirements, and has entered into a line of credit agreement with the Company's major bank that provides for maximum borrowings of $10.5 million through June 1998. This arrangement is for a one-year term and must be renewed annually. Working capital requirements are expected to grow to support the expansion anticipated by the Company. There can be no assurance that the Company will be able to obtain financing when required or that such financing will be available on reasonable terms, and lack of access to adequate lines of credit could impair the Company's ability to grow and adversely affect the Company's business, financial condition and results of operations.

    Substantial capital expenditures are required to develop and acquire new vineyards and improve existing vineyards. Over the next three years, the Company's planned development of new vineyard properties already leased or subject to lease option are expected to require approximately $8,400,000 in capital investment and continued improvements of existing vineyards are expected to require approximately $3,000,000. The Company has made and intends to continue to make such expenditures to finance its expansion, and has incurred and plans to continue to incur indebtedness. In addition, it costs approximately $15,000 to $18,000 per acre in capital expenditures over a three-year period to develop open land into a producing premium wine grape vineyard, before taking into account the cost of land, and additional indebtedness may be required to finance these costs. As a consequence, (i) the Company has and will continue to have significant interest and principal repayment obligations, (ii) the Company's earnings and cash flows would be adversely affected by increases in interest rates, and (iii) the presence of this debt will limit the Company's ability to pay dividends on its common stock.

RISKS ASSOCIATED WITH BUSINESS EXPANSION AND ACQUISITION STRATEGY; LONG-TERM
  STRATEGIES

    SVI intends to expand its business in several areas, which will create new demands on management. The Company has recently leased, for a term of up to 50 years, approximately 207 acres of undeveloped land in Hames Valley, Monterey County, and has also acquired an option to lease approximately 450 additional undeveloped acres in Hames Valley. The Company plans to develop these approximately 657 acres into premium varietal vineyards beginning in 1997 and 1998. The Company expects to continue to seek additional property for vineyard development and it may purchase or lease developed vineyards. However, there can be no assurance that the Company will exercise its option to lease the additional 450 Hames Valley acres or be able to locate other suitable properties to buy or lease at viable prices, and any additional undeveloped properties acquired by the

Company will require significant capital investment and development before becoming fully productive. In addition, the Company's ability to increase profits through acquisition depends to a significant degree upon the prices at which properties can be purchased or leased. Market factors have contributed to high prices for vineyard properties in recent years, and if prices continue to increase or the Company's productivity expectations decrease, the Company's acquisition strategy might not be viable. Furthermore, increased acreage under management will create additional demands on Company management in operations, quality control and other areas and may require the Company to hire and integrate more employees.

    In addition, the Company is initiating wine production and limited marketing operations in 1997. The Company has not previously engaged in this business and it will be competing against hundreds of larger and more experienced competitors. The Company produced only 2,000 cases of wine in 1996 and has made no significant commercial wine sales. The Company does not expect wine sales to make a material contribution to revenues or profits for several years, if at all. The Company has no experience as a vintner, and the Company's wines are produced under contract by an independent winemaker. There can be no assurance that this winemaking contract will remain in effect, and if the Company is required to find a new winemaker, it may suffer an interruption in supply and inconsistencies in the characteristics of its wines, which could adversely affect its wine sales revenue. See "Business--Wine Production and Sales."

    The Company's strategies are long-term strategies designed to increase the Company's production capacity and expand the Company's business. The Company does not expect to receive the full benefit from any newly planted vineyards as described herein for at least four to five years after their acquisition due to the length of time required for newly-planted grape vines to reach economic levels of production. As a result, the full economic impact in terms of projected earnings and the other beneficial effects of the Company's expansion program will not be fully realized for several years, if at all.

WINE GRAPE SUPPLY AND DEMAND; PRICING

    The California wine industry has recently experienced a shortage of grapes due to insufficient plantings of premium varieties in the late 1980s, acreage taken out of production due to phylloxera infestation, and reduced yields due to poor weather in 1995 and 1996. The Company believes that the demand for wine grapes has also increased substantially over recent years and has generally outpaced the supply. As a result, prices for premium California wine grapes are at historically high levels. Recent plantings of new vineyards, yield enhancements through technological advances, availability of wine from foreign sources and other factors are expected to increase supply. Furthermore, there can be no assurance that demand for premium wine grapes will not decline. Increases in supply or reductions in demand may cause California premium wine grape prices to decline significantly, and there can be no assurance that the prices received by the Company will continue to increase or will match or exceed historical prices received by the Company. Some declines in prices received by the Company should be expected, and these declines may be significant.

CONTROL BY SCHEID FAMILY

    The Company has two classes of Common Stock: Class A Common Stock, which is entitled to one vote per share; and Class B Common Stock, which is entitled to five votes per share. Following completion of this offering, Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid (all of whom are officers of the Company), Kurt
J. Gollnick (an officer of the Company who is not related to the Scheid family), Emanty LLC, a California limited liability company, of which Emily K. Liberty (a daughter of Alfred G. Scheid who is not involved with the Company) and Tyler P. Scheid (a son of Alfred G. Scheid who is not involved with the Company) are members and Alfred G. Scheid is the managing member and certain other members of the Scheid family will own or control all of the outstanding shares of Class B

Common Stock, having the power to elect 75% of the Board of Directors of the Company and representing approximately 92% of the combined voting power of both classes of Common Stock, assuming no exercise of the Underwriters' over-allotment option. The holders of Class B Common Stock are parties to a Buy-Sell Agreement which provides that no holder of Class B Common Stock may, with limited exceptions, transfer Class B Common Stock without first offering such stock to the Company and then to the other parties to such agreement. So long as these stockholders hold greater than 50% of the outstanding shares of Class B Common Stock they will be entitled to elect 75% of the Company's Board of Directors, thereby ensuring that they will for the foreseeable future be able to control the management and policies of the Company, determine the outcome of any matter submitted to a vote of the Company's stockholders, including any merger, consolidation, sale of all or substantially all of the Company's assets or "going private" transactions, and cause or prevent a change in control of the Company. This concentration of voting control may have the effect of delaying, deferring or preventing a change in control of the Company, including any business combination with an unaffiliated party, or of impeding the ability of the stockholders to replace management even if factors warrant such a change. This concentration of voting control may also affect the price that investors might be willing to pay in the future for shares of Class A Common Stock. See "Principal Stockholders."

    Most of the Company's senior management positions are currently held by members of the Scheid family. Alfred G. Scheid is Chairman of the Board of Directors and Chief Executive Officer. His son, Scott D. Scheid, is Vice President, Chief Operating Officer and a director, and his daughter, Heidi M. Scheid, is Vice President Finance, Chief Financial Officer, Treasurer and a director. This family relationship may affect, among other things, the management style and decision-making process of these members of the Company's senior management team and may produce results different from those that would be expected if the Company's senior management consisted of unrelated persons.

COMPETITION; INDUSTRY FRAGMENTATION

    The wine grape industry is extremely competitive. Many of the Company's current and prospective competitors have substantially greater financial, production, personnel and other resources than the Company. The Company competes with many other producers of premium wine grapes in California, including a few thousand small independent (I.E., not winery controlled) wine grape producers who sell their production to wineries. Many wineries also own vineyards, and there has been a significant trend among major wineries to develop additional acreage to produce wine grapes for their own use. To meet recent shortfalls in supply of premium grape varieties in California, there have been significant new plantings of vineyards which can be expected to result in increased production of California wine grapes in future years. In order to meet near-term shortfalls in supply, a number of wineries have commenced purchases of wine from foreign sources. Because of higher production costs in the United States and the high prices of grapes in California, especially in comparison to the prices of years past, some wineries can achieve significant cost savings, even after taking into account shipping costs, by importing wine from abroad. Some countries, such as France, have launched marketing campaigns to increase their sales in the United States. Foreign competition can be expected to continue and increase. Moreover, to a significant extent, wine grapes of a particular variety are fungible, and the ability of foreign producers to compete with the Company on the basis of price due to their lower production costs may have a negative impact upon the Company's profitability. In addition, the Company's principal winery customers compete with each other and with other wineries located in the United States, Europe, South America, South Africa, Australia and New Zealand.

SEASONALITY OF BUSINESS; HARVEST REVENUES; REPORTING

    The wine grape business is extremely seasonal. Similar to most nondiversified agricultural crop producers, the Company recognizes all of its crop sales revenues at the time of its annual harvest in

September and October. SVI is not managed to maximize quarter-to-quarter results, but seeks instead to achieve maximum production of wine grapes at harvest and long-term productivity of its vineyards. Because success of the Company's operations is dependent upon the results of the Company's annual harvest, its quarterly results are not considered indicative of those to be expected for a full year and little or no information about annual grape sales revenues or profitability will be available until year end. SVI has historically recognized losses for the first two fiscal quarters. Profits, if any, are recognized in the last two fiscal quarters of the year when revenues from grape sales are realized. Seasonality of revenue also affects the Company's cash flow requirements. In the past, SVI has borrowed funds under annual lines of credit beginning in February or March to finance crop production costs through harvest and repaid such borrowings from the proceeds of each harvest. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    In 1997, the Company plans to change its fiscal year-end from December 31st to November 30th to make its reported financial results better reflect the seasonality of its business and to match revenues more accurately to crop production expenses. The annual cycle of vineyard farming begins about December 1st with pruning activity, and ends with the completion of harvest in late October or early November. With the change of its fiscal year end, the Company expects to recognize losses for the first three fiscal quarters and expects to recognize profits, if any, in the last quarter of the year when 100% of the revenues from grape sales will be recognized.

POSSIBLE TERMINATION OF VINEYARD MANAGEMENT AGREEMENTS

    Each of the Company's vineyard management agreements with Heublein, Canandaigua and Joseph Phelps Vineyards may be terminated in the event that Alfred G. Scheid, a major stockholder of the Company and its Chairman of the Board and Chief Executive Officer, and certain members of his family, cease to beneficially own, directly or indirectly, at least 51% of the capital stock of the Company. Sales to the public by members of the Scheid family or further public offerings by the Company may result in a change of control of the Company, which could result in termination of these agreements.

LABOR REGULATIONS AND UNION CONTRACT

    California has many laws and regulations concerning labor in general and farm labor in particular. The Agricultural Labor Relations Board has promulgated many regulations concerning farm labor and a body of court decisions has developed. SVI is subject to many of these regulations, laws and precedents.

    The United Farm Workers, AFL-CIO ("UFW") is the major union representing farm labor. In 1993, the UFW organized SVI's farm workers and now represents them. The Company currently has a two-year contract with the UFW which expires at the end of 1997. SVI believes that this contract is fair to both the workers and the Company and intends to negotiate a new contract to succeed the one currently in force. No assurances, however, can be given that the Company's satisfactory labor relations will continue or that a new contract can be negotiated without picketing, walk-outs, sit-downs, slow-downs and strikes and the threat of these actions by the UFW.

    The Company has never had a walk-out, sit-down, slow-down or strike, and the existing contract has a "no strike" clause. The Company has, however, been picketed, particularly during the organizing effort by the UFW and during negotiation of the first contract in 1995. A walk-out, sit-down, slow-down or strike during the Company's harvest "window," when grapes reach optimal sugar content and the Company's grape purchase agreements require prompt delivery to its winery customers, could have a material adverse effect upon the Company's business, financial condition and results of operations.

DEPENDENCE ON CONSUMER DEMAND

    In recent years there has been substantial publicity regarding the possible health benefits of moderate wine consumption. The results of a number of studies, including research conducted at Brigham and Women's Hospital, Harvard Medical School and the University of Illinois, suggest that moderate consumption of wine (or other alcoholic beverages) could result in decreased mortality and other health benefits. See "Business--California Wine and Grape Industry--Grape Demand and Supply." Anti-alcohol groups have, in the past, successfully advocated more stringent labeling requirements and other regulations designed to discourage consumption of alcoholic beverages, including wine. More restrictive regulations, negative publicity regarding alcohol consumption, publication of studies that indicate a significant health risk from moderate consumption of alcohol or changes in consumer perceptions of the relative healthfulness or safety of wine generally could adversely affect the sale and consumption of wine and the demand for wine and wine grapes and could have a material adverse effect on the Company's business, financial condition and results of operations.

    Trends in consumer spending have a substantial impact on the wine industry and the Company's business. Factors that influence consumer spending include the general condition of the economy, federal, state and local taxation, the deductibility of business entertainment expenses under federal and state tax laws and general levels of consumer confidence. Imposition of excise or other taxes on wine could negatively impact the wine industry by increasing wine prices for consumers. These factors are especially relevant to premium wines, which constitute the majority of wines for which the Company produces grapes. The wine industry is also subject to changes in consumer tastes and preferences. To the extent wine consumers reduce consumption of wine in favor of other beverages, demand for wine grapes could decrease. Similarly, to the extent wine consumers shift their preferences to different varieties of wines or imports, the Company and other producers of certain grape varieties may experience reduced demand for their grape production. Increasing demand for wine products, and therefore wine grapes, may depend on advertising expenditures and expanded new product introductions by the wineries.

GOVERNMENT REGULATION; TAXES

    SVI is subject to a broad range of federal and state regulatory requirements regarding its operations and practices. The Company's current operations and future expansion are subject to regulations governing the storage and use of fertilizers, fungicides, herbicides, pesticides, fuels, solvents and other chemicals. These regulations are subject to change and conceivably could have a significant impact on operating practices, chemical usage, and other aspects of the Company's business. There can be no assurance that new or revised regulations pertaining to the wine grape production industry will not have a material adverse effect on the Company's business, financial condition and results of operations.

    Wine production and sales are subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms ("BATF"), the California Department of Alcohol Beverage Control and other state and federal governmental authorities that regulate licensing, trade and pricing practices, labeling, advertising and other activities. In recent years, federal and state authorities have required warning labels on beverages containing alcohol. Restrictions imposed by government authorities on the sale of wine could increase the retail price of wine, which could have an adverse effect on demand for wine in general. There can be no assurance that there will not be new or revised laws or regulations pertaining to the wine industry which could have a negative impact on the Company's business. On January 1, 1991, the federal excise tax on table wine increased by over 500% from $0.41 per case to $2.55 per case. Various states, including California, also impose excise taxes on wine. Further increases in excise taxes on wine, if enacted, could reduce demand for wine and wine grapes, which could materially and adversely affect the Company's business, financial condition and results of operations.

RELIANCE ON KEY PERSONNEL

    The Company believes its continued success depends to a significant extent on the active involvement of certain members of the Scheid family and the retention of its senior non-family executives. Alfred G. Scheid, age 65, serves as Chairman of the Board and Chief Executive Officer. Mr. Scheid's son, Scott D. Scheid, age 37, is Vice President and Chief Operating Officer, Heidi M. Scheid, his daughter, age 34, is Vice President Finance, Chief Financial Officer and Treasurer, and Kurt J. Gollnick, a senior non-family executive, age 38, is Vice President Vineyard Operations. There can be no assurance that these persons will remain in their management positions with the Company, and the loss of the services of any one of these persons could have a material adverse effect on the Company's business, financial condition and results of operations. The continued success and expansion of SVI will depend on its ability to retain key executives and to attract additional highly-skilled personnel.

DILUTION

    The initial public offering price is substantially higher than the book value per share of the Class A Common Stock. Investors purchasing shares of Class A Common Stock in this offering will therefore incur immediate, substantial dilution in the net tangible book value of their shares. In addition, investors purchasing shares of Class A Common Stock in this offering will incur additional dilution upon exercise of stock options and issuances of Class A Common Stock in public offerings and in connection with future acquisitions. See "Dilution."

ABSENCE OF TRADING MARKET; DETERMINATION OF OFFERING PRICE; VOLATILITY OF STOCK
  PRICE

    Prior to this offering, there has been no public market for the Class A Common Stock. Although the Company has applied to have the Class A Common Stock accepted for quotation on the Nasdaq National Market, there can be no assurance that an active trading market will develop, or if one does develop, that it will be maintained. The initial public offering price of the Class A Common Stock will be established by negotiation among the Company and Cruttenden Roth Incorporated, Laidlaw Equities, Inc. and Rodman & Renshaw, Inc. who are acting as representatives (the "Representatives") of the Underwriters and may not be indicative of the market price of the Class A Common Stock after this offering. See "Underwriting." Trading activity in the Class A Common Stock and any associated market price volatility may be concentrated at year-end after harvest, when grape sales revenues are known, and in early February and early March, when the Grape Crush Report is issued by the CDFA. There can be no assurance that the market price of the Class A Common Stock after this offering will equal or exceed the public offering price set forth on the cover page of this Prospectus. In addition, the stock market from time to time has experienced price and volume fluctuations that have affected the market price for many companies and that frequently have been unrelated to the operating performance of those companies. Such market fluctuations may adversely affect the market price of the Class A Common Stock. After the offering, the Company's market float will be small and the shares of Class A Common Stock will be thinly traded, so sales of Class A Common Stock by a few stockholders, or even a single significant stockholder, may have a significant adverse impact on the market price of the Class A Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Class A Common Stock (including shares issued upon the exercise of employee stock options or upon conversion of the Class B Common Stock) in the public market following this offering could adversely affect the market price of the Class A Common Stock. Although only the 2,000,000 shares being sold in this offering will be available for sale in the public market immediately after the offering, 4,400,000 shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock will be eligible for sale in the public market beginning 90 days (subject to the one-year lock-up period described below) after the date of this Prospectus, subject to certain rights of first refusal held by the Company and the other Class B stockholders and subject to the volume and manner of sale limitations imposed by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). See "Principal Stockholders--Agreement Among Class B Stockholders." Rule 144 generally provides that beneficial owners of common stock who have held such common stock for one year may sell within a three-month period a number of shares not exceeding the greater of 1% of the total outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding such sale. Future sales of restricted Class A Common Stock under Rule 144 could negatively impact the market price of the Class A Common Stock. Pursuant to the terms of the underwriting agreement between the Company and the Representatives, the Representatives have required that the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by officers, directors and certain holders of the Company's Class B Common Stock, as well as option holders, may not be sold for one year from the date of this Prospectus, but Cruttenden Roth Incorporated may waive this requirement. See "Shares Eligible for Future Sale."

BROAD MANAGEMENT DISCRETION OVER USE OF PROCEEDS

    Management of the Company will have broad discretion with respect to the use of the proceeds derived from the offering and there can be no assurance that management's actual use of the proceeds will correlate exactly with the Company's intended use of proceeds. See "Use of Proceeds."

FORMER S CORPORATION STATUS AND SHAREHOLDER DISTRIBUTIONS; NO PAYMENT OF
  DIVIDENDS

    The Company has been a Subchapter S Corporation for federal and California state income tax purposes since 1989. As a result, the net income of the Company for federal and certain state income tax purposes for such periods was reported by, and taxed directly to the Company's principal stockholder, Alfred G. Scheid, whether or not such earnings were distributed. Upon termination of its Subchapter S status and conversion to C Corporation status, the Company will determine its cumulative S Corporation earnings and make a distribution to Mr. Scheid. This amount is estimated at $3,000,000. In addition, a distribution of approximately $475,000 will be made to the limited partners of Vineyard Investors 1972 to pay income taxes on income from the partnership. See "Certain Transactions--Exchange of Partnership Units and Limited Liability Company Interests for Class B Common Stock."

    The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "S Corporation Conversion" and "Dividend Policy."

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the business and future economic performance of the Company. The forward-looking statements and associated risks set forth in this Prospectus may include or relate to, among other things, (i) planting and harvesting of new vineyards, including Hames Valley, (ii) potential acquisitions of additional properties for vineyard development and related businesses, (iii) consumer demand and preferences for the wine grape varieties produced by the Company, (iv) general health and social concerns regarding consumption of wine and spirits, (v) the size and growth rate of the California wine industry, (vi) seasonality of the wine grape producing business, (vii) increases or changes in government regulations regarding environmental impact, water use, labor or consumption of alcoholic beverages, (viii) competition from other producers and wineries and (ix) proposed expansion of the Company's wine business.

    The forward-looking statements included herein are based upon current expectations that involve a number of risks and uncertainties. These forward-looking statements are based upon assumptions that the Company will continue to manage and operate vineyards effectively, that competitive conditions within the California wine industry will not change materially or adversely, that demand for California varietal wine grapes will remain strong and that there will be no material adverse change in the Company's business, financial condition and results of operations. Assumptions relating to the foregoing involve judgments with respect, among other things, to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and most of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed above, the business and operations of the Company are subject to substantial risks that increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed above could cause the Company's net sales or net income, or growth in net sales or net income, to differ materially from prior results. Growth in absolute amounts of cost of sales and general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated in the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience in business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

ANTITAKEOVER EFFECTS OF CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW;
  "BLANK CHECK"
  PREFERRED STOCK

    Certain provisions of the Delaware General Corporation Law (the "DGCL") and the Company's Certificate of Incorporation and Bylaws (the "Bylaws") could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for the Class A Common Stock.

    The Board of Directors of the Company has the authority to issue up to 2,000,000 shares of Preferred Stock (the "Preferred Stock") and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Class A Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company will, upon consummation of the offering, be subject to the anti-takeover provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless such business combination is approved in the prescribed manner. See "Management--Executive Officers and Directors," "Description of Capital Stock-- Preferred Stock" and "--Certain Provisions of the Delaware General Corporation Law."

ENVIRONMENTAL RISKS

    Ownership of real property creates a potential for environmental liability on the part of the Company. If hazardous substances are discovered on or emanating from any of the Company's vineyards and the release of hazardous substances (including fuels and chemicals kept by the Company on its properties for use in its business) presents a threat of harm to public health or the environment, the Company may be held strictly liable for the cost of remediation of these hazardous substances.

                                COMPANY HISTORY

    The Company was founded in 1972 to act as general partner for several limited partnerships using vineyards as an investment vehicle to create tax shelter and eventual cash flow for high income investors. In addition to acting as general partner of these partnerships, the Company's responsibilities included buying land and developing it as vineyards and marketing the resultant grape production. The Company also developed new vineyards for its own account. Alfred G. Scheid, the Company's principal stockholder, has been Chief Executive Officer of the Company from the time of its founding and concurrently engaged in several other business enterprises until 1988 when he acquired complete ownership of the Company. All of the interests of the limited partners were acquired by the Company, the Scheid family and Kurt J. Gollnick, in three transactions in 1988, 1994 and 1996, and the partnership vineyards are all being transferred to the Company simultaneously on the date of this offering. See "Certain Transactions--Exchange of Partnership Units and Limited Liability Company Interests for Class B Common Stock." Until Mr. Scheid acquired the Company, the vineyards owned by the partnerships and the Company were managed principally for maximum current income and were not substantially upgraded or improved. Since 1993, the Company has installed improved irrigation systems, new stakes and trellising systems, and has selectively replanted, grafted and implemented other improvements for a total incremental investment of over $6,000,000. These improvements were funded primarily with internally generated cash, loans from Mr. Scheid, and bank borrowings. As of the date of this Prospectus, the Company operates for its own account approximately 2,900 acres of vineyards, at various stages ranging from new plantings in 1997 to fully mature.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the 2,000,000 shares of Class A Common Stock offered hereby are estimated to be approximately $16,600,000 ($19,165,000 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $9.50 per share and after deducting the estimated underwriting discount and offering expenses.

    The Company intends to use the proceeds it receives from this offering to repay borrowings under its short-term line of credit which management estimates will be approximately $6,000,000, continue development of approximately 374 acres in Monterey County (including 207 acres in Hames Valley), plant approximately 450 additional acres in 1998 in Hames Valley, finance working capital requirements of its existing properties and conduct a limited expansion of its wine business. The Company also plans to utilize a portion of the net proceeds of this offering to buy or lease and develop existing vineyards or land that is suitable for vineyards in Monterey County and potentially other regions in California if, among other things, the size, configuration, grape variety mix and anticipated earnings and cash flow of such properties satisfy the Company's acquisition criteria. There can be no assurance, however, that any acquisitions will be consummated in the future. Any such acquisitions and vineyard development may also be effected in whole or in part through bank debt or similar financing. The following table sets forth the anticipated use of proceeds from this offering:

Repayment of working capital indebtedness.....................................  $    6,000,000
Development of vineyards in Hames Valley......................................       4,500,000
Acquisitions..................................................................       4,100,000
Working capital for existing vineyards and general corporate purposes.........       2,000,000
                                                                                --------------
    Total Net Proceeds........................................................  $   16,600,000
                                                                                --------------
                                                                                --------------

    Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing securities, including government obligations and money market instruments. The working capital indebtedness to be repaid from proceeds of the offering accrues interest at the bank's "reference" rate plus 1/4% per year and matures on June 5, 1998.

                            S CORPORATION CONVERSION

    The Company has been treated for federal and California income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code since 1989. As a result of the Company's status as an S Corporation, the Company's principal stockholder, rather than the Company, has been taxed directly on the earnings of the Company for federal and certain state income tax purposes, whether or not such earnings were distributed. Simultaneously with this offering, the Company will terminate its status as an S Corporation and will thereafter be subject to federal and state income taxes at applicable C Corporation rates.

DISTRIBUTIONS

    Upon termination of its Subchapter S status and conversion to C Corporation status, the Company will determine its cumulative S Corporation earnings and make a distribution to Alfred G. Scheid. This amount is estimated at $3,000,000. In addition, a distribution of approximately $475,000 will be made to the limited partners of Vineyard Investors 1972 to pay income taxes on income from the partnership.

    In March 1997, the Company repaid $1,000,000 of indebtedness to Mr. Scheid for repayment of a working capital loan made by Mr. Scheid to the Company.

ACCOUNTING EFFECT

    In connection with the conversion of its S Corporation status to C Corporation status, the Company is required by FASB No. 109 to record deferred tax liabilities and deferred tax assets. Such change will result in a net charge to earnings of approximately $1,300,000 in the fiscal quarter in which the conversion to C Corporation takes place. This one-time charge is a result of differences in the accounting and tax treatment of certain of the Company's assets and liabilities and is reflected through (i) an increase in deferred income tax liabilities, partially offset by (ii) an increase in the Company's deferred tax assets.

                                DIVIDEND POLICY

    The Company currently intends to retain its future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                    DILUTION

    The Pro Forma net tangible book value of the Company at March 31, 1997 was approximately $3,789,684, or $0.86 per share of the Company's then single class of Common Stock after giving effect to a 30.2691 for one stock split effected in connection with the offering, which resulted in 2,948,604 shares of Class B Common Stock outstanding. "Pro Forma net tangible book value per share" represents the total amount of tangible assets less total liabilities, divided by the number of shares of Common Stock (Class A and Class B) outstanding. After giving effect to (i) the sale of 2,000,000 shares of Class A Common Stock offered hereby (after deducting the estimated underwriting discount and offering expenses) at an assumed initial public offering price of $9.50 per share, (ii) the issuance, effective the date of this offering, of 1,451,396 shares of Class B Common Stock in exchange for the limited partnership units and limited liability company interests of the holders of limited partnership units in Vineyard Investors 1972, a California limited partnership of which the Company was the general partner, and in Vineyard 405, a California limited partnership of which the Company was the general partner and Vineyard Investors 1972 was the limited partner, and of limited liability company interests in Quadra Partners LLC, a California limited liability company of which the Company was the managing member (collectively, the "Interest Holders"), (iii) a 30.2691 for one stock split with respect to the Company's Class B Common Stock effected in connection with the offering, and (iv) the initial application of the net proceeds of this offering in the manner described under "Use of Proceeds," the pro forma net tangible book value of the Company at March 31, 1997 would have been $20,389,684 or $3.19 per share of the Company's Common Stock. This represents an immediate increase in Pro Forma net tangible book value of $2.33 per share to the Company's stockholders and an immediate, substantial dilution of approximately 66.4% or $6.31 per share to investors purchasing shares of Class A Common Stock offered hereby (the "New Investors"). "Dilution" per share represents the difference between the price per share to be paid by the New Investors and the Pro Forma net tangible book value per share after giving effect to this offering. The following table illustrates the per share dilution:

Assumed public offering price per share of Class A Common
  Stock (1)..................................................             $    9.50
  Pro Forma net tangible book value per share before giving
    effect to the public offering (2)........................  $    0.86
  Increase in Pro Forma net tangible book value per share
    attributable to New Investors............................       2.33
                                                               ---------
Pro Forma net tangible book value per share after giving
  effect to the public offering (2)..........................                  3.19
                                                                          ---------
Dilution per share to New Investors..........................             $    6.31
                                                                          ---------
                                                                          ---------

------------------------------

(1) Before deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with this offering.

(2) Excludes (i) 200,000 shares of Class A Common Stock reserved for issuance under the Company's 1997 Stock Option/Stock Issuance Plan, (ii) 200,000 shares of Class A Common Stock issuable upon exercise of the Representatives' Warrants and (iii) 300,000 shares of Class A Common Stock which may be purchased by the Underwriters to cover over-allotments, if any. See "Management--1997 Stock Option/Stock Issuance Plan" and "Underwriting."

    The following table summarizes, on a Pro Forma basis as of March 31, 1997, the number of shares of Class A Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the Company's principal stockholder, by the Interest Holders and by the New Investors, assuming the sale of 2,000,000 shares by the Company at an assumed initial public offering price of $9.50 per share:

                                                     SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                                                  ----------------------  -------------------------   PRICE PER
                                                    NUMBER      PERCENT       AMOUNT       PERCENT      SHARE
                                                  -----------  ---------  --------------  ---------  -----------
Principal stockholder...........................    2,955,851      46.19% $    2,536,703      11.13%  $    0.86
Interest Holders................................    1,444,149      22.56%      1,252,981       5.50%       0.87
New Investors...................................    2,000,000      31.25%     19,000,000      83.37%       9.50
                                                  -----------  ---------  --------------  ---------
    Total.......................................    6,400,000     100.00% $   22,789,684     100.00%
                                                  -----------  ---------  --------------  ---------
                                                  -----------  ---------  --------------  ---------

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company (i) as of March 31, 1997, after giving effect to a 30.2691 for one stock split that was effected in May 1997, (ii) pro forma as of March 31, 1997, after giving effect to the issuance of 1,451,396 shares of Class B Common Stock to the Interest Holders and (iii) adjusted as of March 31, 1997 to reflect the sale of 2,000,000 shares of Class A Common Stock offered by the Company hereby (after deducting the estimated underwriting discount and offering expenses) at an assumed initial public offering price of $9.50 per share and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Combined Financial Statements, including the related notes thereto, and other financial information included elsewhere in this Prospectus.

                                                                                   MARCH 31, 1997
                                                                   ----------------------------------------------
                                                                                                    PRO FORMA AS
                                                                     HISTORICAL    PRO FORMA (1)    ADJUSTED (2)
                                                                   --------------  --------------  --------------
Total debt.......................................................  $   15,549,202  $   16,849,202  $   16,849,202
Stockholders' equity:
  Preferred Stock, par value $.001 per share; 2,000,000 shares authorized; no shares issued and outstanding historical; no shares issued and outstanding Pro Forma; no shares issued and
    outstanding Pro Forma as adjusted............................               0               0               0
  Class A Common Stock, par value $.001 per share; 20,000,000 shares authorized; no shares issued and outstanding
    historical; no shares issued and outstanding Pro Forma;
    2,000,000 shares issued and outstanding Pro Forma as adjusted
    (3)..........................................................               0               0           2,000
  Class B Common Stock, par value $.001 per share; 10,000,000 shares authorized; 97,413 shares issued and outstanding
    historical; 4,400,000 shares issued and outstanding Pro
    Forma; 4,400,000 shares issued and outstanding Pro Forma as
    adjusted.....................................................           2,215           4,400           4,400
Paid-in capital..................................................         123,625         121,440      16,719,440
Retained earnings................................................       8,469,256       3,663,844       3,663,844
                                                                   --------------  --------------  --------------
Total stockholders' equity.......................................       8,595,096       3,789,684      20,389,684
                                                                   --------------  --------------  --------------
Total capitalization.............................................  $   24,144,298  $   20,638,886  $   37,238,886
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

------------------------------

(1) Gives effect to the issuance of 1,451,396 shares of Class B Common Stock to the Interest Holders in exchange for their limited partnership interests in Vineyard Investors 1972 and in Vineyard 405 and for their limited liability company interests in Quadra Partners LLC. See "Certain Transactions--Exchange of Partnership Units and Limited Liability Company Interests for Class B Common Stock."

(2) Adjusted to give effect to the receipt and application of the estimated net proceeds of this offering. See "Use of Proceeds."

(3) Excludes (i) 200,000 shares of Class A Common Stock reserved for issuance under the Company's restated 1997 Stock Option/Stock Issuance Plan, as of the date of this offering, (ii) 200,000 shares of class A Common Stock issuable upon exercise of the Representatives' Warrants and (iii) 300,000 shares of Class A Common Stock which may be purchased by the Underwriters to cover over-allotments, if any. See "Management--1997 Stock Option/Stock Issuance Plan" and "Underwriting."

                        SELECTED COMBINED FINANCIAL DATA

    The following selected combined financial data at December 31, 1996 and for the fiscal years ended December 31, 1995 and 1996 have been derived from the Company's financial statements, which have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is included elsewhere in this Prospectus. The selected combined financial data at March 31, 1997 and for the three months ended March 31, 1996 and 1997 have been derived from unaudited combined financial statements of the Company. In the opinion of the Company, its unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The financial data for March 31, 1997 and for the three months ended March 31, 1996 and 1997, however, are not necessarily indicative of results to be expected for the full fiscal year. The financial data should be read in conjunction with, and are qualified in their entirety by, the Company's Combined Financial Statements, including the related notes thereto. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                        THREE MONTHS ENDED
                                                                           YEAR ENDED DECEMBER 31,          MARCH 31,
                                                                          --------------------------  ----------------------
                                                                             1995          1996          1996        1997
                                                                          -----------  -------------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Sales.................................................................  $ 7,163,610  $  10,768,611  $        0  $        0
  Vineyard management, service and other fees...........................      476,237        922,552     210,609     347,273
                                                                          -----------  -------------  ----------  ----------
      Total.............................................................    7,639,847     11,691,163     210,609     347,273
Cost of sales...........................................................    3,669,189      4,543,647           0           0
                                                                          -----------  -------------  ----------  ----------
Gross profit............................................................    3,970,658      7,147,516     210,609     347,273
General and administrative..............................................    2,583,576      2,604,538     678,588     628,588
                                                                          -----------  -------------  ----------  ----------
Operating income (loss).................................................    1,387,082      4,542,978    (467,979)   (281,315)
Other income (expense):
  Interest, net.........................................................     (906,289)      (653,745)    (93,609)   (184,763)
                                                                          -----------  -------------  ----------  ----------
Income (loss) before income taxes.......................................      480,793      3,889,233    (561,588)   (466,078)
Provision for income taxes..............................................          800         44,001           0           0
                                                                          -----------  -------------  ----------  ----------
Net income (loss).......................................................  $   479,993  $   3,845,232  $ (561,588) $ (466,078)
                                                                          -----------  -------------  ----------  ----------
                                                                          -----------  -------------  ----------  ----------
PRO FORMA AMOUNTS (1)(2):
Income (loss) before income taxes as reported...........................  $   480,793  $   3,889,233  $ (561,588) $ (466,078)
Pro Forma income tax benefit (provision)................................     (192,317)    (1,555,693)    224,635     186,431
                                                                          -----------  -------------  ----------  ----------
Pro Forma net income (loss).............................................  $   288,476  $   2,333,540  $ (336,953) $ (279,647)
                                                                          -----------  -------------  ----------  ----------
                                                                          -----------  -------------  ----------  ----------
Pro Forma net income (loss) per share...................................  $      0.07  $        0.53  $    (0.08) $    (0.06)

                                                                                                MARCH 31, 1997
                                                                                 --------------------------------------------
                                                                  DECEMBER 31,                                  PRO FORMA AS
                                                                      1996          ACTUAL      PRO FORMA (2)   ADJUSTED (3)
                                                                  -------------  -------------  -------------  --------------
BALANCE SHEET DATA:
Working capital.................................................  $   2,254,625  $   3,112,434   $  (392,978)   $ 16,207,022
Current assets..................................................      5,220,262      5,008,683     2,847,271      19,447,271
Total assets....................................................     24,069,009     25,582,547    23,421,135      40,021,135
Current liabilities.............................................      2,965,637      1,896,249     3,240,249       3,240,249
Long-term liabilities (4).......................................     12,042,198     15,091,202    16,391,202      16,391,202
Total liabilities...............................................     15,007,835     16,987,451    19,631,451      19,631,451
Equity..........................................................      9,061,174      8,595,096     3,789,684      20,389,684

------------------------------

(1) This offering will result in termination of the Company's S Corporation status. The Pro Forma statement of operations data reflect provisions for federal and state income taxes as if the Company had been subject to federal and state income taxation as a C Corporation at an assumed 40% combined federal and state income tax rate during the periods presented. See "S Corporation Conversion." In addition, Pro Forma net income (loss) per share is based upon 4,400,000 shares of Class B Common Stock which will be outstanding immediately prior to the offering. See "Principal Stockholders."

(2) Pro Forma Balance Sheet Data reflect the assumed conversion to C Corporation status, the establishment of $1,300,000 of related deferred income taxes, certain distributions of approximately $3,475,000 to the Company's principal stockholder and certain partners, and the issuance of 4,400,000 shares of Class B Common Stock to be outstanding prior to the offering, resulting from a 30.2691 for one stock split and an exchange of limited partnership units and limited liability company interests. See "S Corporation Conversion" and "Certain Transactions--Exchange of Partnership Units and Limited Liability Company Interests for Class B Common Stock."

(3) Adjusted to reflect the sale of 2,000,000 shares of Class A Common Stock offered by the Company hereby at an assumed offering price of $9.50 per share and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

(4) Long-term liabilities include borrowings of $2,233,400 at December 31, 1996 and $2,800,212 at March 31, 1997 used for costs incurred for the development of certain vineyards owned by Heublein. Heublein is obligated to reimburse the Company for these costs and has provided a letter of credit to secure repayment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S COMBINED FINANCIAL STATEMENTS, INCLUDING THE RELATED NOTES THERETO, AND OTHER FINANCIAL INFORMATION INCLUDED HEREIN. THE FOLLOWING INFORMATION ALSO INCLUDES FORWARD-LOOKING STATEMENTS, THE REALIZATION OF WHICH MAY BE IMPACTED BY CERTAIN IMPORTANT FACTORS DISCUSSED UNDER "RISK FACTORS."

OVERVIEW

    Scheid Vineyards Inc. ("SVI" or the "Company") is a leading independent (I.E., not winery controlled) producer of premium varietal wine grapes. The Company currently operates approximately 4,550 acres of wine grape vineyards. Of this total, approximately 2,900 acres are operated for the Company's own account, of which apporimately 88% are subject to long-term grape purchase agreements, and 1,650 acres are operated under management contracts for others. The Company recently leased, for a term of up to 50 years, 207 acres of open land which is currently being planted into premium varietal wine grape vineyards, and executed an option to lease, for up to 50 years, approximately 450 additional acres which it intends to plant in 1998. All of the properties currently operated by the Company are located in Monterey and San Benito Counties in California, both of which are generally recognized as excellent regions for growing high quality wine grape varieties. The Company leases the underlying land for certain of its vineyards. See "Business--The Company's Grape Production Operations--Vineyard Operations."

    The Company has had grape purchase contracts with Heublein and its predecessors since 1972 and with Canandaigua and its predecessors since 1979. For the year ended December 31, 1996, the Company's long-term purchase contracts with Heublein accounted for approximately 92% of grape sales revenues and approximately 85% of total revenues, and the Company's long-term purchase contracts with Canandaigua accounted for approximately 7% of both grape sales revenues and total revenues. In the past year, the Company has signed several long-term purchase contracts with new winery clients, including The Chalone Wine Group, Ltd. and The Hess Collection Winery. These new contracts cover approximately 172 acres, or 6.4% of the Company's net vine acreage, and such acres were planted by the Company in 1996 and 1997 and should be at or near full production in 2000 or 2001. Thus, the Company is substantially dependent on Heublein and termination of its contracts with Heublein could have a material adverse effect on the Company's business, financial condition and results of operations. In the long term, the Company will continue its efforts to broaden its customer base and will seek additional long-term grape purchase contracts with new winery clients.

    The revenue growth potential of the Company's existing vineyards is limited and the Company's ability to increase revenue long term depends upon its ability to acquire additional mature vineyard properties and/or develop new vineyards. Recent prices for premium California wine grapes are at historically high levels. A decline in the prices received by the Company should be expected, and these declines may be significant. This expected decline in prices makes execution of the Company's vineyard acquisition strategy even more essential to revenue growth.

QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly combined financial data for the four quarters in fiscal 1996 and the first quarter of 1997. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                        QUARTER ENDED
                                            ----------------------------------------------------------------------
                                                                  FISCAL 1996                         FISCAL 1997
                                            --------------------------------------------------------  ------------
                                               MAR 31       JUNE 30        SEPT 30        DEC 31         MAR 31
                                            ------------  ------------  -------------  -------------  ------------
Revenues:
  Sales...................................  $          0  $          0  $   6,414,368  $   4,354,243  $          0
  Vineyard management, services and other
    fees..................................       210,609       219,366        154,597        337,980       347,273
                                            ------------  ------------  -------------  -------------  ------------
                                                 210,609       219,366      6,568,965      4,692,223       347,273
Cost of sales.............................             0             0      2,499,006      2,044,641             0
                                            ------------  ------------  -------------  -------------  ------------
Gross profit..............................       210,609       219,366      4,069,959      2,647,582       347,273
General and administrative................       678,588       423,199        664,631        838,120       628,588
                                            ------------  ------------  -------------  -------------  ------------
Operating income (loss)...................      (467,979)     (203,833)     3,405,328      1,809,462      (281,315)
Other income (expense):
  Interest (net)..........................       (93,609)     (155,511)      (129,186)      (275,439)     (184,763)
                                            ------------  ------------  -------------  -------------  ------------
Income (loss) before income taxes.........      (561,588)     (359,344)     3,276,142      1,534,023      (466,078)
Provision for income taxes................             0             0              0         44,001             0
                                            ------------  ------------  -------------  -------------  ------------
Net income (loss).........................  $   (561,588) $   (359,344) $   3,276,142  $   1,490,022  $   (466,078)
                                            ------------  ------------  -------------  -------------  ------------
                                            ------------  ------------  -------------  -------------  ------------

RESULTS OF OPERATIONS

    SVI derives its revenues from two sources: sales of wine grapes pursuant to long-term purchase contracts, and vineyard management and services revenues consisting primarily of management and harvest fees and equipment rentals for services provided to owners of vineyards. Sales of the Company's wines have not significantly contributed to revenues. Revenue from grape sales varies from year to year primarily due to yield and price fluctuations which can be significantly influenced by weather conditions. Approximately 92% of the Company's revenues for the year ended December 31, 1996 were derived from grape sales and approximately 8% of revenues were derived from vineyard management, services and other fees. Because grape sales revenues are not recognized until September and October, the first two fiscal quarters have historically resulted in a loss.

    In 1997,the Company plans to change its fiscal year-end from December 31st to November 30th to make its reported financial results better reflect the seasonality of its business and to match revenues more accurately to crop production expenses. The annual cycle of vineyard farming begins about December 1st with pruning activity, and ends with the completion of harvest in late October or early November. See "Business--Vineyard Production Cycle." With the change of its fiscal year end, the Company expects to recognize losses for the first three fiscal quarters and expects to recognize profits, if any, in the last quarter of the year when 100% of the revenues from grape sales will be recognized. See "Business--The Company's Grape Production Operations--Vineyard Production Cycle."

                                                                                                 YEAR ENDED DECEMBER
                                                                                                         31,
                                                                                                 --------------------
                                                                                                   1995       1996
                                                                                                 ---------  ---------
Revenues:
  Sales........................................................................................       93.8%      92.1%
  Vineyard management, services and other fees.................................................        6.2        7.9
                                                                                                 ---------  ---------
                                                                                                     100.0      100.0
Cost of sales..................................................................................       48.0       38.9
                                                                                                 ---------  ---------
Gross profit...................................................................................       52.0       61.1
General and administrative.....................................................................       33.8       22.3
                                                                                                 ---------  ---------
Operating income...............................................................................       18.2       38.8
Interest (net).................................................................................       11.9        5.6
                                                                                                 ---------  ---------
Income before income taxes.....................................................................        6.3       33.2
Provision for income taxes.....................................................................         --        0.3
                                                                                                 ---------  ---------
Net income.....................................................................................        6.3%      32.9%
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    REVENUES. Grapes sales increased by 50.3% to $10,768,611 for the year ended December 31, 1996 from $7,163,610 in 1995, an increase of $3,605,001. This increase was primarily due to higher prices and increased yields in 1996 brought about by the maturation of vines which had been grafted or replanted to higher value varieties as part of the Company's overall improvement and refurbishment program which began in 1993. Declines in grape prices should be expected from time to time and the revenue growth potential of the Company's existing vineyards is limited, so there can be no assurance that comparable increases will be realized in future years. Revenue from vineyard management, services and other fees increased by 93.7% to $922,552 for the year ended December 31, 1996 from $476,237 in 1995, an increase of $446,315. This increase was due primarily to the addition of two long-term management contracts which became operative in early 1996.

    GROSS PROFIT. As a result of the factors discussed above, gross profit increased by 80.0% to $7,147,516 for the year ended December 31, 1996 from $3,970,658 in 1995, an increase of $3,176,858. Gross profit as a percentage of revenues increased from 52.0% in 1995 to 61.1% in 1996. Excluding the Company's revenue derived from management contracts, gross profit as a percentage of revenue was approximately 55.4% in 1995 and 66.4% in 1996. The increase in gross profit is primarily the result of higher revenues related to increased yields and higher grape prices per ton in relationship to relatively stable farming costs. Cost of sales consists entirely of farming costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by less than 1% to $2,604,538 for the year ended December 31, 1996 from $2,583,576 in 1995, an increase of $20,962. Increased yields of grapes harvested or higher grape prices per ton generally do not influence general and administrative expenses.

    INTEREST EXPENSE, NET. Net interest expense decreased by 27.9% to $653,745 for the year ended December 31, 1996 from $906,289 in 1995, a decrease of $252,544. This decrease was due primarily to the capitalization of interest expense on acreage being improved or developed and lower interest rates on bank borrowings. Interest capitalized was $291,064 and $430,233 in 1995 and 1996, respectively.

    NET INCOME. As a result of the above factors, and in particular, increases in yields and prices, net income increased to $3,845,232 for the year ended December 31, 1996 from $479,993 in 1995, an increase of $3,365,239. Net income as a percentage of sales increased to 32.9% in 1996 from 6.3% in 1995.

THREE MONTH PERIODS ENDED MARCH 31, 1997 AND MARCH 31, 1996

    REVENUES. Revenues, consisting entirely of vineyard management, services and other fees, increased by 64.9% to $347,273 for the quarter ended March 31, 1997 from $210,609 for the same period in 1996, an increase of $136,664. This increase was due primarily to the addition of a 445 acre long-term management contract which became operative in early 1997.

    GROSS PROFIT. Because the costs incurred throughout the year to farm and harvest the Company's wine grape crop are capitalized until the revenues associated with such costs are recognized, gross profit for the quarters ended March 31, 1997 and 1996 are equal to the revenues for the same periods. The costs associated with provision of management services are reimbursed by the Company's clients.

    GENERAL AND ADMINISTRATIVE. General and administrative costs decreased by 7.4% to $628,588 for the quarter ended March 31, 1997 from $678,588 for the same period in 1996, a decrease of $50,000, due to, among other things, a slight decrease in office expenditures.

    INTEREST EXPENSE, NET. Net interest expense increased to $184,763 for the quarter ended March 31, 1997 from $93,609 for the same period in 1996, an increase of $91,154. This increase in net interest expense was due to increased levels of borrowing by the Company to finance crop growing costs and vineyard development, and decreased income from earned interest.

    NET LOSS. Due to the above factors, the Company had a net loss for the first quarter ended March 31, 1997 of $466,078, compared to a net loss of $561,588 for the same period in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    SVI's primary sources of cash have historically been funds provided by internally generated cash flow and bank borrowings. The Company has made substantial capital expenditures to redevelop its existing vineyard properties and develop new acreage, and it intends to continue these types of expenditures. Cash generated from operations has not been sufficient to satisfy all of the Company's working capital and capital expenditure needs. As a consequence, the Company has depended upon, and continues to rely upon, both short and long-term bank borrowings.

    Under the Company's historical working capital cycle, working capital is required primarily to finance the costs of growing and harvesting its wine grape crop. The Company normally delivers substantially all of its crop in September and October, and receives the majority of its cash from grape sales in November. In order to bridge the gap between incurrence of expenditures and receipt of the majority of its cash from grape sales, large working capital outlays are required for approximately eleven months each year. Historically, SVI has obtained these funds pursuant to credit lines with banks.

    The Company currently has credit lines that provide both short-term and long-term funds. The short-term "crop" line has maximum credit available of $10,500,000 and is intended to finance the Company's anticipated working capital needs through early 1998. This crop line expires on June 5, 1998 and replaces the lines of credit in place at December 31, 1996 which totaled $3,900,000. The increased levels of borrowing by the Company are primarily due to: (i) approximately 374 additional vineyard acres which are being planted by the Company; (ii) repayment of indebtedness of $1,000,000 to Alfred G. Scheid; (iii) certain distributions of approximately $3,475,000; and (iv) capital equipment expenditures of approximately $500,000. See "S Corporation Conversion." SVI also has a long-term credit line which expires on July 5, 2005 and provides for a maximum borrowing of $2,785,714 diminishing annually through the expiration date to a maximum allowable commitment of $1,071,426. As of the date of this Prospectus, the outstanding amount owed by the Company is the maximum allowable commitment. The annual interest rates on these lines are based on the bank's "reference rate" and ranged from 8 1/2% to 9% at December 31, 1996.

    The Company also has various long-term notes payable which, as of March 31, 1997, totaled approximately $9,350,000. These notes are primarily secured by deeds of trust, leasehold interests or equipment and have interest rates based on the bank's reference rate plus 3/4% to 1 1/4%. The Company has a note payable with principal due on December 31, 1998 of $1,434,000 and may opt to either pay off the note or refinance it to a longer term.

    Management expects that capital requirements will expand significantly to support expected future growth and that this will result in additional borrowing under credit lines and/or new arrangements for term debt. The Company's planned new vineyard developments are expected to require approximately $8,400,000 in capital investment over the next three years and continued improvements of existing vineyards are expected to require approximately $3,000,000. Management believes it should be able to obtain long-term funds from its present lender, but there can be no assurance that the Company will be able to obtain financing when required or that such financing will be available on reasonable terms.

    Cash provided by operating activities for the years ended December 31, 1996 and 1995, generated $4,460,861 and $2,286,472, respectively. The increase was primarily a result of increased net income. Cash used in operating activities for the quarters ended March 31, 1997 and 1996, was $4,862,710 and $1,193,298, respectively. The increase in cash used was primarily a result of a $2,161,412 receivable from the Company's principal stockholder resulting from advances related to the Company's S Corporation status and the repayment of short-term notes payable.

    Cash used in investing activities increased for the year ended December 31, 1996 to $5,961,696 from $2,453,828 in 1995. The increase was principally the result of a long-term receivable of $2,233,400 and additions to property, plant and equipment. The long-term receivable is for the costs incurred for the development of certain vineyards owned by Heublein. Heublein is obligated to reimburse the Company for these costs and has provided a letter of credit to secure repayment. The original management agreement with Heublein called for the expenditure of approximately $5,600,000 over a three-year period, such contract amended subsequent to December 31, 1996 to an expenditure amount of approximately $7,500,000. The amended contract calls for the repayment of the loan and concurrent reduction of the long-term receivable in six annual installments beginning January 5, 2000. Cash used in investing activities increased for the quarter ended March 31, 1997 to $1,988,117 from $824,198 for the same period in 1996. The increase was principally the result of a further increase of $566,812 in the long-term receivable due from Heublein described above and additions to property, plant and equipment.

    Cash provided by financing activities was $1,966,274 for the year ended December 31, 1996. This was an increase from 1995 of $3,178,587. The increase reflects $7,267,120 of proceeds from long-term debt (which includes borrowings of $2,233,400 under the Heublein arrangement), reduced by $4,832,204 of repayments on long-term debt in 1996. In the prior year, the Company borrowed $5,040,062 in long-term debt and repaid $5,866,798. Cash provided by financing activities was $3,029,381 for the quarter ended March 31, 1997. This was an increase from the same period in 1995 of $3,390,475. The increase reflects $3,029,381 of proceeds from long-term debt, which includes additional borrowings of $566,812 under the Heublein arrangement.

                                    BUSINESS

OVERVIEW

    Scheid Vineyards Inc. ("SVI" or the "Company") is a leading independent (I.E., not winery controlled) producer of premium varietal wine grapes. The Company currently operates approximately 4,550 acres of wine grape vineyards. Of this total, approximately 2,900 acres are operated for the Company's own account, of which approximately 88% are subject to long-term grape purchase agreements, and 1,650 acres are operated under management contracts for others. All of the properties currently operated by the Company are located in Monterey and San Benito Counties in California, both of which are generally recognized as excellent regions for growing high quality wine grape varieties.

    Over the past 17 years, the market for California wines has grown at a compound annual rate of 18%, according to Gomberg, Frederickson & Associates, a wine industry consulting firm in San Francisco. The same source indicates that in 1996, approximately 90% of all wine made in the United States was produced in California and total California wine sales reached approximately $4.3 billion, of which $2.9 billion, or 67%, represented the premium wine segment. The Company believes that nearly all of the grapes it produces are used to make wines for the premium segment of the California wine market.

    The Company currently produces 12 varieties of premium wine grapes, primarily Chardonnay, Merlot, Cabernet Sauvignon, Chenin Blanc, Gewurztraminer and Sauvignon Blanc. The Company believes that its customers contract with SVI to assure a consistent, reliable source of high-quality premium grapes for their wines. The Company's two largest winery customers are Canandaigua Wine Company, Inc. ("Canandaigua") and Heublein, Inc., a subsidiary of Grand Metropolitan, plc ("Heublein"), the second and sixth largest U.S. wineries in terms of 1996 case shipments, respectively. These customers' labels include GLEN ELLEN, BEAULIEU VINEYARD, BLOSSOM HILL, CHRISTIAN BROS., INGLENOOK, PAUL MASSON, ALMADEN, DEER VALLEY, DUNNEWOOD, and TAYLOR CALIFORNIA CELLARS. Grape purchase contracts with Heublein cover 77% of the Company's acreage and accounted for approximately 85% of the Company's 1996 total revenues.

    The Company also has long-term grape purchase agreements with other well-known producers of ultra premium wines, including The Chalone Wine Group, Ltd., The Hess Collection Winery, Joseph Phelps Vineyards, and Independence Wine Company. The terms of the Company's long-term grape purchase contracts extend to between 2001 and 2013, and have "evergreen" provisions requiring two or three years prior written notice of termination. These contracts generally require the customers to purchase substantially all of the Company's production from specified vineyards at a formula price based upon the previous harvest year's sales prices in California's leading coastal regions, including Napa, Sonoma, Mendocino and Monterey Counties.

    The Company believes that selling its production through long-term contracts allows it to attain reliable sources of revenues and profits not available through sales on the yearly spot market or short-term contracts with wineries. This, in turn, has allowed the Company to implement long-term programs for upgrading vineyard productivity, increasing product quality and mechanizing its field operations. Because increased yields per acre do not significantly increase the Company's costs of operating vineyards, productivity improvements contribute substantially to gross profits. The Company has increased its yields of higher value and better quality wine grapes in recent years through a continuing redevelopment and improvement program begun in 1993, and anticipates continued increases in average yields until its redeveloped vineyards reach full maturity.

    The Company's strategic objective is to become the leading independent producer of premium varietal wine grapes in California. In furtherance of this strategy, the Company recently leased, for a term of up to 50 years, 207 acres of open land which is currently being planted into premium varietal wine grape vineyards, and executed an option to lease, for up to 50 years, approximately 450 additional acres which it intends to plant in 1998. Due to the significant capital required to own and operate vineyards and what the Company believes to be the demographic structure of wine grape vineyard ownership in California, SVI believes there are significant opportunities for growth of its business through additional acquisitions. The Company plans to utilize a portion of the net proceeds of this offering to purchase existing vineyards and purchase or lease land that is suitable for vineyards in Monterey County and other regions of California.

CALIFORNIA WINE AND GRAPE INDUSTRY
  WINE CONSUMPTION

    Table wines are still (I.E., nonsparkling) wines usually containing less than 14% alcohol and are generally consumed with food or as cocktails. Table wines represent about 84% of total U.S. wine consumption, with dessert and sparkling wines accounting for most of the remaining 16%. Table wines are characterized as either "non-varietal" or "varietal." Non-varietal, also referred to as "generic" wines include wines named after the European regions where similar types of wines were originally produced (E.G., Burgundy), as well as wines labeled simply red or white and relatively small quantities of niche products and proprietary blends. Generic wines are packaged primarily in large-size containers (E.G., three, four and five liter sizes) and usually retail for less than $3.00 per equivalent 750 ml. unit. Varietal wines are those named for the grape that comprises the principal component of the wine (E.G., Chardonnay), are generally considered "premium" wines and typically retail for more than $3.00 per 750 ml. unit. The premium category often is divided by the wine trade into three major segments: "popular premium" wines, which retail for between $3.00 and $7.00 per 750 ml. unit; "super premium" wines, which retail for between $7.00 and $14.00 per 750 ml. unit; and "ultra premium" wines, which retail for $14.00 and over per 750 ml. unit. The Company's grapes are generally used to produce popular premium and super premium wines, while its own limited wine production is aimed at the ultra premium level. Chardonnay, Cabernet Sauvignon, Sauvignon Blanc and Merlot are among the most popular California premium varietal table wines. The table below shows 1996 California premium table wine shipments by category, as estimated by Gomberg, Fredrikson & Associates.

            1996 CALIFORNIA PREMIUM WINE SHIPMENTS BY MARKET SEGMENT

                                                                                      ESTIMATED             ESTIMATED
                                                                                  CASES SHIPPED (1)      WINERY REVENUES
                                                         -------------------------------------------------------------------
                                                                                                      ----------------------
                                                            RETAIL PRICE                               MILLIONS
MARKET SEGMENT                                            PER 750 ML. UNIT     MILLIONS        %          ($)          %
-------------------------------------------------------  -------------------  -----------  ---------  -----------  ---------
Ultra premium..........................................  $    14.00 and over         3.4           6%  $     380          13%
Super premium..........................................  $    7.00 to $14.00        12.7          22%        990          34%
Popular premium........................................  $     3.00 to $7.00        41.4          72%      1,570          53%
                                                                                     ---         ---  -----------        ---
    Total premium wine.................................                             57.5         100%      2,940         100%
                                                                                     ---         ---  -----------        ---
                                                                                     ---         ---  -----------        ---

------------------------

Source:  Gomberg, Fredrikson & Associates.

(1) A case of twelve 750 ml. units contains nine liters or approximately 2.38 gallons.

    The market for California premium varietal table wines has grown significantly over the last 17 years. Since 1980, unit sales of these California wines have increased at a 14% compound annual rate from approximately 6.6 million nine-liter cases to approximately 57.5 million nine-liter cases in 1996, according to Gomberg, Fredrikson & Associates. During the same time period, premium wine revenues grew at an 18% compound annual rate to approximately $2.9 billion, or approximately 67% of total California table wine sales of approximately $4.3 billion, in 1996. Over 90% of all wines made in the United States and 77% of all table wine consumed in the United States are made in California. The following chart shows estimated revenues for California premium and generic wines since 1980.

         CALIFORNIA GENERIC AND PREMIUM WINE REVENUES FROM 1980 TO 1996 EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 CHARTS #2, # 3,#4
                                                          1980       1981       1982       1983       1984       1985       1986
Premium Wine Shipments (millions of gallons)              15.8       19.6       22.9       26.9       32.5       38.5       48.9
Jug Wine Shipments (millions of gallons)                 232.8      249.3      250.4      245.1      231.9      213.3      205.3
                                                         248.6      268.9      273.3      272.0      264.4      251.8      254.2
                                                          1980       1981       1982       1983       1984       1985       1986
Premium Wine Shipments (millions of nine liter
cases)                                                     6.6        8.2        9.6       11.3       13.7       16.2       20.6
52.2
Jug Wine Shipments (millions of nine liter cases)         97.9      104.9      105.3      103.1       97.5       89.7       86.4
                                                          1980       1981       1982       1983       1984       1985       1986
Jug Wine Revenues (millions of $)                        $ 930    $ 1,022    $ 1,053    $ 1,031      $ 984      $ 905      $ 876
Premium Wine Revenues (millions of $)                    $ 211      $ 269      $ 318      $ 337      $ 478      $ 572      $ 750
                                                       $ 1,141    $ 1,291    $ 1,371    $ 1,368    $ 1,462    $ 1,477    $ 1,626

                 CHARTS #2, # 3,#4
                                                          1987       1988       1989       1990       1991       1992       1993
Premium Wine Shipments (millions of gallons)                58       67.2       71.5       81.5       88.5      102.8      105.6
Jug Wine Shipments (millions of gallons)                 201.5      199.4      199.1      186.6      176.5      182.9      176.4
                                                         259.5      266.6      270.6      268.1      265.0      285.7      282.0
                                                          1987       1988       1989       1990       1991       1992       1993
Premium Wine Shipments (millions of nine liter
cases)                                                    24.4       28.3       30.1       34.3       37.2       43.2       44.4
52.2
Jug Wine Shipments (millions of nine liter cases)         84.8       83.9       83.7       78.5       74.2       76.9       74.2
                                                          1987       1988       1989       1990       1991       1992       1993
Jug Wine Revenues (millions of $)                        $ 848      $ 841      $ 858      $ 922    $ 1,076    $ 1,154    $ 1,150
Premium Wine Revenues (millions of $)                    $ 891    $ 1,094    $ 1,204    $ 1,392    $ 1,616    $ 1,883    $ 2,002
                                                       $ 1,739    $ 1,935    $ 2,063    $ 2,314    $ 2,693    $ 3,037    $ 3,152

                 CHARTS #2, # 3,#4
                                                          1994       1995
Premium Wine Shipments (millions of gallons)             113.1      124.2
Jug Wine Shipments (millions of gallons)                 179.6      182.3
                                                         292.7      306.5
                                                          1994       1995
Premium Wine Shipments (millions of nine liter
cases)                                                    47.6
52.2
Jug Wine Shipments (millions of nine liter cases)         75.5       76.7
                                                          1994       1995       1996
Jug Wine Revenues (millions of $)                      $ 1,209    $ 1,242    $ 1,310
Premium Wine Revenues (millions of $)                  $ 2,224    $ 2,518    $ 2,942
                                                       $ 3,433    $ 3,760    $ 4,252

------------------------

    Source: Gomberg, Fredrikson & Associates.

    The growth in California premium wine revenues reflects, among other things, an increase in U.S. per capita consumption of premium California table wines from 0.2 gallons in 1986 to 0.5 gallons in 1996. During the same period, per capita consumption of all California table wines increased from 1.1 gallons to
1.2 gallons and U.S. per capita consumption of all table wines (domestically produced and imported) increased from 1.5 gallons to 1.6 gallons. These data may be indicative of both increased wine consumption and increased popularity of California premium wines among wine drinkers.

    Notwithstanding the growth in table wine sales and per capita consumption, industry reports indicate that approximately 88% of all table wine sold in the U.S. is still consumed by only 16% of the adult population between the ages of 21 and 59. Accordingly, the Company perceives significant room for growth in sales of California table wines, including premium wines.

  GRAPE DEMAND AND SUPPLY

    GRAPE DEMAND FACTORS. The demand for premium wine grapes is driven by the demand for premium wine. The Company believes that the growth in the wine market and shifts in consumer preferences from generic to premium categories reflect several factors, including medical studies linking possible health benefits to moderate wine consumption, growing awareness and interest in wines, especially by adults over 30 years of age, greater consumer education with respect to higher quality wines and general consumer preferences. The results of recent studies, including research conducted at Brigham and Women's Hospital and Harvard Medical School published in THE NEW ENGLAND JOURNAL OF MEDICINE and THE COPENHAGEN HEART STUDY, have indicated there may be positive health benefits associated with moderate consumption of wine. These studies have been reported in the news, including the November 1991 and November 1995 CBS television 60 MINUTES broadcasts concerning the "French Paradox," which suggested that moderate red wine consumption may reduce the risk of heart disease. The paradox focused on the lower incidence of heart disease among the French, compared to Americans, despite a French diet that includes cheese and other rich foods. In addition, revised dietary guidelines issued by the U.S. Department of Agriculture currently state that moderate wine drinking is associated with a lower risk of heart disease for some individuals. More recently, studies have been published that confirm a more favorable mortality profile for moderate male wine drinkers compared to nondrinkers (the Physician's Health Study from Harvard University), and that resveratrol, a compound found in wine, inhibits processes that result in the formation and spreading of cancerous tumors (University of Illinois). These reports and others like them are believed to have contributed to recent increases in the consumption of premium wines. Changes in consumer perceptions of the potential health benefits of wine, however, could have an adverse effect on the demand for wine and result in a reduction in wine grape prices.

    Wine grapes are produced in many regions in California. The climate of the coastal valleys, extending approximately 350 miles from Mendocino County in the north to Santa Barbara County in the south, is characterized by warm days and cool nights moderated by proximity to the Pacific Ocean. These are excellent conditions for production of high quality varietal wine grapes. Monterey County, the Company's focus of operations, is located approximately in the middle of this area. In contrast, the inland areas of California have more extreme summer heat conditions and are less well-suited to the production of high quality varietals. Wine grapes produced in those areas are generally better suited for use as generic wines or inexpensive premium wines. Consequently, the prices of the premium varieties produced in the inland regions are lower than the prices of the same varieties produced in the coastal regions. For example, according to the California Department of Food and Agriculture (the "CDFA") the weighted average price in 1996 for Chardonnay grapes purchased and crushed for wine was $1,543 in Napa County and $1,421 in Monterey County, compared to a range from $687 to $773 in the inland area known as the San Joaquin Valley, and the 1996 weighted average prices per ton of all grapes purchased and crushed for wine ranged from $1,020 to $1,510 in the eight coastal districts, compared to a range from $278 to $899 in California's remaining nine grape producing districts. The following table shows production and prices for grapes crushed for wine in California's 17 grape producing districts.

             GRAPES PURCHASED AND CRUSHED IN CALIFORNIA IN 1996 (1)

                                                                                                           WEIGHTED
                                                                                                            AVERAGE
                                                                                 TONS OF                 GROWER RETURN
                                                                                 GRAPES     % OF GRAPES     PER TON
 DISTRICT                                 REGION                                 CRUSHED      CRUSHED    PURCHASED (2)
-----------  ----------------------------------------------------------------  -----------  -----------  -------------
         1   Mendocino County................................................       44,023         2.3%    $   1,175
         2   Lake County.....................................................        9,297         0.5         1,023
         3   Sonoma & Marin Counties.........................................       89,675         4.7         1,359
         4   Napa County.....................................................       67,586         3.6         1,510
         5   Solano County...................................................        8,202         0.4         1,020
         6   San Francisco Bay Area Counties (3).............................        7,445         0.4         1,257
         7   Monterey and San Benito Counties................................       76,462         4.0         1,144
         8   South Central Coast (4).........................................       50,881         2.7         1,138
         9   Northern Sacramento Valley (5)..................................       24,335         1.3           445
        10   Sierra Foothills (6)............................................        9,766         0.5           868
        11   San Joaquin and Sacramento Counties (7).........................      263,401        13.9           628
        12   Northern San Joaquin Valley (8).................................      228,300        12.1           392
        13   Central San Joaquin Valley (9)..................................      719,712        38.1           278
        14   Southern San Joaquin Valley (10)................................      256,103        13.6           289
        15   Los Angeles and San Bernardino Counties.........................        2,508         0.1           569
        16   Orange, Riverside, San Diego and Imperial Counties..............        6,253         0.3           899
        17   Southern Yolo County............................................       24,642         1.3           687
                                                                               -----------       -----
             Statewide Totals................................................    1,888,591       100.0%
                                                                               -----------       -----
                                                                               -----------       -----

------------------------------

Source: CDFA, Final 1996 Grape Crush Report.

Note: Districts are shown on the Location Map located on the inside front cover of this Prospectus.

 (1) This table includes tonnage of all grapes purchased for wine, concentrate, juice, vinegar and beverage brandy by California processors. Grapes pooled by cooperatives, grown by processors and used for their own wine production and crushed to growers' accounts are not included.

 (2) Weighted average grower return per ton represents the weighted average price per ton (delivered basis) of all tonnage purchased for wine, concentrate, juice, vinegar and beverage brandy by California's processors from annual crops.

 (3) Alameda, Contra Costa, Santa Clara, San Francisco, San Mateo and Santa Cruz Counties.

 (4) Santa Barbara, San Luis Obispo and Ventura Counties.

 (5) Northern portion of Yolo and Sacramento Counties, and Del Norte, Siskiyou, Modoc, Humboldt, Trinity, Shasta, Lassen, Tehama, Plumas, Glenn, Butte, Colusa, Sutter, Yuba and Sierra Counties.

 (6) Nevada, Placer, El Dorado, Amador, Calaveras, Tuolumne and Mariposa
    Counties.

 (7) Northern portion of San Joaquin County and southern portion of Sacramento County.

 (8) Southern portion of San Joaquin County and Stanislaus and Merced Counties.

 (9) Madera and Fresno Counties, northern portions of Tulare and Kings Counties and Alpine, Mono and Inyo Counties.

(10) Kern County and southern portions of Kings and Tulare Counties.

    The most important coastal wine grape districts in terms of price and tons purchased are districts one through eight, as shown in the preceding table. While, to some extent, grapes from all districts compete, SVI considers the eight coastal regions to be its primary competitive environment and intends to focus its acquisition strategy on these areas. See "--New Vineyards." The following chart shows recent production and price history for these eight districts.

            GRAPES PURCHASED AND CRUSHED AND AVERAGE PRICES RECEIVED
                  IN EIGHT COASTAL DISTRICTS FROM 1992 TO 1996

                                                  1992                      1993                      1994               1995
                                        ------------------------  ------------------------  ------------------------  -----------
                                                      WEIGHTED                  WEIGHTED                  WEIGHTED
                                                       AVERAGE                   AVERAGE                   AVERAGE
                                                       GROWER                    GROWER                    GROWER
                                           TONS      RETURN PER      TONS      RETURN PER      TONS      RETURN PER      TONS
  DISTRICT             REGION            PURCHASED     TON ($)     PURCHASED     TON ($)     PURCHASED     TON ($)     PURCHASED
-------------  -----------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
          1    Mendocino County.......      50,063    $     724       49,079    $     679       36,841    $     727       47,507
          2    Lake County............       7,860          723        8,782          697        6,554          709        8,511
          3    Sonoma and Marin
                 Counties.............     104,244          980       99,548          935      107,099          980       95,191
          4    Napa County............      81,564        1,218       69,082        1,175       79,742        1,198       70,497
          5    Solano County..........       7,849          634        7,135          591        9,638          626        9,835
          6    SF Bay Area Counties...       5,475          909        5,206          850        5,220          854        5,554
          7    Monterey and San Benito
                 Counties.............      68,567          762       81,476          753       67,088          762       51,017
          8    South Central Coast....      44,182          819       59,192          778       49,263          784       47,571
                                        -----------               -----------               -----------               -----------
               Total Tons Purchased
                 and Weighted Average
                 Grower Return Per
                 Ton..................     369,804    $     924      379,500    $     869      361,365    $     918      335,683
                                        -----------               -----------               -----------               -----------
                                        -----------               -----------               -----------               -----------

                                      1996
                            ------------------------
                WEIGHTED                  WEIGHTED
                 AVERAGE                   AVERAGE
                 GROWER                    GROWER
               RETURN PER      TONS      RETURN PER
  DISTRICT       TON ($)     PURCHASED     TON ($)
-------------  -----------  -----------  -----------
          1     $     886       44,023    $   1,175
          2           817        9,297        1,023
          3
                    1,122       89,675        1,359
          4         1,282       67,586        1,510
          5           748        8,202        1,020
          6           937        7,445        1,257
          7
                      882       76,462        1,144
          8           851       50,881        1,138
                            -----------

                $   1,026      353,571    $   1,268
                            -----------
                            -----------

------------------------

Source: CDFA, Final 1992-1996 Grape Crush Reports.

    GRAPE SUPPLY FACTORS. The supply and price of available grapes are subject to considerable fluctuations caused by, among other things, poor weather conditions, such as excessive rain, drought, frost, excessive heat and prolonged periods of cold weather, and phylloxera infestation. The California wine industry has recently experienced a shortage of grapes due to growth in consumer demand which has outpaced supply increases because of insufficient plantings of grapes in the late 1980s, acreage taken out of production due to phylloxera infestation and reduced yields due to below average weather conditions during the growing seasons in 1995 and 1996. These factors have led to substantial price increases for wine grapes, including those produced by the Company. The Company believes that these conditions may continue for the next two to three years because new vineyards planted in recent years in response to this supply shortfall take four to six years to reach full levels of production. However, due to unpredictable factors such as consumer demand and foreign competition, no assurances can be given that grape prices will sustain recent levels.

    Phylloxera infestation has had, and is expected to have in the future, a significant impact on the California wine industry. Phylloxera is a tiny louse that feeds on the roots of non-resistant vines, generally rendering them unproductive within a few years following initial infestation. Approved pesticides, most notably Furadan-TM- and Enzone-TM-, do not eliminate, but only kill part of the phylloxera population, thus reducing the speed with which it spreads. The only reliable, long-term solution is to remove infested vines and replant them with phylloxera-resistant rootstock. Phylloxera infestation has been widespread in Napa, Sonoma, Mendocino and Monterey Counties, and most of the other wine grape producing areas in California are affected to some degree. Of the Company's approximately 2,669 net vine acres of wine grapes, approximately 2,238 net vine acres, or 84%, are planted or interplanted with phylloxera-resistant rootstock.

  PRODUCTION AND MARKETING OF CALIFORNIA PREMIUM WINE AND GRAPES

    The most popular California premium wine varieties are Chardonnay, Cabernet Sauvignon, Sauvignon Blanc and Merlot. According to estimates by Gomberg, Fredrikson & Associates, case shipments for these varietal wines in 1996 were
22.5 million, 10.8 million, 4.8 million and 4.7 million cases, respectively. Varietal grapes grown in the coastal wine grape producing districts of California tend to have sugar, flavor and other characteristics that allow wineries to make wines that consumers value more highly than varietal wines produced with grapes from other regions of the state.

    The California grape production industry is highly fragmented and consists of several thousand vineyard owners. Most wine grape producers have small, privately owned operations and sell their production to wineries, often at spot market prices from year to year. To supplement the grapes they buy from independent producers, many wineries also own or lease vineyards to supply some of their grape needs. Certain major wineries, such as Robert Mondavi, are large grape producers and produce a significant proportion of the grapes they need to make wine. There are no published data regarding ownership or contractual relationships in the California wine grape production industry and individual holdings of properties are not publicly reported. However, the Company believes it is one of the largest independent producers of premium wine grapes in California, and that there are approximately four or five independent producers of comparable size.

    California wine is produced and marketed by approximately 800 commercial wineries. However, seven wineries, E&J Gallo, Canandaigua, The Wine Group, Sutter Home, Sebastiani, Robert Mondavi and Heublein, accounted for approximately 77% of total California wine shipments in 1996. The Company historically has been, and currently is, a supplier to Heublein and Canandaigua. In 1996, Heublein was the sixth largest winery in terms of case shipments, and its brands include GLEN ELLEN, BEAULIEU VINEYARD, BLOSSOM HILL and CHRISTIAN BROS. Canandaigua was the second largest winery in 1996, and its brands include DEER VALLEY, DUNNEWOOD, TAYLOR CALIFORNIA CELLARS, INGLENOOK, PAUL MASSON and ALMADEN. The Company believes its relationships with Heublein and Canandaigua have contributed significantly to its success.

COMPANY STRATEGY

    The Company's strategic objective is to become the leading independent producer of premium varietal wine grapes in California. The Company believes that its success to date has resulted from execution of a coherent strategy that includes the following elements:

        PRODUCE HIGH VALUE PREMIUM WINE GRAPES. The Company has consistently emphasized production of high value wine grapes that its customers can use to produce premium varietal wine. These varieties principally include Chardonnay, Cabernet Sauvignon and Merlot, in addition to other varieties that command premium prices. Throughout its history, SVI has consistently provided its customers with wine grapes that meet demanding specifications for quality, as measured by sugar content and other objective characteristics. The Company maintains an ongoing program of grafting, replanting and new vineyard development to conform its product mix to take advantage of trends in the wine industry. The Company believes it has developed an excellent reputation in the grape producing industry due to its emphasis on quality and performance. See "--The Company's Grape Production Operations--Grape Production."

        CONTINUE LONG-TERM RELATIONSHIPS WITH LEADING WINE PRODUCERS. The Company has had grape purchase contracts with Heublein and its predecessors since 1972 and with Canandaigua and its predecessors since 1979. More recently, SVI has begun contracting for grape sales to smaller wineries with reputations for producing excellent wines such as The Chalone Wine Group, Ltd., Joseph Phelps Vineyards and The Hess Collection Winery. Substantially all of the Company's production is contracted at least through the harvest of 2001, and the majority is contracted at least through the harvest of 2006 with pricing arrangements the Company considers favorable. See "--The Company's Grape Production Operations--Grape Sales." The Company believes that its utilization of long-term contracts allows it to build long-term and mutually beneficial relationships with its customers and attain reliable sources of revenues not readily available to producers relying on the yearly spot market or short-term contracts with wineries.

        MAXIMIZE REVENUES AND PROFITABILITY PER ACRE. The Company consistently invests in new equipment and the development of new and improved viticultural practices in order to increase the productivity and efficiency of its vineyards. These practices include methods of interplanting grape vines to increase vine density, new trellising systems designed to support more grape production while maintaining quality, and other state-of-the-art vineyard practices that facilitate increased production and mechanization. Because increased yields per acre do not significantly increase fixed or variable costs of operating vineyards, productivity improvements contribute substantially to gross profits. Due to its continuing redevelopment and improvement program begun in 1993 on approximately 1,900 acres, the Company believes that much of its acreage now produces significantly more higher value and better quality grapes. See "--The Company's Grape Production Operations--Viticultural Practices" and "--Property Development and Capital Investment."

        ACQUIRE HIGH QUALITY VINEYARD PROPERTIES. The Company has developed a disciplined property acquisition strategy in order to increase its productive capacity and leverage its available management and equipment resources. Due to the significant capital required to own and operate vineyards and the demographic structure in the California wine grape industry, SVI believes that there may be significant opportunities for acquisitions of existing vineyards. The Company plans to capitalize on the experience and reputation of its senior management to purchase existing vineyards and purchase or lease, for terms of up to 50 years, land that is suitable for vineyards in Monterey County and other regions in California. See "--New Vineyards."

THE COMPANY'S GRAPE PRODUCTION OPERATIONS

  VINEYARD OPERATIONS

    SVI currently owns or manages approximately 4,550 acres of wine grape vineyards in Monterey and San Benito Counties. These properties consist of approximately 2,900 acres in Monterey County operated for the Company's own account (including approximately 207 new acres currently under development in Hames Valley) and approximately 1,650 acres operated under management contracts for others (including approximately 445 acres being developed in Hames Valley). As shown in the table below, the Company leases the underlying land for certain of its vineyards. Of the Company's approximately 2,669 net vine acres of wine grapes, approximately 2,050 net vine acres, or 77%, have been contracted for sale to Heublein under long-term grape purchase contracts, approximately 300 net vine acres have been contracted for sale to other winery clients, including Canandaigua, The Hess Collection Winery and The Chalone Wine Group, Ltd., and approximately 320 net vine acres represent newly developed acreage which was planted by the Company in 1996 and 1997. In addition, the Company has acquired an option to lease an additional 450 acres in Hames Valley, all of which it intends to plant with premium varietal wine grapes in 1998. See "Location Map" and "--New Vineyards--The Hames Valley Properties." The following table sets forth a description of the Company's vineyards and the wine grape varieties planted thereon.

                       THE COMPANY'S VINEYARD PROPERTIES

                               APPROXIMATE       PROPERTY
VINEYARD NAME                     ACRES        INTEREST (1)                        VARIETIES
----------------------------  -------------  ----------------  -------------------------------------------------
Scheid Vineyard.............          352    Land Lease(2)     Chardonnay, Cabernet Sauvignon, Merlot, Chenin
                                                               Blanc, Gewurztraminer, Napa Gamay, Sauvignon
                                                               Blanc

Viento Vineyard.............          231    Owned             Chardonnay, Merlot, Gewurztraminer, White
                                                               Riesling

Baja Viento Vineyard........          175    Owned             Chardonnay, Merlot, Sauvignon Blanc

Central Avenue Vineyard.....          264    Owned             Chardonnay, Merlot, Chenin Blanc, Gewurztraminer,
                                                               Sauvignon Blanc

Hacienda Vineyard...........          147    Owned             Chardonnay, Cabernet Sauvignon, Merlot,
                                                               Gewurztraminer, Napa Gamay, Sauvignon Blanc,
                                                               Zinfandel

Elm Avenue Vineyard.........           67    Owned             Chardonnay

Pueblo Vineyard.............           90    Owned             Chardonnay

El Camino Vineyard..........           47    Owned             Chardonnay, Zinfandel

Wild Horse Vineyard.........          446(3) Owned             Chardonnay, Cabernet Sauvignon, Merlot, Grenache,
                                                               Zinfandel

San Lucas Vineyard..........          874    Land Lease(4)     Chardonnay, Cabernet Sauvignon, Merlot, Sauvignon
                                                               Blanc, Syrah

Hames Valley................          207(5) Land Lease(6)     Rootstock planted in 1997 and varieties to be
                                                               determined in 1998
                                    -----

    Total...................        2,900
                                    -----
                                    -----

------------------------------

(1) All of the real property owned and leased by the Company is encumbered by deeds of trust to secure indebtedness.

(2) The initial term of this land lease expires on October 31, 2002, and SVI has an option to extend it for an additional 20 years.

(3) 28 acres of this vineyard are leased to Joseph Phelps Vineyards and managed by the Company.

(4) Comprised of two land leases with the initial term of 707 acres expiring on November 30, 2009 and the initial term of 167 acres expiring on December 31, 2026. SVI has an option to extend either or both leases for an additional 20 years.

(5) The Company has an option to lease an additional 450 contiguous acres for up to 50 years, which it plans to plant in 1998.

(6) The initial term of the land lease for the 207 acres already leased and the 450 acres subject to lease option expires on December 31, 2026, and SVI has an option to extend it for an additional 20 years.

  GRAPE PRODUCTION

    SVI's tons per acre and overall yields of higher value varieties (E.G., Chardonnay and Merlot) have increased in recent years due to, among other factors, changes in product mix through grafting, replanting, increased vine density and improvements in wine grape production technology and know-how. See "--Viticultural Practices." In 1993, the Company began a major improvement and refurbishment program and took many acres out of production temporarily in order to graft or replant new rootstock. This planned decline in grape production, along with poor weather, resulted in a significant decline in tonnage produced in 1995 and 1996. In 1996, as replanted acreage started to mature, production of high value premium varieties increased. The Company believes that its production of high value wine grapes in these vineyards will continue to increase for the next few years as replanted and interplanted vines continue to mature. However, actual grape production varies according to the variety of grape produced, vine density, the quality and type of soil, water conditions, weather and other factors and no assurances can be given that such production increases will occur with any predictability or at all. See "Risk Factors--Agricultural Risks." The following table shows SVI's net vine acres by variety from 1993 to 1997 and wine grape tonnage produced by SVI for 1996.

               NET VINE ACRES OWNED BY SVI AND TONS PRODUCED (1)

                                                                           NET VINE ACRES                        TONS
                                                        -----------------------------------------------------  ---------
VARIETY                                                   1993       1994       1995       1996       1997       1996
------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------

Chardonnay............................................        552        574        656        756        778      4,045

Merlot................................................         66        150        307        454        508      1,727

Cabernet Sauvignon....................................        286        286        286        274        295      1,372

Chenin Blanc..........................................        350        302        228        187         84      1,055

Sauvignon Blanc.......................................        171        133        133        133        133        816

Gewurztraminer........................................        103        103        103        103        103        827

Zinfandel.............................................        138        107        107         83         83        324

White Riesling........................................        183        124        103         83         39        463

Napa Gamay............................................         39         39         39         39         39        428

Grenache(2)...........................................         49         49         28         28         28        180

Early Burgundy........................................         34         13         13         --         --         --

French Colombard......................................         20         --         --         --         --         --

Replants/Grafts(3)....................................        325        436        313        164        205         --

New Acreage(4)........................................         --         --         --         54        374
                                                        ---------  ---------  ---------  ---------  ---------

    Total Net Vine Acres..............................      2,316      2,316      2,316      2,358      2,669
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
                                                                                                               ---------

    Total Tons Produced...............................     12,734     11,158      8,384     11,237         --     11,237
                                                        ---------  ---------  ---------  ---------             ---------
                                                        ---------  ---------  ---------  ---------             ---------

------------------------------

(1) The underlying land on approximately 1,433 acres is subject to long-term leases.

(2) Includes 28 acres leased to Joseph Phelps Vineyards and managed by the Company.

(3) Replants/grafts are acres which are temporarily taken out of production due to grafting or replanting to change varieties. Acres are deemed to be back in production in the third crop year.

(4) New acreage represents newly acquired bare ground which the Company has planted in the year shown.

  GRAPE SALES

    PRIMARY CUSTOMERS. The wine grape tonnage harvested from the Company's approximately 2,900 acres is largely subject to grape purchase contracts with a small number of well-known wine producing companies. The largest of these contracts, representing approximately 92% of the Company's 1996 grape sales revenues and 85% of the Company's 1996 total revenues, is with Heublein, a subsidiary of Grand Metropolitan, plc, which is headquartered in the United Kingdom and is one of the world's largest wine and spirits sales companies. In 1996, Heublein was California's sixth largest wine producing company with sales of approximately 6.4 million cases of wine. The Company's contractual relationship with Heublein's predecessor began in 1972 and has been continuous since that time. The Company believes that it is currently the largest supplier of wine grapes to Heublein. The Company has sales contracts for substantially all of the balance of its wine grape production with

Canandaigua, the second largest marketer of wine in the United States, and other wine producers, including The Chalone Wine Group, Ltd., Joseph Phelps Vineyards and The Hess Collection Winery. The Company also manages, as a contract vineyard operator, an aggregate of approximately 1,533 acres of wine grapes for Heublein and Canandaigua. See "--Vineyard Management Contracts."

    The terms of the Company's grape purchase contracts generally require the customers to purchase substantially all of the Company's production from specified vineyards at a formula price based upon the previous harvest year's sales prices as reported in the Final Grape Crush Report published by the CDFA. See "--Pricing." The contracts require the Company to deliver grapes meeting specified sugar levels and other quality measurements. Substantially all of the contracts call for payment in full within 30 days of delivery of the crop to the customer.

    The terms of the Company's long-term grape purchase contracts extend to between 2001 and 2013. Contracts covering most of SVI's acreage extend to 2006 and have "evergreen" provisions whereby the contracts continue until either party gives a three-year prior written notice of termination. The Company believes that these evergreen provisions allow it time either to renegotiate the contract with its contracting customer or to find a new customer for the grape production before the contract terminates. If these contracts are terminated, there can be no assurance that the Company will be able to replace Heublein or Canandaigua as significant purchasers of its grape production or that the Company will be able to enter into agreements with other purchasers on similar terms. Termination of these contracts with Heublein or Canandaigua could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company has enjoyed excellent relationships with its customers that have been built over many years of satisfying customer needs for quality, timely delivery and service. Long-term supply arrangements benefit customers by providing a significant, reliable supply of high-quality grapes at predictable prices, and the Company believes that in many respects Heublein and Canandaigua prefer their supply arrangements with the Company to the purchase of comparable amounts of grapes on the open market from multiple producers. These contracts also benefit the Company by providing reliable sources of revenues. SVI believes that these contracts are one of the major reasons for its past success, and it plans to rely upon these and similar contracts in the future. While contract terms are typically a function of market factors and it is not possible to know what the terms of the Company's future grape purchase arrangements will be, it is probable that any renewal or replacement of the Company's Heublein and Canandaigua contracts, which will expire in 2006, and any purchase agreements covering new vineyards will have different terms.

    PRICING. Each year the CDFA publishes the Grape Crush Report on a preliminary basis on February 10, with a final report published on March 10. The Grape Crush Report discloses the prices, tons and certain quality standards of all grapes crushed for wine from each of California's 17 wine grape producing districts in the grape harvest of the previous autumn. The report is relied upon heavily by wineries and wine grape producers to negotiate contracts and establish grape prices, as well as by financial and other institutions who serve the wine industry.

    SVI's contract grape prices are established each year by formulas which are different for each of its customers. However, substantially all of its contracts utilize a formula which is used to calculate a price for each wine grape variety based on the previous year's prices in several specified CDFA reporting districts. For example, grapes from the Company's 1997 harvest, subject to these contracts, will be sold at prices based on the actual prices for the 1996 harvest reported in the Final Grape Crush Report. This enables both the Company and its customers to know final grape prices (on a per ton basis by variety) approximately eight months in advance of each year's harvest. These multiple district formula prices, as opposed to sales on the short-term spot market, tend to moderate year-to-year swings in prices. The Company's grape purchase contracts typically utilize pricing based in part upon prices for Napa, Sonoma and Mendocino County grapes, which tend to be higher than prices for the same varieties produced in Monterey County. Renewal or replacement of the Heublein and Canandaigua agreements and agreements covering new vineyards may result in pricing that may be based more heavily on Monterey County harvests. The chart below shows the weighted average prices SVI has received per ton of grapes since 1994 and the prices it will receive for the 1997 harvest (which will occur in September and October) based on the pricing formulas of its various contracts.

              WEIGHTED AVERAGE PRICES PER TON RECEIVED BY SVI (1)

VARIETY                                                                     1994       1995       1996     1997 (2)
------------------------------------------------------------------------  ---------  ---------  ---------  ---------

Chardonnay..............................................................  $   1,092  $   1,060  $   1,188  $   1,445

Merlot..................................................................      1,083      1,090      1,183      1,436

Cabernet Sauvignon......................................................      1,129      1,113      1,193      1,420

Zinfandel...............................................................        582        623        790        971

Sauvignon Blanc.........................................................        649        682        742        898

Gewurztraminer..........................................................        590        589        663        823

White Riesling..........................................................        512        514        624        754

Chenin Blanc............................................................        417        420        482        666

------------------------------

(1) Prices for premium varieties have increased in recent years largely as a result of supply and demand conditions. Supply and demand factors will change over time and there can be no assurance that the prices received by the Company in the future will continue to increase or will match or exceed historical prices.

(2) Prices established by formula from the 1996 Final Grape Crush Report published by CDFA on March 10, 1997, assuming that delivered grapes meet the quality standards established in the relevant contracts.

  VITICULTURAL PRACTICES

    The Company continually investigates and experiments to develop enhanced viticultural practices in order to improve the yields of its vineyards and the quality of grapes it produces. Innovations developed by SVI over the past ten years have included new grafting methods, interplanting, new trellis designs and improved machine harvesting technology. In addition, the Company has experimented with increased vine densities in order to improve productivity.

    The vineyards owned by the Company were originally planted in the early 1970s with 454 vines to the acre, but in recent years wine grape producers and wineries have found that larger, more reliable production can be achieved by increasing vineyard density. SVI has increased vine density in approximately 1,750 acres by either removing the acres from production and completely replanting them at increased densities or interplanting grafted or low vine density acreage. These replanted, grafted and interplanted acres generally now range from 709 to 792 vines per acre. The Company believes that these greater vine densities are well-suited for the climate and local conditions at its vineyard properties.

    The Company frequently uses grafting to change the varieties of grapes it produces from low value varieties, such as French Colombard, to high value varieties, such as Chardonnay and Merlot. Since 1994, the Company has grafted approximately 325 acres of its vineyards, thereby changing the vineyard to a different variety. SVI has experimented with and adapted to use in vineyards grafting techniques originally developed in apple orchards. Using this method, the graft can be more precisely aligned with the vascular tissue of the rooted vine trunk and the vascular tissue of the grafting stock. This method is particularly useful when grafting mature vines and provides excellent bonding of the graft to the trunk, leading to more vigorous growth and a stronger graft union. The increased vigor encourages more grape production earlier in the productive life of the vine. While this technique was originally considered unusual for the wine grape industry, it has proven to be very effective in the Company's vineyards and has been adopted by others. The Company frequently uses other commonly accepted and proven grafting techniques on young vines and when conditions require them.

    Interplanting is a process whereby a new rootstock is planted between two mature vines, thus approximately doubling the vine density per acre. When the new interplanted rootstock has grown sufficiently (generally one or two years), it is grafted to the same variety as the mature vines on either side of it. The interplanted vine will then begin bearing small amounts of fruit after one additional year and will reach relatively full production in three more years. The cost of interplanting is far less than planting a new vineyard, and it has proven to be a very effective means of increasing production of low vine density vineyards. Due to crowding, it is necessary to prune the vines each pruning season (December, January and February) in a manner that allows sufficient space and sunlight for the grapes to ripen at the appropriate time for harvest. The Company believes that doubling the vine count, in conjunction with certain trellis changes, increases production approximately 60% in most wine grape varieties. SVI believes it was a leader in developing this technique and employed it on hundreds of its acres before it became a widely accepted practice.

    The Company's original vineyards, planted in the early 1970s, had overhead sprinkler or furrow irrigation, wooden stakes and a two or three-wire vertical trellis. Over the past eight years all of the Company's vineyards have been converted to drip irrigation, steel stakes have replaced wood and most acres have been converted to more complex, multiple wire trellising systems. Drip irrigation permits the placement of water at the base of each vine in controlled quantities and time frames with minimal evaporation and weed growth between rows, and the system is also used to deliver fertilizer and other chemical treatments to the base of the vines. Steel stakes last longer than wood and their strength is needed to support a large trellis configuration.

    Trellis design and coordinated vine training practices are two key elements for maximizing production and quality. Improved trellising systems increase per acre yields by exposing more leaf surface to sunlight and by supporting a larger crop load. Through several years of experimentation, the Company has developed a divided canopy trellis system with alternating bilateral cordons. The system promotes excellent sunlight penetration and is easily machine harvestable. SVI's divided canopy trellis system is an adaptation from the Geneva Double Curtain system developed in New Zealand. While both systems provide for even sunlight penetration on the fruit, the system developed by SVI works well with California mechanization and machine harvesting practices. Recent advances in machine harvest technology and complementary techniques and innovations have been employed on the Company's machine harvesters, which shake fruit off the vines efficiently with little or no plant injury while maintaining high quality standards. Vine foliage remains intact for post-harvest growth thereby promoting vine carbohydrate storage, which is necessary for healthy winter dormancy.

  VINEYARD PRODUCTION CYCLE

    The vineyard production cycle begins each year in December, after completion of harvest. From December through March vines are pruned and tied to trellises, and damaged stakes, trellises, irrigation systems and other vineyard components are repaired or refurbished. After winter rains end, irrigation and cultivation of the vineyards begin and continue through the harvest season. Herbicides are applied as needed through the summer. Necessary applications of pesticides and fertilizer begin in the spring and continue until harvest. Grafting and planting also take place in the first four or five months of the year. As growth of the vines accelerates beginning in late spring, they are trained and tied, and excess leaves are sometimes pulled to promote more efficient growth of vines and fruit. Depending on the rate at which fruit ripens, harvest typically begins in late-August to mid-September and is completed by the end of October or early November. Direct production costs range from $1,500 to $2,500 per acre over the course of the year for vineyards in full production, and revenues are realized at the time of harvest. Approximately one-half of annual production costs are incurred by June 30.

  PROPERTY DEVELOPMENT AND CAPITAL INVESTMENT

    Many factors affect the productive capacity of a vineyard, including geographic location, age of the vines, variety of grape grown, vine density, quality and type of soil, water quality and weather conditions. While actual grape production varies according to the combined effect of these various factors, certain growth patterns based on the maturity of the vine are generally accepted by experienced grape producers and have been confirmed by the Company's experience. Generally, newly planted vines do not produce significant amounts of fruit for the first three years and grafted vines for the first two years. During this time, the Company incurs significant development and production costs that are not offset by revenues from these vineyards and must be financed from other sources. Newly planted vines that are four to five years of age and grafted vines that are three to four years of age generally produce grapes in sufficient quantities to cover production costs and contribute to gross profit.

    In 1993, SVI began a major improvement and refurbishment program on its vineyards in order to increase production and to upgrade its variety mix to those grapes that are expected to be in greater demand and sell at higher prices. Since that time, the Company has made capital expenditures in its vineyards of over $6 million through the end of 1996 and is continuing its improvement and refurbishment program in 1997. From 1993 through 1997, the Company will have replanted or grafted approximately 995 acres to higher value varieties and interplanted an additional 870 acres. See
"--Net Vine Acres Owned by SVI and Tons Produced"

    The Company's vineyard redevelopment investments during the last four years were in addition to the Company's original costs of developing its properties. It has been the Company's experience that it currently costs approximately $15,000 to $18,000 per acre over a three-year period to develop open land into a producing premium wine grape vineyard, before taking into account the cost of land. Accordingly, the Company estimates that the current replacement value of its existing 2,900 acres is approximately $40.5 to $48.6 million, before cost of land and ignoring the amount of time necessary to produce grapes economically.

    As indicated below, much of the Company's vineyard acreage has not yet reached full productive capacity. While there can be no assurance that the Company's properties will achieve their full productive capacity at the rate indicated, if at all, the Company believes that its existing acreage represents significant potential for revenue growth. The following table shows current and anticipated maturity of the Company's vineyards.

                  MATURITY LEVELS OF SVI'S NET VINE ACRES (1)

                                                                                 CROP YEAR
                                                      ----------------------------------------------------------------
                                                        1996       1997       1998       1999       2000       2001
                                                      ---------  ---------  ---------  ---------  ---------  ---------
Acres five or more years old (at or near full
 production)........................................      1,454      1,688      1,914      2,031      2,195      2,670
Acres three and four years old (partial
 production)........................................        615        343        281        639        925        450
Acres one and two years old (not in production).....        281        639        925        450     --         --
                                                      ---------  ---------  ---------  ---------  ---------  ---------
    Total Acres.....................................      2,350      2,670(2)     3,120(3)     3,120     3,120     3,120
                                                      ---------  ---------  ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------  ---------  ---------

------------------------------

(1) The net vine acreage shown above is SVI's planted acreage only. It does not include acreage devoted to roads, storage areas, equipment yards or uses other than vineyards.

(2) In 1997, SVI began development on approximately 320 additional acres.

(3) The Company has an option to lease an additional 450 acres of undeveloped land located in Hames Valley, which it intends to plant in 1998.

    If the Company's vineyards (excluding the 450 optioned acres in Hames Valley) mature consistently with historical experience and no significant problems are encountered, they should be at or near their full productive capacity in or about 2002. Therefore, acquisitions of producing vineyards will be required prior to 2002 to achieve production increases in excess of what the Company anticipates from its existing vineyards. In addition, acquisitions of producing vineyards or open land suitable for development into vineyards will be required to sustain productivity increases after 2002 and moderate any productivity losses from the Company's existing vineyards due to grafting to new varieties, replanting with phylloxera-resistant rootstock, and various other factors that take vineyards out of production from time to time.

NEW VINEYARDS

  THE HAMES VALLEY PROPERTIES

    The Company has recently leased, for a term of up to 50 years, approximately 207 undeveloped acres and acquired an option to lease approximately 450 additional undeveloped acres in Hames Valley, which is located approximately 45 miles south of the Company's vineyard headquarters and approximately 20 miles south of the Company's San Lucas Vineyard. The Company is currently planting the 207 leased acres and plans to exercise its option and plant the additional 450 acres as vineyards in 1998. This acquisition is expected to allow the Company to leverage its existing resources, and it establishes SVI in a region where the Company believes additional property suitable for premium wine grape production is available. The Company intends to secure long-term grape purchase contracts for the grape production from these new vineyards. There can be no assurance, however, that the Company will be successful in finding a winery or wineries which will agree to such long-term wine grape purchase contracts. See "Location Map."

    After negotiating its own Hames Valley lease, SVI arranged for Canandaigua to lease an additional approximately 445 acres in Hames Valley. Pursuant to a long-term contract with Canandaigua, in 1997 SVI began to develop this acreage into vineyards that it will manage thereafter for Canandaigua. Under the contract, SVI receives monthly fees, equipment rental income and, when the vineyard begins to produce wine grapes, harvest fees. The Company has no investment in the vineyard because development money and working capital will be provided by Canandaigua.

  FUTURE VINEYARD ACQUISITIONS AND CAPITAL INVESTMENT

    Because of the increasing demand for premium wine, the Company's customers as well as other wineries have been seeking additional long-term sources of premium wine grapes. Accordingly, the Company plans to expand its operations, and it believes that with adequate capital it will have opportunities to obtain additional properties by acquiring existing vineyards and by developing new vineyards. The goals of SVI's property acquisition strategy are to increase and diversify the vineyard assets it manages, to leverage its existing management and equipment resources, to better serve its customers and develop new customers by helping them solve their grape supply problems on a long-term basis, and, in general, to capitalize on the Company's experience in vineyard management and development.

    The Company believes it will have opportunities to acquire existing vineyard properties due to a number of recent trends in the California wine grape industry. These include the increase in the scale of operations the Company perceives as necessary to satisfy the requirements of expanding wineries, large amounts of capital required to develop and service up-to-date vineyards and what the Company believes to be the demographic structure of wine grape vineyard ownership in California. The Company believes that, in comparison, many smaller property owners do not have the management, know how or access to capital necessary to own, develop or operate vineyards on a scale that will be competitive in the long run.

    Prior to acquisition of an existing vineyard, the Company plans to evaluate carefully the size, location and configuration of the property, the varieties and quantities of the grapes it produces, historical yield patterns, vineyard density, trellising configurations, irrigation systems, water quality, other operating assets that are part of the proposed acquisition (E.G., farming equipment), proximity to other SVI operations and the anticipated cash flow from the property. Another important consideration in any prospective acquisition of existing vineyards will be the opportunity to increase revenues by upgrading or redeveloping the property. The Company's goal is to acquire properties on terms that will increase earnings. In addition, the Company anticipates that acquisitions can be structured in several ways, and could include components such as cash, equity securities, seller financed debt or mortgage debt.

    The Company also believes that it can develop new vineyards. Land may be acquired either through fee-simple purchase or through long-term ground leases. In connection with new developments, the Company will consider, among other things, size, location, topography, soil characteristics, the quality, type and yields of wine grapes produced in the vicinity, access to reliable water supply and proximity to other Company operations. It has been the Company's experience that it costs approximately $15,000 to $18,000 per acre in capital expenditures over a three-year period to develop open land into a producing premium wine grape vineyard, before taking into account the cost of land. In general, a vineyard will become partially productive approximately three years after development has begun and at or near full productivity in approximately five years.

    While the Company is aware of many operating vineyards that could efficiently be added to the Company's operations and several properties that would be suitable for future development of vineyards, there can be no assurance that the Company will acquire additional properties.

ADDITIONAL OPERATIONAL MATTERS

    CROP INSURANCE. The Company currently maintains multi-peril crop insurance coverage protection against reduced harvests on 1,907 of the Company's acreage of vines more than four years of age. Insurance coverage under this policy is available under certain limited circumstances, and there can be no assurance that coverage, if available, will be sufficient. In the event of a major crop failure, for example, this insurance would not cover lost revenue. Therefore, any crop failure would have a material adverse effect on the Company's business, financial condition and results of operations.

    AGRICULTURAL HAZARDS. Wine grape production is subject to many risks common to agriculture that can materially and adversely affect the quality and quantity of grapes produced. These hazards include, among other things, adverse weather such as drought, frost, excessive rain, excessive heat or prolonged periods of cold weather. These weather conditions can materially and adversely affect the quality and quantity of grapes produced by the Company and its profitability. For example, in 1995 and 1996, poor weather (combined with a planned reduction in producing acreage for redevelopment during this period) contributed to a significant decline in the tonnage of grapes produced by the Company. To the extent a grape producer's properties are geographically concentrated, the effects of local weather can be material. The vineyards owned by SVI are spread over a distance of approximately 50 miles, north to south, close to Highway 101 in Monterey County. There can be no assurance that adverse weather in the future could not affect a substantial portion of the Company's vineyards in any year and have a material adverse effect on the Company's business, financial condition and results of operations.

    Vineyards are also susceptible to certain diseases, insects and pests, which can increase operating expenses, reduce yields or kill vines. In recent years phylloxera, a louse that feeds on the roots of grape vines, has infested many vineyards in the wine grape producing regions of California and caused grape yields to decrease. Within a few years of the initial infestation, phylloxera can leave a vine entirely unproductive. Phylloxera infestation has been widespread in California, particularly in Napa, Sonoma, Mendocino and Monterey Counties, and most of the other wine grape producing areas of the state are affected to some degree. Phylloxera infestation can be reduced through use of the chemical pesticides Furadan-TM- and Enzone-TM-. While Furadan-TM- is still approved for use in Monterey County, its use is no longer legal in certain other viticultural regions of California, including Napa, Sonoma and Mendocino Counties. There can be no assurance that Furadan-TM- will continue to be a viable method of controlling phylloxera for the Company. If Furadan-TM- use is restricted in Monterey County, the Company will rely more on the use of Enzone-TM-. If the use of Enzone-TM- is prohibited in Monterey County, however, there can be no assurance that the Company will be able to find a safe, cost-effective alternative.

    As a result of this widespread problem, thousands of vineyard acres throughout the State of California have been replanted with phylloxera-resistant rootstock or, in some cases, taken out of production completely. It takes approximately four to five years for a replanted vineyard to bear grapes in quantities sufficient for profitable operations. The Company estimates that it currently costs approximately $15,000 per acre to replant vineyards. Of the Company's approximately 2,669 net vine acres of wine grapes, approximately 2,238 net vine acres, or 84%, are planted or interplanted with phylloxera-resistant rootstock. The remaining approximately 431 acres are planted on non-resistant rootstock and are, therefore, potentially susceptible to phylloxera infestation. The Company is managing the non-resistant acres through application of Furadan-TM- and a program of selective replantings. There can be no assurance that the Company's vineyards will not have serious phylloxera infestations in the future, causing reduced yields and requiring significant investments in replanting.

    Other pests that may infest vineyards include leafhoppers, thrips, nematodes, mites, insects, orange tortrix, twigbore, microflora and various grapevine diseases. Pesticides and the selection of resistant rootstocks reduce losses from these pests, but do not eliminate the risk of such loss. Gophers, rabbits, deer, wild hogs and birds can also pose a problem for vineyards, and wine grape vines are also susceptible to certain virus infections which may cause reduction of yields. None of these currently poses a major threat to the Company's vineyards, although they could do so in the future and, at that time, will have the potential to subject the vineyards to severe damage.

    WATER SUPPLY. The Company's vineyards are located in the Salinas Valley through which flows the Salinas River. The watershed of the Salinas Valley is from the Ventana Wilderness in the Los Padres National Forest and Santa Lucia range of coastal mountains. The Salinas River supplies a very large aquifer which is tapped by agricultural users. In addition, the Salinas River is fed by two large reservoirs, Lake Nacimiento and Lake San Antonio, which were built primarily for agricultural water supply purposes to serve the Salinas Valley. These reservoirs are maintained by the Monterey County Water Resource Agency.

    The Company drip irrigates its vineyards from wells located on or near its vineyards. The quality of the water obtained from the wells is good, and the wells have proven to be a plentiful and reliable source of water for the Company's operations, even during the drought years of the late 1980s. The Company believes its sources of water will be available for the foreseeable future, but various factors such as drought or contamination could impair the Company's water supply and adversely affect its business, financial condition and results of operations.

ENVIRONMENTAL ISSUES

    SVI currently maintains 14 above-ground fuel storage tanks on its own vineyard properties to provide fuel to its various vehicles and machinery. These tanks have capacities ranging from approximately 500 to 10,000 gallons and are installed on concrete slabs with catch basins to protect the ground surface from any inadvertent release. No underground storage tanks are located on the Company's properties.

    The Company's current operations require the periodic usage of various chemical herbicides, fungicides and pesticides, some of which contain hazardous or toxic substances. The usage and storage of these chemicals are, to varying degrees, subject to federal and state regulation. To the extent that the Company stores such chemicals, they are contained in a secured storage facility at the Company's vineyard headquarters' compound. The most toxic pesticide used by the Company, Furadan-TM-, is not stored on-site, but is delivered as needed by an unaffiliated company and applied to the vineyard under the supervision of a state licensed applicator. The Company also maintains a comprehensive safety program supervised by the Company's human resources safety director and a licensed pest control advisor.

VINEYARD MANAGEMENT CONTRACTS

    The Company manages, as a contract vineyard operator, approximately 1,656 acres in Monterey and San Benito Counties for four vineyard owners, including approximately 1,533 acres managed for Heublein and Canandaigua. Pursuant to its management and harvest contracts, the Company is reimbursed for the costs of labor and equipment it provides and receives management fees based on the acreage managed and harvested. The Company's vineyard management contracts generally expire no earlier than the completion of harvest in years ranging from 2004 to 2012, and otherwise may be terminated by either party with one or two years' advance notice. In certain cases the Company has also received fees for financing vineyard improvements, securing property and designing vineyards. The Company may enter into similar arrangements for other vineyard properties in the future.

WINE PRODUCTION AND SALES

    SVI began limited production of its own ultra premium varietal wines under the SCHEID VINEYARDS and SAN LUCAS VINEYARD labels in 1991. The Company has contracted for its wine production with Storrs Winery, a small producer of award winning wines located in Santa Cruz, California, approximately 50 miles from the Company's vineyard headquarters' compound. The Company currently subleases space in a 1,600 square foot building from Storrs Winery, including certain space dedicated for the Company's exclusive use in connection with its winemaking activities. In 1996, the Company obtained a winery license, and a tasting room was opened in April 1997 at the Company's vineyard headquarters' compound located on U.S. Highway 101 (a major north-south thoroughfare between San Francisco and Los Angeles) just south of Greenfield and north of King City in Monterey County.

    Production and sales have been limited to date. In 1996, SVI produced approximately 2,000 cases of ultra premium varietal wines, including Chardonnay, Cabernet Sauvignon, Merlot and White Riesling, using portions of the Company's grapes. While its actual wine production will depend on various factors, the Company currently plans to increase its annual production to approximately 5,000 cases by late 1998. As it increases wine production, the Company intends to distribute directly through its tasting room, restaurants, clubs and a few selected retailers. It also intends to offer its wines at discounts from retail to holders of at least 100 shares of its Class A Common Stock. SVI has not yet earned a profit on its wine business and cannot predict when, or if, these operations will become profitable. Further, SVI does not expect its wine business to have a material impact on sales or earnings in the foreseeable future. No assurances can be given that wine production and sales ever will be a major source of profit for the Company.

COMPETITION

    Wine grape growing and wine production are extremely competitive. There are an estimated 800 commercial wineries which produce and market California table wine, approximately half of which produce fewer than 5,000 cases per year. Seven wineries account for approximately 77% of sales based on total California wine shipments in 1996. In addition, there are many sources of supply of wine grapes in California and in countries outside the United States. At the end of 1995, approximately 360,000 acres were planted to wine grapes in California according to the CDFA, and the number of planted acres is growing. Most wine grape producers have small, privately owned operations and sell their production to wineries, often at spot market prices from year to year. Quality of production and yields can vary widely from vineyard to vineyard in the same geographic area. To supplement the grapes they buy from independent producers, many wineries also own or lease vineyards to supply some of their grape needs. Certain major wineries, such as Robert Mondavi, are large wine grape producers and produce a significant proportion of the grapes they need to make wine. Substantial vineyard acreage is also owned by other wineries and more is being developed. There are no published data regarding the size of the wine grape production industry in California, and holdings of properties are not publicly reported. However, the Company believes it is one of the largest independent producers of premium wine grapes in California, and that there are approximately four or five independent producers of comparable size in terms of acreage.

    In addition, there are numerous wine producers in Europe, South America, South Africa, Australia and New Zealand. All of these regions export wine into the United States. California grape and wine supply shortages, especially in red wines, have prompted some domestic national brand marketers to purchase wine from foreign sources. Most imports are bottled wines; however, some wineries have imported bulk wine in large tanks for bottling and sale in the United States. Imports to California for these purposes increased from approximately 279,300 gallons in 1995 to approximately 5,994,000 gallons in 1996. Over 90% of the bulk wine imported for this purpose came from Chile and France.

TRADEMARKS AND LABELS

    The Company has commenced the trademark registration process with respect to a specific slogan which the Company wishes to use on souvenirs and paraphernalia to be sold at the Company's wine-tasting room. The Company also has wine labels approved by BATF, including the SCHEID VINEYARDS and SAN LUCAS VINEYARD brand names.

EMPLOYEES AND LABOR RELATIONS

    The Company has approximately 53 full-time employees and employs seasonal and contract labor for vineyard development, pruning, harvesting and other related tasks during peak seasons. Field labor needs are seasonal, normally peaking at approximately 280 field workers at harvest, and dropping to a low of approximately 50 immediately after harvest. The Company also uses contracted labor for specialized work, such as grafting, and otherwise when necessary.

    SVI entered into a two-year contract with the UFW in January 1996. The contract calls for an increase of approximately 2% in field labor costs through 1997. The Company believes its labor relations are satisfactory. The Company has never had a walk-out, sit-down, slow-down or strike, and the existing contract has a "no strike" clause. The Company has, however, been picketed, particularly during the organizing effort by the UFW and during negotiation of the first contract in 1995.

LEGAL PROCEEDINGS

    The Company is not a party to any material legal proceedings.

PROPERTIES

    CORPORATE HEADQUARTERS. The Company's executive corporate office occupies approximately 5,685 square feet in Marina del Rey, California under a five-year lease with Tesh Partners, L.P., a limited partnership of which SVI is the general partner and four members of the Scheid family are limited partners. See "Certain Transactions." The lease expires in 1999. The Company believes that its existing facilities will be adequate to meet the Company's needs for the foreseeable future. Should the Company need additional space, management believes it will be able to secure additional space at commercially reasonable rates.

    VINEYARDS. The Company currently owns approximately 1,467 acres of land and leases approximately 1,433 acres of land underlying its vineyards, all of which are located in Monterey County, California. See "--The Company's Vineyard Properties." The four leases to which the Company is a party were entered into in 1973, 1979, 1996 and 1997, respectively, and each of the land leases has an initial term of approximately 30 years and options to extend for an additional 20 years. In addition, if the owner of any leased property decides to sell, the Company has rights of first purchase or first refusal.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    Set forth below are the names, ages, positions and a brief description of the business experience of the Company's executive officers and directors.

NAME                                      AGE                                   POSITION
-------------------------------------     ---     ---------------------------------------------------------------------
Alfred G. Scheid (1).................     65      Chairman of Board of Directors and Chief Executive Officer
Scott D. Scheid......................     37      Vice President and Chief Operating Officer and a Director
Heidi M. Scheid (2)..................     34      Vice President Finance, Chief Financial Officer, Treasurer and a
                                                    Director
Kurt J. Gollnick.....................     38      Vice President Vineyard Operations
Ernest M. Brown......................     70      Vice President, Controller and Secretary
John L. Crary (1)(2)(3)..............     43      Director
Robert P. Hartzell (1)(2)(3).........     63      Director

------------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Member of the Stock Plan Administrative Committee.

    ALFRED G. SCHEID, the Company's Chairman and Chief Executive Officer, was one of the founders of SVI in 1972 and has served continuously as its Chief Executive Officer since that time. Mr. Scheid has been engaged full-time in the business of SVI since 1988, when he became the sole owner of the Company. Prior to 1988, Mr. Scheid had other business affairs outside SVI. Mr. Scheid is a founder of the California Association of Winegrape Growers, a trade association that represents the interests of California wine grape producers and has served as its chairman. He is also a founder of Monterey Wine Country Associates, a trade association composed primarily of wine grape and wine producers, and has been an associate member of the Wine Institute, a San Francisco-based trade organization, for 25 years. Mr. Scheid is a graduate of the Harvard Graduate School of Business, and is the father of Scott D. and Heidi M. Scheid.

    SCOTT D. SCHEID became Chief Operating Officer and a Director of the Company in 1997. Mr. Scheid joined the Company in 1986 as Vice President and has been engaged full-time in the business of the Company since that time. Prior to joining SVI, he was employed as an options trader with E.F. Hutton & Company Inc. Mr. Scheid holds a B.A. degree in economics from Claremont Mens College and is a director of Monterey Wine Country Associates.

    HEIDI M. SCHEID became the Company's Vice President Finance, Chief Financial Officer and a Director in 1997. Ms. Scheid joined the Company in 1992 as Director of Planning after serving as a senior valuation analyst at Ernst & Young, LLP for two years. Prior to that, she was an associate with Interven Partners, a venture capital firm. Ms. Scheid holds an M.B.A. degree from the University of Southern California.

    KURT J. GOLLNICK has been the Company's Vice President Vineyard Operations, since 1997. Mr. Gollnick joined SVI in 1988 as General Manager, Vineyard Operations. For seven years prior to joining the Company, Mr. Gollnick was a vineyard manager for Thornhill Ranches of Santa Maria, California, where he managed 1,200 acres of vineyards. He has served as a director of the California Association of Winegrape Growers since 1989. Mr. Gollnick has also served as president of the Central Coast Grape Growers and Monterey Grape Growers Associations. Mr. Gollnick holds a B.S. degree in agricultural economics from the California Polytechnic State University, San Luis Obispo.

    ERNEST M. BROWN joined the Company in 1972, and at various times has served as the Company's Vice President, Controller and Secretary. Mr. Brown currently holds all three of these positions.

Mr. Brown is a licensed certified public accountant and was formerly a partner with the accounting firm of Lee, Sperling, Brown and Hisamune.

    JOHN L. CRARY became a Director of the Company in 1997. Since 1988 Mr. Crary has been a corporate financial advisor and venture capital investor active with companies in the agricultural, bioscience and energy industries. From 1980 to 1988 Mr. Crary was an investment banker in the corporate finance department of E.F. Hutton & Company Inc. Mr. Crary has been a consultant to SVI and its predecessors since 1993 in connection with financial matters, acquisitions and business strategy. Mr. Crary is a founder and director of Petroleum Capital Associates, Inc., a privately held oil and gas investment concern, and is a graduate of the University of California, Irvine and the Columbia University Graduate School of Business.

    ROBERT P. HARTZELL became a Director of the Company in 1997. Mr. Hartzell is the owner of Harmony Vineyards, a producer of premium Zinfandel wine grapes near Lodi, California. From 1978 to 1996 Mr. Hartzell was President of the California Association of Winegrape Growers. For six years during this period, Mr. Hartzell also served on the Agricultural Policy Advisory Committee to the U.S. Secretary of Agriculture and the U.S. Trade Representative in connection with the General Agreement on Trade and Tariffs negotiations. Mr. Hartzell has also served as Deputy Director of the California Department of Food and Agriculture. Mr. Hartzell holds a B.S. degree from the University of California, Davis.

    All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The total number of directors comprising the Board of Directors is currently set at five. See "Description of Capital Stock--Class A Common Stock and Class B Common Stock--Voting Rights."

BOARD OF DIRECTORS, COMMITTEES AND COMPENSATION

    The Board of Directors has appointed an Audit Committee, a Compensation Committee and a Stock Plan Administrative Committee. The members of the Audit Committee are Messrs. Crary and Hartzell and Ms. Scheid. Responsibilities of the Audit Committee include reviewing financial statements and consulting with the independent auditors concerning the Company's financial statements, accounting and financial policies and internal controls and reviewing the scope of the independent auditors' activities and fees. The members of the Compensation Committee are Messrs. Alfred G. Scheid, Crary and Hartzell. The Company's Compensation Committee establishes and reviews salary, bonus and other forms of compensation for officers of the Company, provides recommendations for the salaries and incentive compensation of the employees and consultants of the Company, reviews training and human resources policies and makes recommendations to the Board of Directors regarding such matters. The members of the Stock Plan Administrative Committee are Messrs. Crary and Hartzell. The Stock Plan Administrative Committee administers the 1997 Stock Option/Stock Issuance Plan.

    The Company pays each non-employee director an annual fee of $5,000 and $500 for each Board meeting attended in person and reimburses such director for all expenses incurred by him in his capacity as a director of the Company. Under the Company's 1997 Stock Option/Stock Issuance Plan, each non-employee director will receive a 10,000-share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. See "--1997 Stock Option/Stock Issuance Plan."

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid, during the year ended December 31, 1996, to (i) the Chief Executive Officer of the Company and (ii) the Company's only other executive officers whose total compensation for the 1996 fiscal year exceeded $100,000 (the "Named Executive

Officers") for services rendered in all capacities to the Company. No other Company employee earned more than $100,000 during the 1996 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                 1996 COMPENSATION (1)
                                                                                 ----------------------
NAME AND PRINCIPAL POSITION                                                        SALARY       BONUS
-------------------------------------------------------------------------------  -----------  ---------
Alfred G. Scheid
  Chairman of Board and
  Chief Executive Officer......................................................  $   400,000     --
Scott D. Scheid
  Vice President and Chief Operating Officer...................................  $    90,000  $  75,000
Heidi M. Scheid
  Vice President Finance, Chief Financial Officer
  and Treasurer................................................................  $    75,000  $  30,000
Kurt J. Gollnick
  Vice President Vineyard Operations...........................................  $    92,700  $  85,000
Ernest M. Brown
  Vice President, Controller and Secretary.....................................  $   118,000  $  72,000

------------------------

(1) With respect to each of the Named Executive Officers, the aggregate amount of perquisites and other personal benefits, securities or property received was less than either $50,000 or 10% of the total annual salary and bonus reported for such Named Executive Officer.

STOCK OPTION GRANTS

    No stock options or appreciation rights were granted to any Named Executive Officers during the 1996 fiscal year. In 1997 prior to the offering, the Stock Plan Administrative Committee intends to grant options to purchase 118,000 shares of Class A Common Stock in the aggregate under the Company's 1997 Stock Option/Stock Issuance Plan to certain employees of the Company, including the following option grants to executive officers: Scott D. Scheid (20,000 shares); Heidi M. Scheid (20,000 shares); Kurt J. Gollnick (20,000 shares); and Ernest M. Brown (20,000 shares). The options become exercisable in a series of installments over the four-year period of service measured from the grant date and have an exercise price at the fair market value.

1997 STOCK OPTION/STOCK ISSUANCE PLAN

    An aggregate of 200,000 shares of Class A Common Stock have been authorized for direct issuance to, or issuance upon exercise of options that may be granted to, directors, officers, employees and consultants of the Company under the 1997 Stock Option/Stock Issuance Plan (the "Plan"). In no event, however, may any one participant in the Plan receive option grants or direct stock issuances for more than 100,000 shares of Class A Common Stock in the aggregate per calendar year. The terms and provisions of the outstanding options are substantially the same as those which will be in effect for grants made under the Discretionary Option Grant Program of the Plan, except outstanding options are not subject to acceleration upon the termination of an optionee's employment following a change in control in the same manner as described below for other options.

    The Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Class A Common Stock at an exercise price not less than 100% of the fair market value of those shares on the grant date; (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Class A Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services; and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee directors to purchase shares of Class A Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

    The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Stock Plan Administrative Committee. The Stock Plan Administrative Committee, as Plan Administrator, will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

    In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. However, the Plan Administrator has the discretionary authority to structure option grants and repurchase rights under the Discretionary Option Grant and Stock Issuance Programs so that the shares subject to those options or repurchase rights will vest immediately upon (i) a merger or asset sale in which those options are assumed or those repurchase rights are assigned or (ii) the termination of the individual's service, whether involuntarily or through a resignation for good reason, within a designated period following a merger or asset sale in which those options are assumed or those repurchase rights are assigned or following a change in control of the Company effected by a successful tender offer for more than 50% of the Company's outstanding voting securities or by proxy contest for the election of directors.

    The Plan Administrator has the authority to effect the cancellation of outstanding options under the Plan in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the shares of Class A Common Stock on the new grant date.

    Under the Automatic Option Grant Program, each individual who is serving as a non-employee director on the date the Underwriting Agreement between the Company and the Representatives is executed will receive an option grant on such date for 10,000 shares of Class A Common Stock, provided such individual has not otherwise been in the prior employ of the Company and has not previously received an option grant from the Company in his or her capacity as a non-employee director. Each individual who first becomes a non-employee director at any time after such date will receive a 10,000-share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, at each Annual Stockholders Meeting, beginning with the 1998 Annual Meeting, each individual with at least six months of Board service who is to continue to serve as a non-employee director after the meeting will receive an additional option grant to purchase 2,500 shares of Class A Common Stock, whether or not such individual has been in the prior employ of the Company.

    Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of Board service. The initial 10,000-share option grant will become exercisable in a series of four successive equal annual installments over the optionee's period of Board service. Each additional 2,500-share option grant will become exercisable upon the optionee's completion of one year of Board service measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a director.

    The Board may amend or modify the Plan at any time. The Plan will terminate in June 2007, unless sooner terminated by the Board.

LIMITATION OF DIRECTORS' LIABILITY; INDEMNIFICATION

    The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the director derived an improper personal benefit.

    The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. Indemnification under the Company's Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

    The Company has entered into agreements to provide indemnification for the Company's directors and certain officers in addition to the indemnification provided for in the Bylaws. These agreements, among other things, will indemnify the Company's directors and certain officers to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such persons' service as directors or officers of the Company or an affiliate of the Company.

    There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company, and the Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

RETIREMENT PLANS

    The Company has two 401(k) profit sharing plans. The first plan is for the benefit of the Company's employees who are covered by the United Farm Workers of America Collective Bargaining Agreement. All union employees of the Company are eligible to participate after having worked 500 hours within a one-year period. The Company contributes 15 cents for each hour worked by eligible employees. The second plan covers SVI's non-union employees. All non-union employees of the Company are eligible to participate in the plan after one year of employment. Employees may contribute between 1% and 15% of their annual compensation. The Company matches 50 cents for every dollar of an employee's contributions up to 6% of the employee's annual salary.

    In addition to its 401(k) plans, SVI has an individual retirement agreement with Ernest M. Brown, Vice President, Controller and Secretary of the Company, age 70. This agreement provides for SVI to pay to Mr. Brown $100,000 per annum at the time of his retirement or disability for the rest of his life. Mr. Brown has not set a date for his retirement and this retirement agreement is unfunded; therefore, it is not possible to determine the absolute dollar amount for which the Company is liable in the future. The Company has, however, reserved $584,237 for this contingency as of December 31, 1996.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company has entered into an employment agreement (collectively, the "Employment Agreements") with each of Alfred G. Scheid, Scott D. Scheid, Heidi
M. Scheid and Kurt J. Gollnick (collectively, the "Employees") providing for a minimum employment of five years beginning on June 1, 1997. Under their respective Employment Agreements, Alfred G. Scheid currently is entitled to an annual base salary of $400,000, Scott D. Scheid currently is entitled to an annual base salary of $130,000 and each of Heidi M. Scheid and Kurt J. Gollnick is entitled to an annual base salary of $120,000. The base salary under each Employment Agreement is subject to upward adjustment and each Employee is eligible for bonus compensation pursuant to bonus arrangements, as determined by the Compensation Committee. The Company may terminate each Employee's employment at any time with or without cause, and no severance payment obligations are provided. A Buy-Sell Agreement by and among the holders of Class B Common Stock provides, among other things (see "Principal Stockholders--Agreement Among Class B Stockholders"), that the shares of Class B Common Stock held by Mr. Gollnick (currently 290,093) are purchasable at the option first of the Company, next of Alfred G. Scheid if the Company does not exercise such option, and thereafter of Scott D. Scheid and Heidi M. Scheid if the Company and Alfred G. Scheid do not exercise such options, if Mr. Gollnick's employment with the Company terminates for any reason other than death. If such termination occurs within five years following the date of the Buy-Sell Agreement, the per share purchase price for Mr. Gollnick's shares of Class B Common Stock will be equal to the price per share he paid for such shares, and if such termination occurs five years or more following such date, the per share purchase price will be the lower of the weighted average trading price of the Class A Common Stock on the immediately preceding 20 trading days on which such Class A Common Stock actually was traded and the per share offering price for such Class A Common Stock in this offering.

    The Stock Plan Administrative Committee, as Plan Administrator of the Plan, will have the authority to provide for the accelerated vesting of the shares of Class A Common Stock subject to outstanding options held by any of the executive officers of the Company in connection with certain changes in control of the Company or the subsequent termination of such executive officer's employment following the change in control event.

CONSULTING AGREEMENTS

    SVI entered into a Consulting Agreement (the "Consulting Agreement"), effective June 1, 1997, with John L. Crary, a director of the Company. Under the Consulting Agreement, Mr. Crary consults with SVI generally on matters relating to the wine grape industry and to the development and implementation of the Company's strategic objectives, including acquisition of vineyard properties. The Consulting Agreement has a one year term, ending on May 31, 1998, unless extended by mutual agreement of Mr. Crary and the Company. The Company pays $7,500 per month to Mr. Crary for his services under the Consulting Agreement.

    SVI periodically consults with Robert P. Hartzell, a wine industry consultant and a director of the Company, on various matters relating to its business activities. The Company pays Mr. Hartzell on an hourly basis, at varying rates depending on the nature of service being provided.

                              CERTAIN TRANSACTIONS

CORPORATE HEADQUARTERS LEASE

    Pursuant to a five-year lease (the "Lease"), SVI leases the third floor of a newly remodeled, three-story office building in Marina del Rey, a suburb of Los Angeles, from Tesh Partners, L.P., a limited partnership comprised of members of the Scheid family. The Company occupies 5,685 square feet and the rest of the building (approximately 5,300 square feet) is leased to unrelated parties. SVI is the general partner and the limited partners of Tesh Partners, L.P. are Alfred G. Scheid's four children, two of whom are Scott D. Scheid, Vice President, Chief Operating Officer and a director of the Company, and Heidi M. Scheid, Vice President Finance, Chief Financial Officer, Treasurer and a director of the Company. The lease runs until 1999 and the rent is $91,416 annually, plus an additional annual amount of $3,660 for parking. The Company believes that the terms of the Lease are at least as favorable to the Company as if the Lease were entered into with an unaffiliated third party.

S CORPORATION TERMINATION

    The Company has been a Subchapter S Corporation for federal and California state income tax purposes since 1989. As a result, the net income of the Company for federal and certain state income tax purposes for such periods was reported by, and taxed directly to the Company's principal stockholder, Alfred G. Scheid, whether or not such earnings were distributed. Upon termination of its Subchapter S status and conversion to C Corporation status, the Company will determine its cumulative S Corporation earnings and make a distribution to Mr. Scheid. This amount is estimated at $3,000,000. In addition, a distribution of approximately $475,000 will be made to the limited partners of Vineyard Investors 1972 to pay income taxes on income from the partnership.

EXCHANGE OF PARTNERSHIP UNITS AND LIMITED LIABILITY COMPANY INTERESTS FOR CLASS
  B COMMON STOCK

    Prior to the date of this offering, the Company was the general partner of
(i) Vineyard Investors 1972 ("VI-1972"), a California limited partnership having as its limited partners the Company, Big Vines Limited Liability Company ("Big Vines"), a California limited liability company having Scott D. Scheid (the son of Alfred G. Scheid, Vice President, Chief Operating Officer and a director of the Company) and Heidi M. Scheid (the daughter of Alfred G. Scheid, Vice President Finance, Chief Financial Officer, Treasurer and a director of the Company) as its members, Emanty Limited Liability Company, a California limited liability company having Alfred G. Scheid (Chairman of the Board and Chief Executive Officer of the Company), Tyler P. Scheid (the son of Alfred G. Scheid) and Emily K. Liberty (the daughter of Alfred G. Scheid) as its members, and Kurt
J. Gollnick (Vice President Vineyard Operations of the Company); and (ii) Vineyard 405 ("V-405"), a California limited partnership having as its limited partners SVI and VI-1972. Prior to such date, the Company also was a member of Quadra Partners LLC ("Quadra Partners"), a California limited liability company having Alfred G. Scheid, Scott D. Scheid, Heidi M. Scheid and Kurt J. Gollnick as additional members. During their respective existences, VI-1972 was the owner of the vineyard properties currently owned by the Company known as Central Avenue Vineyard, Hacienda Vineyard, Elm Avenue Vineyard, Pueblo Vineyard, El Camino Vineyard and Wild Horse Vineyard; V-405 was the owner of the vineyard properties currently owned by the Company known as Viento Vineyard and Baja Viento Vineyard; and Quadra Partners was the ground lessee of approximately 167 acres of the vineyard property known as San Lucas Vineyard. See "Business--The Company's Vineyard Properties." In connection with this offering, the membership interests held by all members of Quadra Partners and the limited partnership units held by all limited partners in VI-1972 and by VI-1972 in V-405, other than those held by SVI in each case, were exchanged for Class B Common Stock of the Company (the "Exchange Transaction"). As a result, each of Quadra Partners, VI-1972 and V-405 was terminated and dissolved, and their respective former members and limited partners received an aggregate of 1,451,396 shares of Class B Common Stock, representing approximately 33% of the pre-offering issued and outstanding common stock of the Company on a fully-diluted basis. In addition, Big Vines was terminated and dissolved on the date of this offering, and as a result its members, Scott D. Scheid and Heidi M. Scheid, received the shares of Class B Common Stock to which Big Vines was entitled. The following table sets forth the number and percentage of shares of Class B Common Stock of SVI received by the members of and limited partners in Quadra Partners, VI-1972 and V-405 a result of the Exchange Transaction:

                                                                     NUMBER OF            PERCENTAGE OF
                                                                 SHARES OF CLASS B       CLASS B COMMON
NAME OF MEMBER OR PARTNER                                      COMMON STOCK RECEIVED    STOCK OUTSTANDING
-------------------------------------------------------------  ----------------------  -------------------
Emanty Limited Liability Company.............................            573,870                 13.0%
Alfred G. Scheid(1)..........................................              7,247(1)               0.2%
Scott D. Scheid..............................................            290,093                  6.6%
Heidi M. Scheid..............................................            290,093                  6.6%
Kurt J. Gollnick.............................................            290,093                  6.6%
                                                                      ----------                  ---
  Total......................................................          1,451,396                 33.0%
                                                                      ----------                  ---
                                                                      ----------                  ---

------------------------

(1) All of the shares are owned by Mr. Scheid as Trustee of the Alfred G. Scheid Revocable Trust, dated 10/8/92.

GOLLNICK NOTE

    On December 30, 1994, Kurt J. Gollnick, the Vice President of Vineyard Operations of the Company, purchased 555 limited partnership units of VI-1972 from SVI in exchange for the delivery by Mr. Gollnick to the Company of a Promissory Note (the "Gollnick Note") in the original principal amount of $98,790. The Gollnick Note bears interest at the rate of 8.23% per annum, and is payable interest only on the 30th day of December of each year until December 30, 2004, at which time the entire principal balance and all accrued, unpaid interest is payable in full.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Class B Common Stock, immediately prior to the offering, as adjusted to reflect the sale of the shares offered hereby (assuming no exercise of the Underwriters' over-allotment option) (i) by each person known to the Company to beneficially own more than 5% of the outstanding shares of the Company's Class A and Class B Common Stock, (ii) by each of the Company's directors, (iii) by each of the Named Executive Officers and (iv) by all directors and executive officers of the Company as a group. Such persons do not own any shares of Class A Common Stock. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

                                                                                          PERCENT OF TOTAL VOTING
                                                                                          POWER BASED ON SHARES OF
                                                                   NUMBER OF SHARES OF      CLASS B COMMON STOCK
                                                                     CLASS B COMMON          BENEFICIALLY OWNED
                                                                   STOCK BENEFICIALLY   ----------------------------
                                                                   OWNED PRIOR TO AND   PRIOR TO THE     AFTER THE
NAME AND ADDRESS (1)                                               AFTER THE OFFERING   OFFERING (2)   OFFERING (3)
-----------------------------------------------------------------  -------------------  -------------  -------------
Alfred G. Scheid (4).............................................        2,949,851             67.0%          61.5%
Scott D. Scheid (5)..............................................          291,093              6.6            6.1
Heidi M. Scheid (6)..............................................          293,093              6.7            6.1
Kurt J. Gollnick.................................................          290,093              6.6            6.0
Ernest M. Brown..................................................                0                0              0
John L. Crary....................................................                0                0              0
Robert P. Hartzell...............................................                0                0              0
Emanty LLC.......................................................          573,870             13.0           12.0

All directors and officers as a group (7 persons)................        3,774,130             85.8           78.6

------------------------------

 * Less than 1%.

(1) Each stockholder's address is at the Company's principal executive offices.

(2) Based on 4,400,000 shares of Class B Common Stock outstanding.

(3) Based on 6,400,000 shares of Class A and Class B Common Stock outstanding.

(4) All of the shares are owned by Mr. Scheid as Trustee of the Alfred G. Scheid Revocable Trust, dated 10/8/92. Includes 50,000 shares of Class B Common Stock owned by Mr. Scheid's wife.

(5) Also includes 1,000 shares of Class B Common Stock owned by Mr. Scheid's wife.

(6) Also includes 2,000 shares of Class B Common Stock held in trusts for the benefit of Heidi M. Scheid's children, for which Ms. Scheid serves as a trustee and with respect to which she disclaims beneficial ownership and 1,000 shares of Class B Common Stock owned by Ms. Scheid's husband.

AGREEMENT AMONG CLASS B STOCKHOLDERS

    The holders of the outstanding shares of Class B Common Stock and the Company are parties to a Buy-Sell Agreement (the "Buy-Sell Agreement"). Pursuant to the Buy-Sell Agreement, no holder of shares of Class B Common Stock may, with limited exceptions, transfer Class B Common Stock or convert Class B Common Stock into Class A Common Stock without first offering such stock to the Company and then to other parties to the Buy-Sell Agreement in a specified order. The Buy-Sell Agreement applies to a broad range of transfers and dispositions other than transfers to (i) the Company, (ii) any other Class B stockholder, (iii) a current spouse or direct lineal descendant of any Class B stockholder including, without limitation, adopted persons (if adopted during minority) and persons born out of wedlock, and excluding foster children and stepchildren, and (iv) a trust under which all of the beneficiaries are persons described in clauses (ii) or (iii) above.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock, par value $0.001 per share, 10,000,000 shares of Class B Common Stock, par value $0.001 per share, and 2,000,000 shares of Preferred Stock, par value $0.001 per share. Immediately prior to the offering, there were no shares of Class A Common Stock outstanding, 4,400,000 shares of Class B Common Stock outstanding held by twelve holders of record and no shares of Preferred Stock outstanding.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK
  VOTING RIGHTS

    Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes on all matters submitted to a vote of the stockholders. Except for matters where applicable law requires the approval of one or both classes of Common Stock voting as a separate class and except as described below, the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters presented for a vote of the stockholders. However, the holders of the Class A Common Stock, voting as a separate class, will elect 25% of the authorized number of directors rounded up to the nearest whole number, and the holders of the Class B Common Stock, voting as a separate class, will elect the remaining directors. Immediately following the offering, the holders of Class B Common Stock will retain effective control, and will continue to direct the business, management and policies of the Company through holding approximately 92% of the combined voting power of the outstanding Class A and Class B Common Stock and the ability to elect three of the five members of the Board of Directors.

    Directors may be removed with or without cause by the holders of the class of stock that elected them or, to the extent permitted by applicable law, with cause by the Board of Directors. A vacancy on the Board created by the removal or resignation of a director may be filled either by directors in office or, if the directors have not filled the vacancy, by the stockholders upon application to the Court of Chancery.

    The holders of Class A Common Stock are entitled to vote as a separate class on any proposed modification to the rights, preferences, privileges or restrictions of such class of stock and as otherwise required by law. The holders of Class B Common Stock are also entitled to vote as a separate class as required by law, and the Company's Certificate of Incorporation requires a vote of 60% of the number of shares of Class B Common Stock outstanding to approve any modification to the rights, preferences, privileges and restrictions of such class of stock or any reclassification or recapitalization of the Company's outstanding capital stock.

  DIVIDENDS

    Each share of Class A Common Stock is entitled to receive dividends if, as and when declared by the Board of Directors of the Company out of any funds legally available therefor. Identical dividends, if any, must be paid on both the Class A Common Stock and the Class B Common Stock at any time that dividends are paid on either, except that dividends and distributions payable in shares of Class B Common Stock may be paid only on shares of Class B Common Stock and dividends and distributions payable in shares of Class A Common Stock may be paid only on shares of Class A Common Stock. If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution of Class B Common Stock on the Class B Common Stock. If a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution of Class A Common Stock on the Class A Common Stock.

  CONVERTIBILITY

    Subject to the terms of the Buy-Sell Agreement, each share of Class B Common Stock is convertible at any time at the option of the holder into Class A Common Stock on a share-for-share basis. Shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on the happening of certain events described below. Transfers of shares of Class B Common Stock are also subject to the terms of the Buy-Sell Agreement. The Company has reserved 4,400,000 shares of its Class A Common Stock for issuance upon the exercise of a conversion right or automatic conversion. See "Principal Stockholders--Agreement Among Class B Stockholders." The Class A Common Stock is not convertible.

    Each share of Class B Common Stock shall automatically be converted into Class A Common Stock, on a share-for-share basis, in the event that the beneficial or record ownership of such share of Class B Common Stock shall be transferred (including, without limitation, by way of gift, settlement, will or intestacy) to any person or entity that was not (i) the Company, (ii) any other Class B stockholder, (iii) a current spouse or direct lineal descendant of any Class B stockholder including, without limitation, adopted persons (if adopted during minority) and persons born out of wedlock, and excluding foster children and stepchildren, and (iv) a trust under which all of the beneficiaries are persons described in clauses (ii) or (iii) above.

  LIQUIDATION RIGHTS

    In the event of the liquidation, dissolution or winding up of the Company, after satisfaction of amounts payable to creditors and distribution to the holders of outstanding Preferred Stock, if any, of amounts to which they may be preferentially entitled, holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably in the assets available for distribution to the stockholders.

  OTHER PROVISIONS

    There are no preemptive rights to subscribe to any additional securities which the Company may issue and there are no redemption provisions or sinking fund provisions applicable to the Class A Common Stock or the Class B Common Stock, nor is either class subject to calls or assessments by the Company. All outstanding shares are, and all shares to be outstanding upon completion of this offering will be, legally issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority, subject to any limitations prescribed by law, without further action by the stockholders, to issue up to an aggregate of 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series. The shares noted above constitute "blank check" Preferred Stock, and, as of the date of the offering, the Board of Directors has not yet designated any series thereof or any rights, preferences, privileges or restrictions attaching thereto. The issuance of Preferred Stock could adversely affect the voting power of the holders of Class A Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any Preferred Stock.

REPRESENTATIVE'S WARRANTS; REGISTRATION RIGHTS

    The Company has issued to the Representatives of the Underwriters warrants (the "Representatives' Warrants") to purchase up to 200,000 shares of Class A Common Stock at an exercise price per share equal to 120% of the price to public in this offering. The Representatives' Warrants are exercisable for a period of five years commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part. The holders of the Representatives' Warrants have the right, on one occasion while such warrants are exercisable, to require the Company at the Company's expense to register under the Securities Act the offer and sale of such warrants or the underlying shares of Class A Common Stock. In addition, the holders of the Representatives' Warrants may include them or the underlying Class A Common Stock in any registration (other than on Form S-8) filed by the Company while such warrants are exercisable. See "Underwriting."

BYLAW PROVISIONS

    The Company's Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors or the holders of shares entitled to cast not less than 50% of the voting power at the meeting. The Bylaws also provide that any action which may be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote if written consents approving the action are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting of stockholders. Accordingly, immediately following this offering, the holders of Class A Common Stock will have insufficient voting power, in the aggregate, to call special meetings of stockholders and the holders of Class B Common Stock may take certain actions by written consent without formally convening a meeting of stockholders. In addition, the Bylaws provide that stockholders may not raise new matters or nominate directors at a meeting of stockholders unless certain advance notice requirements are satisfied.

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW

    Generally, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a broad range of "business combinations" with an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) for three years following the date such person became an interested stockholder unless (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer) or (iii) on or after such date on which such person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock excluding shares owned by the interested stockholders. The restrictions of Section 203 do not apply, among other reasons, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and Bylaws do not currently contain any provisions electing not to be governed by Section 203 of the DGCL.

    Section 203 of the DGCL may discourage persons from making a tender offer for or acquisitions of substantial amounts of the Class A Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the Class A Common Stock that often result from takeover attempts.

    Section 228 of the DGCL allows any action which is required to be or may be taken at a special or annual meeting of the stockholders of a corporation to be taken without a meeting with the written consent of holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, provided that the certificate of incorporation of such corporation does not contain a provision to the contrary. The Company's Certificate of Incorporation contains no such provision, and therefore stockholders holding a majority of the voting power of the Common Stock will be able to approve a broad range of corporate actions requiring stockholder approval without the necessity of holding a meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar of the Class A and Class B Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have outstanding 2,000,000 shares of Class A Common Stock and 4,400,000 shares of Class B Common Stock (assuming the Underwriters' over-allotment option is not exercised). The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock and must be converted to effect any public sale of such stock. Of these outstanding shares, the 2,000,000 shares of Class A Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in the Securities Act), which will be subject to the resale limitations and saleable under Rule 144 adopted under the Securities Act.

    The 4,400,000 shares of Class B Common Stock held by members of the Scheid family are "restricted" securities within the meaning of Rule 144 and may not be resold in a public distribution (before or upon conversion into Class A Common Stock) except in compliance with the registration requirements of the Securities Act or pursuant to Rule 144.

    In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year but less than two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Class A Common Stock (approximately 2,000,000 shares immediately after the offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons) other than an "affiliate" who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person who directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Rule 144A under the Securities Act as currently in effect permits the immediate sale by current holders of restricted shares of all or a portion of their shares to certain qualified institutional buyers described in Rule 144A, subject to certain conditions.

    The members of the Scheid family and the Company's other officers and directors, who in the aggregate hold beneficially 4,400,000 shares of Class B Common Stock, have agreed that they will not sell any shares of capital stock of the Company, either publicly or privately, without the prior consent of Cruttenden Roth Incorporated for a period of one year from the date of this Prospectus.

    The Company has reserved an aggregate of 200,000 shares of Class A Common Stock for issuance pursuant to the Plan. The Company intends to file a registration statement on Form S-8 under the Securities Act within 30 days after the date of this Prospectus to register the shares to be issued pursuant to the Plan. Shares of Class A Common Stock issued under the Plan after the effective date of such registration statement will be freely tradeable in the public market, subject to the lock-up restrictions and subject in the case of sales by affiliates to the amount, manner of sale notice and public information requirements of Rule 144.

    There has been no prior market for the Class A Common Stock and there can be no assurance that a significant public market for the Class A Common Stock will develop or be sustained after the offering contemplated by this Prospectus. Sales of substantial amounts of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock.

                                  UNDERWRITING

    The Underwriters named below, for whom Cruttenden Roth Incorporated, Laidlaw Equities, Inc. and Rodman & Renshaw, Inc. are acting as Representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Class A Common Stock set forth opposite their respective names below at the price to public less underwriting discounts and commissions set forth on the cover page of this Prospectus. The nature of the Underwriters' obligations is such that if any such shares are purchased, all must be purchased.

UNDERWRITER                                                                       PARTICIPATION
--------------------------------------------------------------------------------  ------------
Cruttenden Roth Incorporated....................................................
Laidlaw Equities, Inc...........................................................
Rodman & Renshaw, Inc...........................................................

                                                                                  ------------
    Total.......................................................................    2,000,000
                                                                                  ------------
                                                                                  ------------

    The several Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the price to public set forth on the cover page of this Prospectus, and in part to certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") at the price to public less a concession not exceeding $0. per share. The Underwriters may allow, and such dealers may reallow, to members of the NASD a concession not exceeding $0. per share. After the shares of Common Stock are released for sale to the public, the Representatives may change the initial price to public and other selling terms. No change in such terms shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

    The Company has granted the Underwriters an option, exercisable for 45 days after the date of this Prospectus, to purchase up to 300,000 additional shares of Class A Common Stock at the price to public less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option solely to cover over-allotments, if any. To the extent the Underwriters exercise the over-allotment option, each Underwriter will be committed, subject to certain conditions, to purchase that number of additional shares which is proportionate to such Underwriter's initial commitment.

    The Company has also agreed to pay the Representatives a nonaccountable expense allowance equal to 3% of the gross proceeds of the offering, and to sell to the Representatives or their designees, for nominal consideration, the Representatives' Warrants to purchase up to 200,000 shares of Class A Common Stock (subject to certain antidilution adjustments). The Representatives' Warrants will be exercisable for a period of five years commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part, and cannot be transferred for a period of one year from the date of issuance except to Underwriters, selling group members and their officers or partners. The exercise price per share for the Representatives' Warrants is equal to 120% of the initial price to public and may be paid in cash or on a cashless net issuance basis by foregoing receipt of a number of shares otherwise issuable upon exercise having a fair market value equal to the aggregate exercise price. During the exercise period, holders of the Representatives' Warrants are entitled to certain demand and incidental registration rights with respect to the securities issuable upon exercise.

    The Company has granted to Cruttenden Roth Incorporated the right of first refusal to manage or co-manage any private offering through an investment banker or placement agent, or any public offering, of any debt or equity securities (other than bank debt or similar financing) by the Company or any of its stockholders owning at least five percent of the Class A Common Stock and Class B

Common Stock. This right of first refusal will terminate two years after consummation of this offering or if Cruttenden Roth Incorporated earlier declines to exercise the right.

    Except in connection with acquisitions or pursuant to the exercise of options granted under the Plan, the Company has agreed, for a period of one year from the consummation of this offering, not to issue or sell or purchase any equity securities without the prior written consent of Cruttenden Roth Incorporated. In addition, the Company's officers, directors and pre-offering stockholders have agreed not to transfer any equity securities of the Company for a period of one year after the consummation of this offering, other than intra-family transfers or transfers to family trusts, without the prior written consent of Cruttenden Roth Incorporated.

    Prior to this offering, there has not been a public market for the Class A Common Stock. The public offering price of the Class A Common Stock has been determined by arms-length negotiation between the Company and the Representatives. There is no direct relation between the offering price of the Class A Common Stock and the assets, book value or net worth of the Company. Among the factors considered by the Company and the Representatives in pricing the Class A Common Stock were the Company's results of operations, the current financial condition and future prospects of the Company, the experience of management, the amount of ownership to be retained by pre-offering stockholders, the general condition of the economy and the securities markets, the rights, preferences, privileges and restrictions of the Class A Common Stock, and the demand for similar securities of companies considered comparable to the Company.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Class A Common Stock. Such transactions may include stabilization transactions effected in accordance with the Securities Exchange Act of 1934 pursuant to which such persons may bid for or purchase Class A Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Class A Common Stock in connection with the offering than they are committed to purchase from the Company, and in such case may purchase Class A Common Stock in the open market following completion of the offering to cover all or a portion of such shares of Class A Common Stock or may exercise the Underwriter's over-allotment option referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby they may reclaim from an Underwriter (or dealers participating in the offering), for the account of the other Underwriters, the selling concession with respect to Class A Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in stabilization or syndicate covering transactions or otherwise. Any of these activities may stabilize or maintain the price of the Class A Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if they are undertaken they may be discontinued at any time.

    The Representatives have advised the Company that the Underwriters do not expect to confirm any sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Class A Common Stock offered hereby are being passed upon for the Company by Brobeck, Phleger & Harrison LLP, Los Angeles, California. Certain legal matters are being passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Orange County, California.

                                    EXPERTS

    The Combined Financial Statements at December 31, 1996 and for the years ended December 31, 1995 and 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement and to the Company's Combined Financial Statements, including the related notes thereto, schedules and exhibits filed as a part thereof. The Registration Statement, including all schedules and exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov.

    Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement with the Commission, each such statement being qualified in all respects by such reference.

    Prior to this offering, the Company has not been a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). Upon consummation of this offering, the Company will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission in accordance with the Commission's rules. Such reports and other information concerning the Company may be inspected at the public reference facilities referred to above as well as at certain regional offices of the Commission, and copies of such material may be obtained upon payment of certain prescribed rates. The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants.

                             SCHEID VINEYARDS INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................     F-2

Combined Balance Sheets....................................................................................     F-3

Combined Statements of Operations..........................................................................     F-4

Combined Statements of Cash Flows..........................................................................     F-5

Combined Statements of Stockholders' Equity................................................................     F-6

Notes to Combined Financial Statements.....................................................................     F-7

                          INDEPENDENT AUDITORS' REPORT

Scheid Vineyards Inc.

    We have audited the combined balance sheet of Scheid Vineyards Inc. as of December 31, 1996 and the related combined statements of operations, cash flows and equity for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly in all material respects, the combined financial position of Scheid Vineyards Inc. as of December 31, 1996 and the results of its combined operations and its combined cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Los Angeles, CA
April 18, 1997

                             SCHEID VINEYARDS INC.

                            COMBINED BALANCE SHEETS

                                                                                           MARCH 31, 1997
                                                                    DECEMBER 31,   ------------------------------
                                                                   --------------                    PRO FORMA
                                                                        1996           ACTUAL        (NOTE 14)
                                                                   --------------  --------------  --------------
                                                                                            (UNAUDITED)
                                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents......................................  $    4,024,146  $      202,700  $      202,700
  Accounts receivable, trade.....................................         274,374         533,830         533,830
  Accounts receivable, stockholder...............................               0       2,161,412               0
  Accounts receivable, other.....................................           2,513           4,863           4,863
  Inventories....................................................          99,905       1,391,911       1,391,911
  Supplies and prepaid expenses..................................         819,324         713,967         713,967
                                                                   --------------  --------------  --------------
      Total current assets.......................................       5,220,262       5,008,683       2,847,271

PROPERTY, PLANT AND EQUIPMENT, NET...............................      16,342,157      17,516,723      17,516,723

LONG-TERM RECEIVABLE.............................................       2,233,400       2,800,212       2,800,212

OTHER ASSETS, NET................................................         273,190         256,929         256,929
                                                                   --------------  --------------  --------------
                                                                   $   24,069,009  $   25,582,547  $   23,421,135
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

                                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt..............................  $      458,000  $      458,000  $      458,000
  Notes payable to affiliates....................................         806,720               0               0
  Notes payable, crop loan.......................................               0         203,000         203,000
  Note due stockholder...........................................       1,000,000               0               0
  Distributions payable to stockholder/partners..................               0               0       1,344,000
  Accounts payable and accrued liabilities.......................         496,974         974,385         974,385
  Accrued interest payable.......................................         203,943         260,864         260,864
                                                                   --------------  --------------  --------------
      Total current liabilities..................................       2,965,637       1,896,249       3,240,249

LONG TERM DEBT...................................................      11,457,961      14,487,342      14,487,342
DEFERRED COMPENSATION............................................         584,237         603,860         603,860
DEFERRED INCOME TAXES............................................               0               0       1,300,000
COMMITMENTS AND CONTINGENCIES (NOTE 9)...........................

EQUITY:..........................................................
  Common stock...................................................           2,215           2,215           4,400
  Additional paid-in capital.....................................         123,625         123,625         121,440
  Retained earnings..............................................       5,620,811       5,263,518       1,014,106
  Partners' capital..............................................       3,314,523       3,205,738       2,649,738
                                                                   --------------  --------------  --------------
                                                                        9,061,174       8,595,096       3,789,684
                                                                   --------------  --------------  --------------
                                                                   $   24,069,009  $   25,582,547  $   23,421,135
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

            See accompanying Notes to Combined Financial Statements.

                             SCHEID VINEYARDS INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                                        THREE MONTHS ENDED MARCH
                                                          YEARS ENDED DECEMBER 31,                31,
                                                        -----------------------------  --------------------------
                                                             1996           1995           1997          1996
                                                        --------------  -------------  ------------  ------------
                                                                                              (UNAUDITED)
REVENUES:
  Sales...............................................  $   10,768,611  $   7,163,610  $          0  $          0
  Vineyard management, services and other fees........         922,552        476,237       347,273       210,609
                                                        --------------  -------------  ------------  ------------
                                                            11,691,163      7,639,847       347,273       210,609
  Cost of sales.......................................       4,543,647      3,669,189             0             0
                                                        --------------  -------------  ------------  ------------
GROSS PROFIT..........................................       7,147,516      3,970,658       347,273       210,609
  General and administrative..........................       2,604,538      2,583,576       628,588       678,588
  Interest expense (net of interest income of $86,452
    in 1996 and $118,968 in 1995).....................         653,745        906,289       184,763        93,609
                                                        --------------  -------------  ------------  ------------
INCOME (LOSS) BEFORE INCOME TAXES.....................       3,889,233        480,793      (466,078)     (561,588)
PROVISION FOR INCOME TAXES............................          44,001            800             0             0
                                                        --------------  -------------  ------------  ------------
NET INCOME (LOSS).....................................  $    3,845,232  $     479,993  $   (466,078) $   (561,588)
                                                        --------------  -------------  ------------  ------------
                                                        --------------  -------------  ------------  ------------

PRO FORMA AMOUNTS (NOTE 14):
INCOME BEFORE INCOME TAXES AS REPORTED................       3,889,233        480,793      (466,078)     (561,588)
PRO FORMA INCOME TAX BENEFIT (PROVISION)..............      (1,555,693)      (192,317)      186,431       224,635
                                                        --------------  -------------  ------------  ------------
PRO FORMA NET INCOME..................................  $    2,333,540  $     288,476  $   (279,647) $   (336,953)
                                                        --------------  -------------  ------------  ------------
                                                        --------------  -------------  ------------  ------------
PRO FORMA EARNINGS PER SHARE..........................  $         0.53  $        0.07  $      (0.06) $      (0.08)
                                                        --------------  -------------  ------------  ------------
                                                        --------------  -------------  ------------  ------------

            See accompanying Notes to Combined Financial Statements.

                             SCHEID VINEYARDS INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                         THREE MONTHS ENDED MARCH 31,
                                                             YEARS ENDED DECEMBER 31,
                                                           ----------------------------  ----------------------------
                                                               1996           1995           1997           1996
                                                           -------------  -------------  -------------  -------------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $   3,845,232  $     479,993  $    (466,078) $    (561,588)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities-
    Depreciation, amortization and abandonments..........        909,002        913,986        263,000        213,500
    Deferred compensation................................         71,110         64,421         19,623         17,777
  Changes in operating assets and liabilities-
    Accounts receivable, trade...........................       (111,548)       104,641       (259,456)      (782,843)
    Accounts receivable, stockholder.....................             --             --     (2,161,412)            --
    Accounts receivable, other...........................         62,409        738,928         (2,350)        57,265
    Inventories..........................................        (46,425)       (53,480)    (1,292,006)    (1,471,585)
    Supplies and prepaid expenses........................       (248,982)      (315,346)       105,357        176,744
    Accounts payable and accrued liabilities.............        (19,937)       368,459        534,322        622,854
    Borrowings on notes payable, short term..............             --             --        203,000        536,879
    Repayments on notes payable, short term..............             --             --     (1,806,710)            --
    Income taxes payable.................................             --        (15,130)            --         (2,301)
                                                           -------------  -------------  -------------  -------------
      Net cash provided by (used in) operations..........      4,460,861      2,286,472     (4,862,710)    (1,193,298)
                                                           -------------  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Long-term receivable...................................     (2,233,400)            --       (566,812)            --
  Additions to property, plant and equipment.............     (3,742,714)    (2,382,793)    (1,437,566)      (820,972)
  Other assets...........................................         14,418        (71,035)        16,261         (3,226)
                                                           -------------  -------------  -------------  -------------
      Net cash used in investing activities..............     (5,961,696)    (2,453,828)    (1,988,117)      (824,198)
                                                           -------------  -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in long-term debt.............................      7,267,120      5,040,062      3,029,381        (15,259)
  Repayment of long-term debt............................     (4,832,204)    (5,866,798)            --       (300,000)
  Subchapter S distributions.............................       (125,000)      (336,000)            --             --
  Partnership distributions..............................       (343,642)       (49,577)            --        (45,835)
                                                           -------------  -------------  -------------  -------------
      Net cash provided by (used in) financing
        activities.......................................      1,966,274     (1,212,313)     3,029,381       (361,094)
                                                           -------------  -------------  -------------  -------------
      Increase (decrease) in cash and cash equivalents...        465,439     (1,379,669)    (3,821,446)    (2,378,590)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........      3,558,707      4,938,376      4,024,146      3,558,707
                                                           -------------  -------------  -------------  -------------
  Cash and cash equivalents, end of period...............  $   4,024,146  $   3,558,707  $     202,700  $   1,180,117
                                                           -------------  -------------  -------------  -------------
                                                           -------------  -------------  -------------  -------------

            See accompanying Notes to Combined Financial Statements.

                             SCHEID VINEYARDS INC.

                          COMBINED STATEMENT OF EQUITY

                                                                       COMMON STOCK                      RETAINED
                                                                  ----------------------  ADDITIONAL   EARNINGS AND
                                                                   NUMBER OF                PAID-IN      PARTNERS
                                                                    SHARES      AMOUNT      CAPITAL       CAPITAL
                                                                  -----------  ---------  -----------  -------------
BALANCE, December 31, 1994......................................      97,413   $   2,215  $   123,625  $   5,464,328
  Subchapter "S" distribution...................................          --          --           --       (336,000)
  Partnership distributions.....................................          --          --           --        (49,577)
  Net Income....................................................          --          --           --        479,993
                                                                  -----------  ---------  -----------  -------------
BALANCE, December 31, 1995......................................      97,413   $   2,215  $   123,625  $   5,558,744
  Subchapter "S" distribution...................................          --          --           --       (125,000)
  Partnership distributions.....................................          --          --           --       (343,642)
  Net Income....................................................          --          --           --      3,845,232
                                                                  -----------  ---------  -----------  -------------
BALANCE, December 31, 1996......................................      97,413   $   2,215  $   123,625  $   8,935,334
  Net loss (unaudited)..........................................          --          --           --       (466,078)
                                                                  -----------  ---------  -----------  -------------
BALANCE, March 31, 1997 (unaudited).............................      97,413   $   2,215  $   123,625  $   8,469,256
                                                                  -----------  ---------  -----------  -------------
                                                                  -----------  ---------  -----------  -------------

      RETAINED EARNINGS..............................................................................  $   5,263,518
      PARTNERS' CAPITAL..............................................................................      3,205,738
                                                                                                       -------------
                                                                                                       $   8,469,256
                                                                                                       -------------
                                                                                                       -------------

            See accompanying Notes to Combined Financial Statements.

                             SCHEID VINEYARDS INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF COMBINATION--The accompanying combined financial statements include the accounts of Scheid Vineyards Inc. ("SVI"), Vineyard Investors 1972, a California Limited Partnership ("VI-1972"), Vineyard 405, a California Limited Partnership ("V-405"), and Quadra Partners LLC, a California Limited Liability Company ("Quadra Partners" and, together, with SVI, VI-1972 and V-405, the "Company" or "Companies"). SVI and the Scheid family together own 84% of VI-1972, 93% of V-405 and 70% of Quadra Partners. The Companies are affiliated through common ownership and management. All significant intercompany balances and transactions have been eliminated in the combined financial statement (see
Note 14).

    ORGANIZATION--The principal business of the Company is the management and farming of approximately 4,550 acres of premium wine grape vineyards in Monterey and San Benito Counties, California.

    The Company has long-term grape purchase agreements with several wineries whereby the wineries agree to purchase substantially all of the Company's grape production. These contracts generally expire no earlier than the completion of harvest in years ranging from 2001 to 2013 and are extended if neither party cancels two or three years before the expiration date. The largest winery contract covers approximately 77% of the Company's acreage and accounted for approximately 92% and 79% of the Company's revenues from grape sales in 1996 and 1995, respectively.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. At December 31, 1996, substantially all cash balances were held by the Company's major bank.

    INVENTORIES--Inventories are stated at the lower of FIFO (first-in, first-out) cost or market. Cost includes the cost of grown grapes and harvesting, production, aging and bottling costs. Wine inventories are classified as current assets in accordance with recognized trade practice although certain inventories will be aged for periods longer than one year. Crop costs associated with farming vineyards prior to the harvest are deferred and recognized in the year the grapes are harvested.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost and are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets. Vineyards generally have estimated depreciable lives of 30 years, buildings 30 years, and furniture and equipment 5 to 7 years.

    Development costs incurred during the development period of a vineyard including related interest are capitalized. Depreciation commences in the initial year the vineyard becomes commercially productive, generally in the fourth year.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The fair values of accounts receivable and accounts payable approximate book value because of their short duration. Long-term receivables and long-term debt approximate book value because such financial instruments have variable interest rates.

    RECENT PRONOUNCEMENTS--In March of 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for Impairment

                             SCHEID VINEYARDS INC.

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of Long-Lived Assets to be Disposed of." This statement requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. This statement also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value, less cost to sell. The impact of SFAS No. 121 is not expected to have a material effect on the Company.

    INCOME TAXES--SVI has elected to be treated as an S Corporation for federal income tax and California franchise tax purposes. Pursuant to this election, net income or loss of SVI is included in the income tax returns of the stockholder. Consequently, no federal income tax provision has been recorded in the accompanying financial statements. However, under California state law, a franchise tax equal to 1 1/2% of taxable income is imposed upon S Corporations and is provided for in the accompanying financial statements. VI-1972, V-405 and Quadra Partners are treated as partnerships for federal and state income tax purposes such that their income or loss is included in the taxable income of the partners.

    INTERIM FINANCIAL INFORMATION--The interim financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 have been prepared by the Company without audit. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited information and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The operating results for any quarter are not necessarily indicative of results for any future period.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORIES

    Inventories consist of the following:

                                                                  DECEMBER 31,    MARCH 31,
                                                                      1996          1997
                                                                  ------------  -------------
Bulk and Bottled Wine...........................................   $   56,241   $      57,988
Deferred Crop Costs.............................................       43,664       1,333,923
                                                                  ------------  -------------
    Total.......................................................   $   99,905   $   1,391,911
                                                                  ------------  -------------
                                                                  ------------  -------------

                             SCHEID VINEYARDS INC.

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                                                DECEMBER 31,
                                                                    1996       MARCH 31, 1997
                                                               --------------  --------------
Land and buildings...........................................  $    3,616,380  $    3,679,471
Vineyard improvements........................................      10,332,104      12,254,537
Vineyard improvements under development......................       6,111,280       5,244,546
Machinery and equipment......................................       2,695,466       3,014,242
                                                               --------------  --------------
    Total....................................................      22,755,230      24,192,796
Less accumulated depreciation and amortization...............       6,413,073       6,676,073
                                                               --------------  --------------
Property, plant and equipment--net...........................  $   16,342,157  $   17,516,723
                                                               --------------  --------------
                                                               --------------  --------------

4. LONG-TERM RECEIVABLE

    SVI has a contract to redevelop certain vineyards owned or controlled by a major client. The contract calls for the expenditure of approximately $5,600,000 over a three-year period. The funds for this project were borrowed, as an accommodation to the client, by SVI. The interest rate and payment terms are the same as the related note payable. The note payable to the bank is secured by a letter of credit issued by the client and by the contract. The contract calls for the payment of this receivable by direct payment by the client on the loan in ten annual installments beginning January 5, 2000 (see Note 6).

5. LINES OF CREDIT

    The Company has two Agricultural Credit Agreements with a bank which provide for maximum aggregate borrowings of $3,900,000 through July 5, 1997. Borrowings are secured by crops and other assets with interest due quarterly at 1/4% over the bank's "reference rate" (8 1/4% at December 31, 1996). No amounts were outstanding under these agreements at December 31, 1996.

                             SCHEID VINEYARDS INC.

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

6. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                     DECEMBER 31,
                                                                                         1996       MARCH 31, 1997
                                                                                    --------------  --------------
The Company has a Revolving/Declining Line of Credit Agreement with a bank which provides for a maximum borrowing of $3,000,000 diminishing annually through July
  5, 2005 to a maximum allowable commitment of $1,071,426. The line of credit, secured by a leasehold interest in 707 vineyard acres, is payable in annual installments equal to the outstanding amount exceeding the relevant maximum commitment then in effect. Interest is payable quarterly at 3/4% over the bank's
  reference rate (8 1/4% at December 31, 1996)....................................  $      327,000  $    2,785,714

Note payable to bank, with interest at the bank's reference rate plus 3/4%, principal due in annual installments through July 5, 2005, secured by trust
  deed on 707 vineyard acres......................................................       1,425,000       1,425,000

Note payable to bank, with interest at the bank's reference rate plus 1/4%, principal due in annual installments through December 31, 1998, secured by
  first deed of trust on real property............................................       1,434,000       1,434,000

Note payable to bank, with interest at the bank's reference rate plus 3/4%, principal due in annual installments through October 5, 2004, secured by first
  deed of trust on 1,063 acres of real property...................................       5,200,000       5,200,000

Note secured by business residential real property, due November 1, 2014, variable interest payable monthly based on the Wall Street Journal Index with maximum
  ceiling of 18%; 8 3/4% at December 31, 1996.....................................         435,000         435,000

Various notes payable, with terms of interest at 3/4% to 1 1/4% over the bank's
  reference rate, secured by deeds of trust, leasehold interest or equipment......         861,561         865,416

Note payable to bank represents borrowings on a $5,600,000 line of credit, which bears interest at the bank's reference rate. The note is secured by a letter of credit issued by a major client, and is used for costs incurred for the development of certain vineyards owned by the client. Principal due in ten annual installments beginning January 5, 2000. Subsequent to December 31, 1996,
  this line of credit was refinanced (see Note 4 and Note 13).....................       2,233,400       2,800,212
                                                                                    --------------  --------------

    Total.........................................................................      11,915,961      14,945,342

Less current maturities...........................................................         458,000         458,000
                                                                                    --------------  --------------

Long-term portion.................................................................  $   11,457,961  $   14,487,342
                                                                                    --------------  --------------
                                                                                    --------------  --------------

                             SCHEID VINEYARDS INC.

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

6. LONG-TERM DEBT (CONTINUED)

    Principal payments required on long-term debt for each of the next five years ending December 31 are as follows:

                                                                DECEMBER 31,
                                                                    1996       MARCH 31, 1997
                                                               --------------  --------------
1997.........................................................  $      458,000  $      458,000
1998.........................................................       1,894,884       2,109,170
1999.........................................................         342,000         556,286
2000.........................................................         342,000         556,286
2001.........................................................         633,677         851,818
Thereafter...................................................       8,245,400      10,413,782
                                                               --------------  --------------
Total........................................................  $   11,915,961  $   14,945,342
                                                               --------------  --------------
                                                               --------------  --------------

    Substantially all of the Company's property, plant and equipment serves as collateral for long-term debt.

7. NOTES PAYABLE

Note payable to various affiliates, with interest at the federal rate of
5.75%, payable on January 10, 1997.......................................  $ 806,720

8. NOTE PAYABLE TO STOCKHOLDER

    SVI has a note payable to its stockholder of $1,000,000 which bears interest at the bank's reference rate (8 1/4% at December 31, 1996) plus 1/4%. The note was repaid in March 1997.

9. COMMITMENTS AND CONTINGENCIES

    LEASE OBLIGATIONS--The Company has various operating lease agreements for office space and farm land. The lease for office space is with a related partnership and runs until 1999. The rent is $91,416 annually. Farm land leases cover approximately 1,426 acres with unexpired terms ranging from 7 to 30 years.

    Certain leases provide for options to renew, contain adjustment clauses based upon the prevailing market rate or Consumer Price Index, and also provide for payments of taxes, insurance and maintenance costs.

                             SCHEID VINEYARDS INC.

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Aggregate minimum rental expense for each of the next five years ending December 31 is as follows:

1997...........................................................  $  454,819
1998...........................................................     454,819
1999...........................................................     402,250
2000...........................................................     383,923
2001...........................................................     383,923
Thereafter.....................................................   3,908,960

    Rent charged to operations in 1995 and 1996 was $388,074 in each period.

    PENSION PLANS--SVI has two 401(k) Profit Sharing Plans. The first plan is for the benefit of SVI's employees who are covered by the United Farm Workers of America Collective Bargaining Agreement. All union employees of SVI are eligible to participate after having worked 500 hours within a one-year period. The Company contributes 15 cents for each hour worked by eligible employees, subject to the limitations imposed by the Internal Revenue Code. The Company's contribution to the union employees' plan amounted to $28,501 and $34,914 for the years ended December 31, 1995 and 1996, respectively.

    The second plan covers SVI's non-union employees. All non-union employees of SVI are eligible to participate in the plan after one year of employment. Employees may contribute between 1% and 15% of their annual compensation. SVI matches 50 cents for every dollar of employee contributions up to 6% of their annual salaries, subject to the limitations imposed by the Internal Revenue Code. SVI's contribution to this plan amounted to $11,883 and $27,311 for the years ended December 31, 1995 and 1996, respectively.

10. DEFERRED COMPENSATION

    SVI has a non-qualified deferred compensation arrangement with an employee. The arrangement provides for annual payments of $100,000 commencing upon the employee's retirement. The deferred compensation liability included in the accompanying combined balance sheet represents the net present value at 7% of the expected future payments. Compensation expense related to the arrangement was $64,421 and $71,110 in 1995 and 1996, respectively.

                             SCHEID VINEYARDS INC.

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

11. SUPPLEMENTAL CASH FLOW INFORMATION

    Supplemental disclosures to the combined statements of cash flows are as follows:

                                                                      THREE MONTHS ENDED MARCH
                                            YEARS ENDED DECEMBER 31              31
                                            ------------------------  ------------------------
                                               1996         1995         1997         1996
                                            -----------  -----------  -----------  -----------
Interest paid (net amount capitalized)....  $   653,745  $   906,289  $   184,763  $    93,609
Interest capitalized......................      430,233      291,064       35,317      107,556
Income taxes paid.........................            0       16,000       41,700            0

12. STOCK OPTION PLAN

    SVI has a Stock Option Plan (the "Plan") whereby it may grant options to purchase shares of SVI's Class A Common Stock. SVI may issue a maximum of 200,000 shares of Class A Common Stock under the Plan, which amount may be changed due to stock splits, stock dividends and other adjustments to SVI's outstanding shares. Options can be either qualified or non-qualified and no stock options have been granted to date (see Note 14).

13. SUBSEQUENT EVENTS

    NOTE PAYABLE--On March 28, 1997, SVI replaced its note payable to bank representing a $5,600,000 line of credit with a new line of credit with maximum borrowings of $7,500,000, which bears interest at the bank's reference rate minus 1/2%. The note is secured by a letter of credit issued by a major client. The line of credit is for costs incurred for the development of certain vineyards owned by the client. Principal due in six annual installments beginning January 5, 2000.

14. PRO FORMA AMOUNTS (UNAUDITED)

    EXCHANGE OF PARTNERSHIP UNITS AND LIMITED LIABILITY COMPANY INTERESTS FOR CLASS B COMMON STOCK--Prior to the date of the Company's contemplated initial public stock offering, the Company was the general partner of two California limited partnerships (VI-1972 and V-405) and a member of a California limited liability company (Quadra Partners). Effective with the stock offering, the limited partnership units held by all limited partners in VI-1972 and V-405, and the membership interests held by all members of Quadra Partners, other than those held by SVI in each case, will be exchanged for Class B Common Stock of SVI. As a result, each of VI-1972, V-405 and Quadra Partners will be terminated and dissolved, and their respective former limited partners and members will receive an aggregate of 1,451,396 shares of Class B Common Stock. Prior to the initial public offering, 4,400,000 shares of Class B Common Stock will be outstanding.

    DISTRIBUTIONS--Upon termination of its Subchapter S status and conversion to C Corporation status, SVI will determine its cumulative S Corporation earnings and make a distribution to its stockholder. This amount is estimated at $3,000,000. In addition, a distribution of approximately $475,000 will be made to the limited partners of VI-1972 to pay income taxes on income from the partnership.

                             SCHEID VINEYARDS INC.

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

           (INFORMATION AS OF MARCH 31, 1997 AND FOR THE THREE MONTHS
                  ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

14. PRO FORMA AMOUNTS (UNAUDITED) (CONTINUED)

    DEFERRED INCOME TAXES--In connection with the conversion of its S Corporation status to C Corporation status, SVI is required by FASB No. 109 to record deferred tax liabilities and deferred tax assets. Such change will result in a net charge to earnings of approximately $1,300,000 in the fiscal quarter in which the conversion to C Corporation takes place. This one-time charge is a result of differences in the accounting and tax treatment of certain of the Company's assets and liabilities and is reflected through (i) an increase in deferred income tax liabilities, partially offset by (ii) an increase in the Company's deferred tax assets.

    EARNINGS PER SHARE AND CLASSES OF COMMON STOCK--The pro forma earnings per share in the combined statements of operations is based upon 4,400,000 shares of Class B Common Stock. In connection with the contemplated stock offering, the Company will offer 2,000,000 shares of Class A Common Stock. Each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to five votes on all matters submitted to a vote of the shareholders. The holders of the Class A Common Stock, voting as a separate class, elect 25% of the total Board of Directors, rounded up to the nearest whole number, of the Company and the holders of the Class B Common Stock, voting as a separate class, elect the remaining directors. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder or automatically upon transfer to a person other than certain specified persons.

    S CORPORATION CONVERSION--SVI's contemplated initial public stock offering will result in termination of its S Corporation status. As a result, SVI will pay income taxes at the corporate level. The pro forma income tax provision in the combined statements of operations is based upon an assumed 40% federal and state income tax rate.

     [PHOTO #1 OF WINE GRAPES AND LEAVES ON ONE OF THE COMPANY'S VINEYARDS]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CLASS A COMMON STOCK TO WHICH IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Company History...........................................................   16
Use of Proceeds...........................................................   16
S Corporation Conversion..................................................   17
Dividend Policy...........................................................   17
Dilution..................................................................   18
Capitalization............................................................   20
Selected Combined Financial Data..........................................   21
Management's Discussion and
 Analysis of Financial Condition and
 Results of Operations....................................................   22
Business..................................................................   27
Management................................................................   47
Certain Transactions......................................................   52
Principal Stockholders....................................................   55
Description of Capital Stock..............................................   56
Shares Eligible for Future Sale...........................................   59
Underwriting..............................................................   61
Legal Matters.............................................................   62
Experts...................................................................   63
Available Information.....................................................   63
Index to Combined Financial Statements....................................  F-1

                            ------------------------

    UNTIL [           ], 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS AND SUBSCRIPTIONS.

                                2,000,000 SHARES

                             SCHEID VINEYARDS INC.

                              CLASS A COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

CRUTTENDEN ROTH

   I N C O R P O R A T E D

                             LAIDLAW EQUITIES, INC.

                                                          RODMAN & RENSHAW, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains provisions permitted by Section 102(b)(7) of the DGCL

    Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any person, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

    The Registrant's Certificate of Incorporation filed as Exhibit 3.1 to this Registration Statement provides for indemnification of directors of the Registrant to the fullest extent permitted by the DGCL.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Registrant against certain civil liabilities that may be incurred in connection with the Public Offering, including certain liabilities under the Securities Act.

    The Bylaws of the Company filed as Exhibit 3.2 to this Registration Statement contain provisions requiring indemnification of directors and officers to the maximum extent permitted by Delaware Law.

    The Registrant may provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses to be paid by the Company in connection with the sale of the Class A Common Stock being registered. All of the amounts shown are estimates except the registration fee and the NASD filing fee.

SEC registration fee..............................................  $   7,698
NASD filing fee...................................................      2,800
Nasdaq National Market listing fee................................     16,000
Blue sky fees and expenses........................................      *
Accounting fees and expenses......................................      *
Legal fees and expenses of the Company............................      *
Printing and engraving............................................      *
Transfer agent and registrar fees and expenses....................      *
Miscellaneous.....................................................      *
                                                                    ---------
    Total.........................................................  $   *
                                                                    ---------
                                                                    ---------

-------------------

*   To be completed by amendment.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    (a) There have been no sales of unregistered securities by the Registrant during the past three years, except that simultaneously with the offering, the Registrant will issue an aggregate of 1,451,396 shares of Class B Common Stock to the limited partners of Vineyards Investors 1972, a California limited partnership, and Vineyard 405, a California limited partnership, and the members of Quadra Partners LLC, a California limited liability company, other than the Registrant, as applicable, in exchange for all of their partnership and membership interests, respectively. These shares were issued in reliance on
Section 4(2) of the Act.

    (b) There will be no underwriters employed in connection with the transaction set forth in Section (a).

    (c) The issuances of the securities set forth in this Item 26 are deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Act, Regulation D promulgated thereunder or Rule 701 promulgated under
Section 3(b) of the Act as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. It is a condition in all such transactions that the recipients of securities represent their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends are affixed to the share certificates issued in such transactions. All recipients have adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 27.  EXHIBITS.

 EXHIBIT
 NUMBER
---------
 1.1 *     Form of Underwriting Agreement.

 3.1 *     Certificate of Incorporation.

 3.2 *     Bylaws.

 4.1 *     Warrant Agreement, dated as of       , 1997, by and among the Company, Cruttenden Roth Incorporated,
             Laidlaw Equities, Inc. and Rodman & Renshaw, Inc.

 5.1 *     Opinion of Brobeck, Phleger & Harrison LLP as to the legality of the securities being registered.

10.1 *     1997 Stock Option/Stock Issuance Plan.

10.2 *     Form of Stock Option Agreement.

10.3       Lease, dated January 1, 1997, by and among Sam Avila and Margaret J. Avila, as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti successor co-trustees of the testamentary trust of Joseph Laberere, and Sam Avila, and Margaret J. Avila, and
             Scheid Vineyards and Management Co.

10.4       Lease, dated January 1, 1996, by and between Echenique Ranch and Scheid Vineyards and Management Co.

10.5       Land Lease, dated September 26, 1973, by and between William McHenry Bland and Monterey Farming
             Corporation.

10.6       Lease, dated September 27, 1979, by and among Luis Echenique, Francis D. Echenique, Ricardo Echenique
             and Monterey Farming Corporation, as amended by (i) a Memorandum of Lease, dated September 27, 1979,
             (ii) an Amendment to Memorandum of Lease, dated September 4, 1987, (iii) a First Amendment to Lease, dated September 4, 1987, and (iv) a Second Amendment of Lease, dated September 4, 1987.

10.7 +     Vineyard Management Agreement, dated January 1, 1997, by and among Scheid Vineyards and Management Co.,
             Canandaigua West, Inc. and Canandaigua Wine Company, Inc.

10.8 +     Vineyard Management Agreement, dated January 1, 1996, by and among Scheid Vineyards and Management Co.,
             Canandaigua West, Inc. and Canandaigua Wine Company, Inc.

10.9 +     Grenache Vineyard Management Agreement, dated April 1, 1995, by and between Scheid Vineyards and
             Management Co. and Joseph Phelps Vineyards.

10.10+     Vineyard Management Agreement, dated April 1, 1995, by and between Scheid Vineyards and Management Co.
             and Joseph Phelps Vineyards.

10.11+     Vineyard Management Agreement, dated February 1, 1992, by and among Scheid Vineyards and Management Co.
             and John Hill and Richard Hill as co-trustees of the Hill Living Trust.

10.12+     Vineyard Development and Management Agreement, dated December 1, 1995, by and between Heublein, Inc. and
             Scheid Vineyards and Management Co., as amended by Amendment No. 1, dated March 28, 1997.

10.13      Term Loan Agreement, dated September 30, 1991, between Vineyard 405 and Sanwa Bank California.

10.14      Term Loan Agreement, dated June 15, 1992, between Scheid Vineyards and Management Co. and Sanwa Bank
             California.

10.15      Agricultural Credit Agreement, dated October 6, 1994, between Vineyard Investors 1972 and Sanwa Bank
             California.

10.16      Term Loan Agreement, dated July 24, 1995, between Scheid Vineyards and Management Co. and Sanwa Bank
             California.

10.17      Line of Credit Agreement, dated July 24, 1995, between Scheid Vineyards and Management Co. and Sanwa
             Bank California.

10.18      Agricultural Credit Agreement, dated April 1, 1994, between Scheid Vineyards and Management Co. and
             Sanwa Bank California.

10.19      Term Loan Agreement, dated September 30, 1991, between Scheid Vineyards and Management Co. and Sanwa
             Bank California.

10.20      Business Loan Agreement, dated March 28, 1997, between Scheid Vineyards and Management Co. and Bank of
             America National Trust and Savings Association.

10.21+     Long Term Grape Purchase Contract, dated February 12, 1973, between Monterey Farming Corporation and
             Almaden Vineyards, Inc., as amended by (i) a Memorandum of Understanding, dated August 6, 1987, (ii) a
             Letter Agreement, dated May 14, 1990, and (iii) an Amendment to Long Term Grape Purchase Contract,
             dated March 12, 1993, between Scheid Vineyards and Management Co. and Heublein, Inc.

10.22+     Long Term Grape Purchase Contract, dated December 21, 1972, between Vineyard Investors 1972 and Almaden
             Vineyards, Inc., as amended by (i) a Memorandum of Understanding, dated August 6, 1987, (ii) an
             Amendment to Long Term Grape Purchase Contract, dated April 19, 1988, between Vineyard Investors 1972 and Heublein, Inc., (iii) a Second Amendment to Long Term Grape Purchase Contract, dated June 2, 1988,
             (iv) a Third Amendment to Long Term Grape Purchase Contract, dated March 12, 1993 and (v) a letter agreement, dated April 6, 1990.

10.23+     Long Term Grape Purchase Contract, dated February 12, 1973, between Monterey Farming Corporation, as
             General Partner on behalf of Vineyard 405, and Almaden Vineyards, Inc., as amended by (i) a certain
             Memorandum of Understanding, dated August 6, 1987, and (ii)an Amendment to Long Term Grape Purchase
             Contract, dated March 12, 1993, between Vineyard 405 and Heublein, Inc.

10.24+     Long Term Grape Purchase Agreement, dated March 12, 1993, by and between Scheid Vineyards and Management
             Co. and Heublein, Inc.

10.25+     Grape Purchase Agreement, dated April 1, 1996, by and between Scheid Vineyards and Management Co. and
             The Hess Collection Winery.

10.26+     Grape Purchase Agreement, July 1, 1996, by and between Scheid Vineyards and Management Co., Stephen
             Dooley Wine Co., Inc. and The Chalone Wine Group, Ltd.

10.27      Alternating Winery Agreement, dated November 30, 1995, by and between Scheid Vineyards and Management
             Co. and Storrs Winery.

10.28      Winery Services Agreement, dated January 1, 1996, by and between Scheid Vineyards and Management Co. and
             Storrs Winery.

10.29      Standard Office Lease, dated July 1, 1994, by and between Scheid Vineyards and Management Co. and Tesh
             Partners, L.P.

10.30      Collective Bargaining Agreement, dated January 1, 1996, by and between Scheid Vineyards and Management
             Co. and United Farm Workers of America, AFL-CIO.

10.31*     Buy-Sell Agreement, dated June   , 1997, by and between Scheid Vineyards Inc., Alfred G. Scheid, Scott
             D. Scheid, Heidi M. Scheid, Emanty LLC and Kurt J. Gollnick.

10.32      Promissory Note, dated December 30, 1994, by Kurt Gollnick for the benefit of Scheid Vineyards and
             Management Co.

10.33*     Consulting Agreement, effective June 1, 1997, by and between Scheid Vineyards Inc. and John L. Crary.

10.34*     Individual Retirement Agreement, dated May   , 1997, by and between Scheid Vineyards Inc. and Ernest M.
             Brown.

10.35      Joint Agreement, dated March 27, 1997, by and among Samuel R. Avila and Margaret J. Avila, individually and as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie
             Bassetti, as successor co-trustees of the testamentary trust of Joseph Labarere, Metropolitan Life
             Insurance Company, Scheid Vineyards and Management Co., Canandaigua West, Inc. and Canandaigua Wine
             Company, Inc.

10.36      Water Supply Agreement, dated as of January 1, 1997, by Scheid Vineyards and Management Co. and
             Canandaigua West, Inc.

10.37      Agreement Regarding Water, dated as of January 1, 1996, by Luis Echenique, Ricardo Echenique and
             Margaret Echenique, Executrix of the Estate of Francis D. Echenique, in favor of each of Scheid
             Vineyards and Management Co. and Canandaigua West, Inc.

10.38      Easement Agreement, dated January 1, 1997, by Sam Avila and Margaret J. Avila, as trustees under declaration of trust dated August 16, 1989, and Margaret J. Avila and Valarie Bassetti successor co-trustees of the testamentary trust of Joseph Labarere and Sam Avila and Margaret J. Avila and
             Scheid Vineyards and Management Co., in favor of Canandaigua West, Inc.

10.39      Adjustable Rate Note, dated October 6, 1989, between Alfred G. Scheid and The Boston Safe Deposit and
             Trust Company.

10.40*     Agricultural Credit Agreement, dated May   , 1997, between Scheid Vineyards Inc. and Sanwa Bank.

10.41      Lease, dated April 1, 1995, by and between Vineyard Investors 1972 and Joseph Phelps Vineyards.

10.42+     Grape Purchase Agreement, dated May 9, 1997, by and between Scheid Vineyards Inc. and The Hess
             Collection Winery.

10.43+     Grape Purchase Agreement, dated April 1, 1997, by and between Vineyard Investors 1972 and Stephen Dooley
             Wine Co., Inc.

10.44*     Employment Agreement, dated June   , 1997, by and between Scheid Vineyards Inc. and Alfred G. Scheid.

10.45*     Employment Agreement, dated June   , 1997, by and between Scheid Vineyards Inc. and Scott D. Scheid.

10.46*     Employment Agreement, dated June   , 1997, by and between Scheid Vineyards Inc. and Heidi M. Scheid.

10.47*     Employment Agreement, dated June   , 1997, by and between Scheid Vineyards Inc. and Kurt J. Gollnick.

23.1       Independent Auditors' Consent.

23.2       Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1 hereto).

24.1       Power of Attorney (see signature page of this Registration Statement).

27.1       Financial Data Schedule.

------------------------------

*   To be filed by amendment

+ Portions of this Exhibit have been deleted pursuant to the Registrant's request for confidential treatment pursuant to Rule 406 promulgated under the Securities Act.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes therein.

ITEM 28.  UNDERTAKINGS.
    The undersigned registrant hereby undertakes:

    (1) For purposes of determining liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(b) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 28th day of May, 1997.

                                SCHEID VINEYARDS INC.

                                By:             /s/ ALFRED G. SCHEID
                                     -----------------------------------------
                                                  Alfred G. Scheid
                                              CHIEF EXECUTIVE OFFICER
                                           (PRINCIPAL EXECUTIVE OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred G. Scheid, Scott D. Scheid and Heidi M. Scheid, and each or any one of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for such person and in his or her name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
     /s/ ALFRED G. SCHEID         Chief Executive Officer
------------------------------    (Principal Executive         May 28, 1997
       Alfred G. Scheid           Officer)

                                Vice President Finance,
     /s/ HEIDI M. SCHEID          Chief Financial Officer,
------------------------------    Treasurer and Director       May 28, 1997
       Heidi M. Scheid            (Principal Financial and
                                  Accounting Officer)

     /s/ SCOTT D. SCHEID        Vice President, Chief
------------------------------    Operating Officer and        May 28, 1997
       Scott D. Scheid            Director

      /s/ JOHN L. CRARY
------------------------------  Director                       May 28, 1997
        John L. Crary

    /s/ ROBERT P. HARTZELL
------------------------------  Director                       May 28, 1997
      Robert P. Hartzell